          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2000


                                                      REGISTRATION NO. 333-93039
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             UNIVERSAL ACCESS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               4813                              36-4186543
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                     100 NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                                 (312) 660-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                PATRICK C. SHUTT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             UNIVERSAL ACCESS, INC.
                     100 NORTH RIVERSIDE PLAZA, SUITE 2200
                            CHICAGO, ILLINOIS 60606
                                 (312) 660-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

      JUDITH MAYER O'BRIEN, ESQ.                   SCOTT FEHLAN, ESQ.                       JOHN L. SAVVA, ESQ.
         DONNA PETKANICS, ESQ.                       GENERAL COUNSEL                        SULLIVAN & CROMWELL
        ALISANDE ROZYNKO, ESQ.                   UNIVERSAL ACCESS, INC.                   1888 CENTURY PARK EAST
   WILSON SONSINI GOODRICH & ROSATI       100 NORTH RIVERSIDE PLAZA, SUITE 2200                 SUITE 2100
       PROFESSIONAL CORPORATION                  CHICAGO, ILLINOIS 60606                   LOS ANGELES, CA 90067
          650 PAGE MILL ROAD                         (312) 660-5000                           (310) 712-6600
          PALO ALTO, CA 94304
            (650) 493-9300
          FAX (650) 845-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION. DATED MARCH 13, 2000.

                               11,000,000 Shares

                            [UNIVERSAL ACCESS LOGO]

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Universal Access, Inc.

     Universal Access is offering for sale all of the shares in the offering.

     Prior to this offering, there has been no public market for the common stock. Universal Access estimates that the initial public offering price per share will be between $8.00 and $10.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "UAXS".

     See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              PER SHARE     TOTAL
                                                              ---------    -------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Universal Access..............   $           $

     To the extent that the underwriters sell more than 11,000,000 shares, the underwriters have the option to purchase up to an additional 1,650,000 shares from Universal Access at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.

GOLDMAN, SACHS & CO.
                                   CHASE H&Q
                                                              ROBERTSON STEPHENS

                             ----------------------

                  Prospectus dated                     , 2000.

               Description of cover artwork for edgar submission:

FRONT COVER:


CENTER: Universal Access logo. Picture of company employees interfacing with clients and utilizing databases to provision circuit; lower center text:
"Creating an integrated communications network solution."


Upper Right margin: text, Universal Access, Inc.: top to bottom pictures of silver and purple abstract images, silver background computer configurations "00110011", fiber image, Provisioning service identifier, Access service identifier, UTX facilities identifier, Corporate identifier, UIX database identifier, CAS service identifier.

INSIDE FRONT COVER - FOLDOUT


HEADLINE TEXT: "Universal Access", Corporate Identifier image and text:
"Creating an integrated communications network solution."


DIAGRAMS: BACKGROUND OF WORLD MAP IS RUNNING BEHIND ALL IMAGES ACROSS ENTIRE INSIDE COVER LAYOUT

CENTER: Map of United States with cities highlighted in a network configuration.


LOWER RIGHT: Picture of employees utilizing the databases and interfacing with clients; text: "Our Universal Information Exchange, or UIX, databases enable us to provide more efficient and cost-effective circuit access using information from multiple suppliers."



LOWER LEFT: Picture of a circuit made of segments from multiple vendors; text:
"End-to-End Multiple Vendor Network Access;" End Customer Los Angeles - UTX--Vendor 1 Local Segment - UTX--Vendor 2 Intercity Segments - UTX--Vendor 3 - Vendor 4 - Local Segment - End Customer Washington, D.C.; Through our Universal Transport Exchange, or UTX, facilities we connect multiple suppliers and service providers."






UPPER CENTER: Diagram of UIX databases overlaying United States map; text: "UIX
- Quoting - Order Processing - installation - Supplier Data - Network Management
- Network Planning"





REAR COVER


UPPER LEFT TEXT TOP TO BOTTOM: "Sales Locations - Chicago Portland San Francisco San Jose Los Angeles Denver Dallas Boston New York Washington DC Miami"

                               [INSIDE COVER ART]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about us, the common stock we are selling in this offering and our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

                                  OUR BUSINESS

     We are a business-to-business intermediary that facilitates the buying and selling of capacity on communications networks. We facilitate the process through which users of communications circuits obtain circuits dedicated for their specific use from multiple vendors. We refer to this process as "provisioning a circuit." We also facilitate the installation and servicing of these dedicated circuits. Our clients are communications service providers, such as telecommunications service providers, internet service providers and application service providers, who buy capacity on communications circuits for use by their customers. We obtain the communications capacity from transport suppliers, who are the owners of the communications infrastructure over which information is transmitted.

     Through our services, we provide our clients with an outsourced, integrated solution to obtaining communications network capacity within a fragmented network services market. The services we provide include:

     - assembling detailed information about available network capacity from multiple suppliers;

     - operating facilities where communications networks can be physically interconnected;

     - providing ongoing access to dedicated circuits; and

     - providing client support services.

     We offer our clients the ability to obtain pricing quotes and circuit availability information and to order circuits over the Internet. We intend to expand our Internet service offering to include network management, monitoring and restoration. Through these services, we provide our clients with an outsourced, integrated solution to the challenges they face within a fragmented network services market.

     As an independent intermediary, we have been able to collect and assemble network information from multiple transport suppliers. Our Universal Information Exchange, or UIX, consists of several proprietary, interconnected databases containing capacity, availability, physical location and pricing information from over 35 transport suppliers and more than 75,000 physical sites. Through our UIX we efficiently and cost-effectively provide our clients with dedicated circuits that connect across the networks of multiple suppliers. In addition, we operate network interconnection facilities called Universal Transport Exchanges, or UTXs, where various transport suppliers can easily connect to the networks of any other transport supplier in that facility. We also provide a single point of contact for network management services, including network monitoring, maintenance and restoration.

     As of December 31, 1999, we provided services to over 100 clients, including AboveNet Communications (MFN), BCE Nexxia, Cable & Wireless, Teleglobe Communications and UUNET, each of which represented at least 1% of our monthly recurring revenues as of December 31, 1999.

                                THE OPPORTUNITY

     The communications network services market is competitive, complex and fragmented. Domestic and international deregulation, combined with growth in Internet usage, has spawned a rapid increase in the number of transport suppliers and service providers as well as the strategies they employ to build networks and reach customers. This diversity of industry participants and business strategies has resulted in the development of multiple networks serving various geographic regions. It is difficult to connect these networks together due to the fact that transport suppliers and service providers do not have access to pricing, capacity, availability and location information for the networks of other suppliers. Because transport suppliers compete with each other, they have little incentive to share this information or to locate their equipment within competitors' facilities. To date, we believe that major transport suppliers have not been able to effectively support dedicated circuits that connect across the networks of multiple suppliers on their own networks, or through efficient interconnection with other suppliers, to fully meet their customers' requirements.

     Communications service providers and transport suppliers face a number of challenges, as outlined below, due to the number of vendors in the market.

      CHALLENGES FOR SERVICE PROVIDERS               CHALLENGES FOR TRANSPORT SUPPLIERS
      --------------------------------               ----------------------------------
- significant time and expense related to       - inability to efficiently fulfill customer
  pricing, obtaining and installing               demand for dedicated circuits due to the
  circuits;                                       limited coverage of their networks;
- difficulty determining the availability of    - costs associated with selling excess
  capacity in a timely manner, which may          network capacity; and
  result in significant backlog of customer     - inability to provide a consistent level of
  orders and possibly lost revenues; and          service over multiple network segments.
- inability to maintain, monitor and restore
  connections.

                                  OUR SOLUTION

     Our integrated solution addresses these challenges and provides the following key benefits to our clients:

     - Single Point of Contact for Supplying and Installing Circuits and Providing Network Management Services. As a third-party provider, we allow our clients to outsource the obtaining, installing and providing of their communications infrastructure. Our solution provides significant time, effort and cost savings to our clients who would otherwise be forced to independently analyze the capacity, availability and pricing of circuits from multiple vendors to construct and maintain circuits. In addition, we maintain a network management service organization through which we provide a single point of contact for 24-hour-a-day, seven-day-a-week network monitoring, maintenance and restoration across multiple vendor networks.

     - Efficient, Cost Effective Provision and Installation of Circuits Across Multiple Vendor Networks. We use the information contained in our UIX databases to efficiently and cost-effectively provide and install circuits across geographically dispersed, multiple vendor networks.

     - Easily Extended Network Coverage. Our clients are able to easily extend the coverage of their networks by purchasing dedicated circuits from us which access the networks of over 35 network transport suppliers.

     - Significant Source of Demand for Transport Capacity Suppliers. We represent a significant source of demand for transport suppliers because we purchase a large volume of circuits. We believe our transport suppliers consider us to be a valuable partner because we provide them efficient access to the capacity requirements of our clients.

     - Ongoing Client Support. We provide ongoing technical and administrative support during the circuit planning, ordering, provisioning and installation processes.

                                  OUR STRATEGY

     Our objective is to facilitate the creation of a seamlessly connected, global communications network by improving the overall efficiency of the market for transport capacity and infrastructure services. To achieve this objective, we intend to:

     - continue to enhance the Internet functionality of our UIX;

     - continue to expand and populate our UIX databases with network information;

     - continue to develop UTX facilities;

     - optimize circuit configurations to gain efficiencies;

     - expand UIX, UTX and client support services internationally; and

     - enhance capabilities through acquisitions and partnerships.

                             CORPORATE INFORMATION

     Our principal executive offices are located at 100 North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and our telephone number is (312) 660-5000. We do not intend for information contained on our website, www.universalaccess.net, to constitute part of this prospectus. We were incorporated in Illinois in October 1997. We reincorporated in Delaware in June 1999.

                                   TRADEMARKS

     Universal Access, the Universal Access logo, Universal Transport Exchange, Universal Information Exchange, UTX and UIX are service marks and ProVision and Stuff Software are trademarks of Universal Access. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Common stock offered..................................  11,000,000 shares
Common stock which will be outstanding after the
  offering(1).........................................  85,809,264 shares
Use of proceeds.......................................  For general corporate purposes, including working capital, capital expenditures and
                                                        potential acquisitions of complementary
                                                        products, technologies and businesses.
Proposed Nasdaq National Market symbol................  "UAXS"

     At our request the underwriters have reserved at the initial public offering price up to 2,300,000 shares of our common stock for sale to an existing stockholder of Universal Access.
---------------
(1) Based on the number of shares outstanding as of December 31, 1999. This number excludes:

     - 13,000,000 shares of common stock reserved for issuance under our Amended 1998 Employee Stock Option Plan, of which 10,465,750 shares were subject to outstanding options with a weighted average exercise price of $0.99 per share, and 934,250 shares were available for future grants;

     - 1,943,400 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.59 per share; and

     - 11,000,000 shares available for issuance under our 1999 Stock Plan, 1999 Employee Stock Purchase Plan and 1999 Director Plan.

Except where we state otherwise, the information in this prospectus:

     - gives effect to the conversion of all of our outstanding shares of preferred stock into 42,834,243 shares of common stock upon the closing of this offering, and assumes that each share of Series E preferred stock converts into three shares of common stock. For a description of the conversion terms of the Series E preferred stock, please read "Description of Capital Stock";

     - assumes no exercise of the underwriters' option to purchase additional shares in this offering; and

     - reflects a 500 for 1 forward stock split that our board approved on July 10, 1998, a 2 for 1 forward stock split that our board approved on February 17, 1999, a 3 for 2 forward stock split that our board approved on June 23, 1999 and a 2 for 1 forward stock split that our board approved and effected as a stock dividend on September 15, 1999.

                         SUMMARY FINANCIAL INFORMATION

     The pro forma statement of operations data give effect to the Pacific Crest Networks, Inc. and Stuff Software, Inc. acquisitions as if they had occurred on January 1, 1998. The pro forma financial data set forth below may not be indicative of our financial condition or results of operations had these acquisitions actually occurred on the dates assumed, nor do they purport to be indicative of our future financial position or results of operations.

     Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                                                                                 PRO FORMA
                                    INCEPTION                     PRO FORMA                        YEAR
                                     THROUGH       YEAR ENDED     YEAR ENDED     YEAR ENDED        ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       1997           1998           1998           1999           1999
                                   ------------   ------------   ------------   ------------   -------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues...................      $ 77         $ 1,629        $ 2,294        $ 14,259       $ 14,906
                                       ----         -------        -------        --------       --------
    Total operating expenses.....       246           3,508          5,090          34,603         36,079
                                       ----         -------        -------        --------       --------
    Operating loss...............      (169)         (1,879)        (2,796)        (20,344)       (21,173)
                                       ----         -------        -------        --------       --------
Net loss.........................      (170)         (1,998)        (2,960)        (19,653)       (20,482)
Pro forma basic and diluted net
  loss per share.................                   $ (0.07)                      $  (0.35)
Shares used in computing pro
  forma basic and diluted net
  loss per share.................                    30,069                         56,855

     The pro forma balance sheet data as of December 31, 1999 gives effect to the conversion of all outstanding shares of preferred stock into common stock and all preferred stock warrants to common stock warrants upon the closing of the offering. The pro forma as adjusted balance sheet data as of December 31, 1999 also give effect to the sale of 11,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $9.00 per share, after deducting an assumed underwriting discount and estimated offering expenses.

                                                                 PRO FORMA
                                                                AS ADJUSTED
                                                               DECEMBER 31,
                                                                   1999
                                                              ---------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................     $128,594
Total assets................................................      154,835
Total long-term debt, net of current portion................        2,369
Total stockholders' equity..................................      142,612

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before you invest in our common stock, you should consider carefully the risks described below, together with all of the other information included in this prospectus. If any of the risks described below were to occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose part or all of your investment.

IF WE FAIL TO INCREASE OUR REVENUES, WE WILL BE UNABLE TO ACHIEVE AND MAINTAIN PROFITABILITY.

     We have incurred significant losses since inception and expect to continue to incur losses in the future. As of December 31, 1999, we had an accumulated deficit of $23.0 million. Although our revenues have grown from $899,000 in the quarter ended December 31, 1998 to $5.7 million in the quarter ended December 31, 1999, we cannot be certain that our revenues will continue to grow, or that we will achieve sufficient revenues to achieve profitability. We expect to continue to incur significant and increasing expenses in order to:

     - expand sales and marketing activities to increase market acceptance;

     - expand our operational activities to further develop our business model;

     - expand our administrative organization to support the anticipated growth of our business;

     - expand and enhance our UIX databases; and

     - build out our UTX facilities.

     As a result, we will need to generate significantly higher revenues to achieve and maintain profitability. If we fail to generate higher revenues, we may continue to incur operating losses and net losses.

OUR LIMITED OPERATING HISTORY MAKES FORECASTING DIFFICULT.

     We have a limited operating history and, therefore, limited meaningful historical financial data upon which to base our planned operating expenses. Specifically, our UTX business model is relatively new, and we have not operated our UIX databases in conjunction with our UTX facilities long enough to accurately predict trends in our business. Moreover, we have not built out enough UTX facilities to be able to test whether our strategy to utilize these facilities will work. Accordingly, we are subject to all of the risks that are associated with companies in an emerging industry and in an early stage of development, including:

     - undercapitalization;

     - cash shortages;

     - the unproven nature of our business model;

     - the new and unproven nature of the market for our services;

     - the need to make significant expenditures and incur significant expenses as we develop our business, infrastructure and operations;

     - the lack of sufficient clients and revenues to sustain our operations and growth without additional financing;

     - difficulties in managing growth; and


     - limited experience in providing some of the services that we offer or plan to offer.



     For example, from time to time we enter into long-term agreements with communications transport suppliers for the supply and installation of communications network capacity. These agreements generally provide for monthly minimum revenue commitments from us, which we must negotiate based on forecasts of our future network capacity requirements. As of March 10, 2000, we were party to contracts that will impose minimum purchase commitments that we anticipate will total approximately $1.8 million per month by September 2000. If we fail to forecast our network capacity requirements accurately or fail to accurately forecast other aspects of our business, it will be difficult for us to become profitable, and you may lose part or all of your investment.


WE HAVE AN UNPROVEN BUSINESS MODEL, AND WE CANNOT BE SURE THAT CLIENTS WILL WIDELY ACCEPT OUR SERVICES.

     Our business strategy is unproven. To be successful, we must convince prospective clients to entrust their network capacity data and transport requirements to a company without a long and proven track record. We are not aware of any companies that have a directly comparable business, and we cannot be sure that clients will widely accept our services.

     Our ability to expand our client base may be limited by the following factors:

     - the speed, reliability and cost effectiveness of our services;

     - the willingness of clients to outsource the obtaining of circuits;

     - our ability to market our services effectively; and

     - the growth of the Internet.

     We may not be able to execute our business model if the markets for our services fail to develop or grow more slowly than anticipated, if competitors enter the market or if we are unable to expand our client base.

OUR ABILITY TO IMPLEMENT AND MAINTAIN OUR UIX DATABASES IS UNPROVEN. IF WE CANNOT INCREASE THE SCOPE AND ACCURACY OF THESE DATABASES AS PLANNED, OUR ABILITY TO COST-EFFECTIVELY FACILITATE THE OBTAINING OF CIRCUITS FOR OUR CLIENTS WILL BE AT RISK.

     To be successful, we must increase and update information about pricing, capacity, availability and location of circuits contained in our databases. Our ability to cost effectively facilitate the supplying of circuits and to provide ongoing dedicated line circuit access depends upon the information we collect from our transport suppliers regarding their networks, which we include in our UIX databases. Our suppliers are not obligated to provide us with this information and could decide to stop providing this information to us at any time. Moreover, we cannot be certain that the information that our suppliers share with us is completely accurate or current. If we cannot continue to maintain and expand our UIX databases as planned, we may be unable to increase our revenues or to cost-effectively facilitate the supplying of the circuits, and we may never achieve profitability.

THE MARKET FOR OUR UTX SERVICES IS NEW AND UNPROVEN, AND WE HAVE LIMITED EXPERIENCE PROVIDING OUR UTX SERVICES.

     The market for our UTX services is new and unproven. Our ability to generate revenues will suffer if the market for these services fails to develop, or develops more slowly than we expect. The growth of this market depends on several uncertain events or occurrences including:

     - our ability to remain a neutral intermediary between transport suppliers and the willingness of these suppliers to install their equipment in our UTX facilities;

     - our ability to successfully and cost-effectively market our services to a sufficiently large number of clients; and

     - the increased need for high speed communications network services.

     To date, we have derived substantially all of our revenues from providing on-going circuit access, and we have only limited experience providing our UTX services. At March 7, 2000, we had two operational UTX sites and seven UTX clients. However, these clients may terminate their UTX contracts at any time, and our ability to generate revenues will suffer if we fail to maintain our existing clients and to attract new clients for our UTX services.

CONSTRUCTION OF UTX FACILITIES IS EXPENSIVE AND TIME-CONSUMING AND WILL CAUSE A SIGNIFICANT STRAIN ON THE CAPITAL RESOURCES AND OPERATION OF OUR BUSINESS.

     One of our key strategies is to expand our business by opening additional UTX facilities in geographically diverse locations. As of December 31, 1999 we had operational UTX facilities in Chicago and Santa Clara and UTX facilities under construction in San Francisco, Los Angeles, Miami, Dallas and Washington, D.C. We expect to begin the construction of eight additional UTX facilities in the United States in 2000.

     If we are unable to generate sufficient cash flows or raise sufficient funds, we may have to delay or abandon some or all of our development and expansion plans. A delay in the expansion of our UTX facilities may make it more difficult for us to respond to competitive pressures and establish our presence in the market.

     It usually takes us at least six months to select an appropriate location for a new UTX facility, construct the facility, install equipment and communications network infrastructure and hire operations and sales personnel. We must incur these costs before we have clients who purchase our services to be delivered from the UTX facilities. If the demand does not develop as we anticipate, we will have fixed costs without corresponding revenue and our business will be harmed. Once a UTX facility becomes operational, we expect it to experience losses for at least one year.

     Our ability to open UTX facilities is subject to a number of risks, including the following:

     - the availability of appropriate space for these facilities on reasonable terms;

     - competition for limited space in desirable locations from large, well-capitalized companies that may be more attractive tenants for potential landlords;

     - construction delays;

     - cost overruns;

     - equipment and material delays; and

     - inability to obtain necessary permits on a timely basis.

     In addition, our costs will increase as we open additional UTX facilities. These increased costs include:

     - leasing additional real estate;

     - expenses associated with hiring, training and managing new employees;

     - purchasing new equipment;

     - implementing power and redundancy systems;

     - implementing multiple communications connections; and

     - depreciation expense.

     An inability to establish additional UTX facilities as planned, to effectively manage our expansion or to attract sufficient clients to our UTX facilities would harm our ability to generate revenues.

IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR NETWORK OPERATIONS CENTER, WE WILL BE UNABLE TO PROVIDE MONITORING, MAINTENANCE AND RESTORATION SERVICES TO OUR CLIENTS.

     One of our primary business objectives is to provide our clients with network monitoring, maintenance and restoration services 24 hours a day, seven days a week through a network operations center. However, we have not fully developed this capacity and currently provide network management services through an outsourcing arrangement with a third party, until our own facility becomes operational. We recently acquired a network operations facility, but have not yet upgraded this facility or begun hiring employees, and we have only limited experience implementing services of this type. As a consequence, we cannot be sure that our efforts to provide these services will be successful. Our ability to implement this strategy will depend on many factors, including our ability to upgrade the facility, install new equipment and hire, train and manage employees.

     If we fail to successfully implement a network operations center, we may not be able to monitor network operations effectively or troubleshoot circuits in a cost-effective manner, which would cause us to lose clients and make it difficult for us to attract new clients.

ALTHOUGH WE PLAN TO EXPAND INTERNATIONAL OPERATIONS, WE HAVE NO EXPERIENCE OPERATING INTERNATIONALLY.

     An important component of our strategy is to expand into international markets, such as Europe, Asia and South America. However, we have no experience operating internationally. The risks inherent in conducting our business internationally include:

     - unexpected changes in regulatory requirements and trade barriers;

     - unexpected changes in national and international (including European Union and World Trade Organization) regulatory requirements and trade barriers;

     - challenges in staffing and managing foreign operations;

     - differences in technology standards;

     - employment laws and practices in foreign countries;

     - longer payment cycles and problems in collecting accounts receivable;

     - inability to obtain access to transport capacity;

     - political instability;

     - fluctuations in currency exchange rates and imposition of currency exchange controls; and

     - potentially adverse tax consequences.

     In addition, in order to expand internationally, we may enter into joint ventures or outsourcing agreements with third parties, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. We may not control or manage some or all of these operations. As a result, we may be required to depend on third parties for the management of these international operations. If these foreign operations are not successful, they could significantly damage our reputation, which would harm our ability to attract new clients and retain existing clients.

COMPETITION IN OUR INDUSTRY IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

     The market for the services we provide is highly fragmented. In addition, the market in which we operate is new, rapidly evolving and highly competitive. We believe that at this time no single competitor competes directly with us with respect to all of the services we offer; however, we currently or potentially compete with a variety of companies, including some of our transport suppliers, with respect to our products and services individually, including:

     - national and local carriers, such as AT&T, Broadwing, MCI WorldCom and Williams Communications;

     - companies that provide collocation facilities, such as AboveNet Communications (MFN), AT&T, Equinix, Exodus Communications, Frontier Global Center, and Intel;

     - competitive local exchange carriers, such as AT&T, ELI, ICG Communications, MCI WorldCom, NextLink Communications, and Pathnet; and

     - incumbent local exchange carriers, such as GTE and Sprint, and regional Bell operating companies such as BellSouth and SBC Communications.

     We expect to face additional competition from new market entrants in the future as there are few substantial barriers to entry in our market. Significant new competitors could arise from increased consolidation and strategic alliances in the telecommunications industry. Other new entrants could enter the market with a business model similar to ours. Our target markets may support only a limited number of competitors. Operations in such markets with multiple competitive providers may be unprofitable for one or more of such providers. Prices in both the long distance business and the data transmission business have declined significantly in recent years and are expected to continue to decline.

     Moreover, while recent regulatory initiatives allow carriers such as us to interconnect with incumbent local exchange carrier facilities and to obtain unbundled network elements from incumbent local exchange carriers, certain initiatives also provide increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent local exchange carrier. This may present incumbent local exchange carriers with an opportunity to subsidize services that compete with our services with revenues generated from non-competitive services. This would allow incumbent local exchange carriers to offer competitive services at lower prices. Existing laws also restrict the regional Bell operating companies from fully competing with us in the market for interstate and international long distance telecommunications services, but also permit the Federal Communications Commission, the FCC, to lessen or remove some restrictions. If FCC decisions under existing law, or future amendments to Federal telecommunications laws, permit the regional Bell operating companies to compete fully with us in this market, our revenues from these services could be reduced if these companies are able to attract a substantial portion of our customers.

     We must distinguish ourselves through the quality of our client service, our service offerings and brand name recognition. We may be unsuccessful in doing this.

     Many of our potential competitors have certain advantages over us, including:

     - substantially greater financial, technical, marketing and other resources, including brand or corporate name recognition;

     - larger customer bases;

     - longer operating histories; and

     - more established relationships in the industry.

     Our competitors may be able to use these advantages to:

     - expand their offerings more quickly;

     - adapt to new or emerging technologies and changes in customer requirements more quickly;

     - take advantage of acquisitions and other opportunities more readily;

     - enter into strategic relationships to rapidly grow the reach of their networks and capacity;

     - devote greater resources to the marketing and sale of their services; and

     - adopt more aggressive pricing and incentive policies, which could drive down margins.

     If we are unable to compete successfully against our current and future competitors, our gross margins could decline and we could lose market share, either of which could materially and adversely affect our business.

IF WE HAVE DIFFICULTIES OR DELAYS IN DELIVERING CIRCUITS TO OUR CLIENTS, OUR ABILITY TO GENERATE REVENUE WILL SUFFER AND WE MAY LOSE EXISTING AND POTENTIAL NEW CLIENTS.

     It typically takes 30 to 90 days to supply a circuit for a client, and we do not begin to recognize revenue until a circuit has been installed and accepted by the client. Once we agree to facilitate the supply of a circuit for a client, we negotiate with one or more transport suppliers and manage the personnel and field technicians of multiple vendors. A client can withdraw its order with minimal liability at any time before accepting the circuit. We may experience difficulties in facilitating the supply of circuits if our transport suppliers run out of capacity, forcing us to look for alternative sources of capacity at the last minute. If we are unable to facilitate the supply of a circuit in a timely manner or fail to obtain client acceptance of the circuit, we will be unable to recognize access revenues for that circuit, and our operating results would be adversely affected. Furthermore, the ability of our clients to cancel orders at any time before accepting the circuit may make it difficult for us to forecast revenue and plan our expenses accordingly.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which we cannot control and any of which may cause our stock price to fluctuate. These factors include the following:

     - uncertainty regarding timing for supplying circuits or failure to obtain client acceptance of circuits;

     - timing of the completion of new UTX facilities;

     - decisions by end-users to reallocate their information resources to other purposes, including year 2000 preparedness;

     - costs related to acquisitions of technology or businesses;

     - decisions by existing clients not to renew services on a timely basis when existing client contracts terminate;

     - the amount of unused circuit capacity that we hold;

     - general economic conditions as well as those specific to the Internet and related industries; and

     - Internet growth and demand for Internet infrastructure.

     In addition, we depend on decisions by our clients to expand their Internet infrastructure, which decisions in turn depend upon the success and expected demand for the services these clients offer.

     We expect our operating expenses to increase significantly in future periods. Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are, and will continue to be, fixed in the short term due in large part to our construction of our UTX facilities. As a result, fluctuations in our revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

     Because of these factors, we believe that quarter-to-quarter comparisons of our operating results are not, and will not be, a good indication of our future performance. It is likely that, in some future quarters, our operating results may not meet the expectations of public market analysts and investors. In that event, the price of our common stock may fall.

OUR FACILITIES AND THE NETWORKS ON WHICH WE DEPEND MAY FAIL, WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

     Our clients depend on our ability to provide ongoing dedicated circuit access. The operation of these circuits depends on the networks of third party transport suppliers, such as MCI WorldCom or Williams Communications. The networks of transport suppliers and clients who may use our UTX facilities, may be interrupted by failures in or damage to these facilities. Our facilities and the ongoing circuit access we provide may be interrupted as a result of various events, many of which we cannot control, including:

     - fire;

     - human error;

     - earthquakes, floods and other natural disasters;

     - train derailments or similar disasters along communications rights-of-way;

     - power loss;

     - telecommunications failures; or

     - sabotage or vandalism.

     We may be subject to legal claims and be liable for losses suffered by our clients for disruptions to circuits or damage to client equipment resulting from failures at our facilities or on the networks of third party providers. In addition, we may be subject to legal claims and be liable for losses suffered by clients and carriers who use our UTX facilities. Our contracts with our clients and with carriers who use our UTX facilities attempt to eliminate our liability for consequential or punitive damages and for damage to client equipment not caused by our gross negligence or willful acts. However, those provisions may not protect us from being held liable for those damages.

     We generally provide outage credits to our clients if circuit disruptions occur. If our circuit failure rate is high, we may incur significant expenses related to circuit outage credits, which would reduce our revenues. We would also have to incur significant expenses in investigating and addressing the causes of such circuit failures, which would divert resources from the expansion of our services and cause our business to suffer. Clients may seek to terminate their contracts with us if there is a circuit failure. In addition, if our circuit failure rate is high, our reputation could be harmed, which would make it difficult for us to retain and attract clients.

WE DEPEND ON SEVERAL LARGE CLIENTS, AND THE LOSS OF ONE OR MORE OF THESE CLIENTS, OR A SIGNIFICANT DECREASE IN TOTAL REVENUES FROM ANY OF THESE CLIENTS, COULD SIGNIFICANTLY REDUCE OUR REVENUE AND INCOME.

     Historically, a substantial portion of our revenues has come from a limited number of clients. For example, for the year ended December 31, 1998 two clients accounted for approximately 29% of our total revenues, and for the year ended December 31, 1999, one client accounted for approximately 38% of our total revenues. We have a number of significant revenue contracts with this customer. These contracts expire on various dates between May 2000 and April 2007.

     If we lose one or more large clients, or if one or more of our large clients reduces the services they purchase from us and we fail to add new clients, our revenues could decline and our results of operations would suffer.

OUR CLIENTS MAY FAIL TO PAY OR BE UNABLE TO PAY THEIR OBLIGATIONS TO US IN A TIMELY MANNER OR AT ALL.

     Some of our clients may have limited operating histories and may have inadequate financial resources to meet all of their obligations. We recorded a substantial bad debt expense during the year ended December 31, 1999 primarily in connection with the failure by one of our clients to pay its bills. If other of our clients are unable to meet their obligations to us, we may incur additional bad debt expenses, which could harm our cash flows and results of operations.

THE REGULATORY FRAMEWORK UNDER WHICH WE OPERATE AND NEW REGULATORY REQUIREMENTS OR NEW INTERPRETATIONS OF EXISTING REGULATORY REQUIREMENTS COULD REQUIRE SUBSTANTIAL TIME AND RESOURCES FOR COMPLIANCE, WHICH COULD MAKE IT DIFFICULT FOR US TO OPERATE OUR BUSINESS.

     Our communications services are subject to both federal and state regulation. In providing our interstate and international communications services, we must comply with federal telecommunications laws and regulations prescribed by the FCC. At the state level, we are subject to state laws and to regulation by state public utility commissions. As we expand internationally, we will also become subject to regulation by foreign authorities and, in some markets, supra-national authorities, such as the European Union.

     These laws and regulations are subject to frequent changes and different interpretations, and therefore, it is difficult for us to assess the impact of these factors on our operations. The current domestic and international trend is toward deregulation of telecommunications and Internet services. However, we cannot assure you that this trend will continue, and it is possible that changes in regulatory policies could limit our ability to compete in some markets. The implementation, modification, interpretation and enforcement of laws and regulations vary and can limit our ability to provide many of our services.

     We will need to obtain authorization from the FCC and many state public utilities commissions to offer particular types of telecommunications services. Once we receive this authorization, we will have to comply with a variety of regulatory obligations on an ongoing basis. We cannot assure you that the FCC or state commissions will grant the required authority (or do so in a timely manner), or refrain from taking action against us if we are found to have violated any requirements of their rules. If authority is not obtained or if our schedules of prices, terms, and conditions are not filed, or are not updated, or otherwise do not fully comply with the rules of the FCC or state regulatory agencies, third parties or regulators could challenge our ability to offer our services. Such challenges could cause us to incur substantial legal and administrative expenses.

     For additional information on governmental regulations affecting us, see "Business -- Governmental Regulation."

REQUIRED REGULATORY APPROVALS MAY INTERFERE WITH OR DELAY CORPORATE
TRANSACTIONS.

     As a regulated company, we are required to obtain the approval of the FCC and certain state regulators before engaging in certain types of transactions, including mergers, acquisitions of other regulated companies, sales of all or substantial parts of our business, issuance of stock, and incurrence of debt obligations. The particular types of transactions that require approval differ in each jurisdiction. In several states, any transaction that results in a transfer of 10% or more of our voting stock may require prior approval. If we cannot obtain the required approvals, or if we encounter substantial delays in obtaining them, we may not be able to enter into transactions on favorable terms and our flexibility in operating our business will be limited. If our flexibility is limited, we may not be able to optimize our operating results.

TELECOMMUNICATIONS REGULATIONS OF OTHER COUNTRIES MAY RESTRICT OUR OPERATIONS.

     We will be subject to the regulatory regimes in each of the countries in which we conduct business. Local regulations range from permissive to restrictive, depending upon the country. Changes to existing regulations of foreign countries may decrease the opportunities that are available for us to enter into those markets, or may increase our legal, administrative or operational costs, or may constrain our activities in other ways that we cannot necessarily anticipate. Any of these developments could impair our efforts to develop foreign operations.

WE EXPECT TO INCUR OPERATIONAL AND MANAGEMENT INEFFICIENCIES WHEN WE ACQUIRE NEW BUSINESSES.

     Part of our expansion strategy includes acquiring businesses and technologies that we believe will complement our existing business. For example, in 1999 we acquired two companies, and we may acquire additional companies in the future. These acquisitions will likely involve some or all of the following risks:

     - difficulty of assimilating acquired operations and personnel and information systems;

     - potential disruption of our ongoing business;

     - diversion of resources;

     - possible inability of management to maintain uniform standards, controls, procedures and policies;

     - possible difficulty of managing our growth;

     - risks of entering markets in which we have little experience; and

     - potential impairment of relationships with employees or clients.

     We may need to complete these transactions in order to remain competitive. We cannot be sure that we will be able to obtain required financing for these transactions or that these transactions will occur.

WE EXPECT TO REQUIRE ADDITIONAL THIRD-PARTY FINANCING, AND IF WE CANNOT OBTAIN THIS FINANCING ON COMMERCIALLY REASONABLE TERMS, OUR ABILITY TO EXPAND OUR BUSINESS WILL SUFFER.

     Our ability to meet our planned growth will require substantial cash resources. We expect that the anticipated expansion of our UTX facilities, including the completion of five UTX facilities currently under construction, and the beginning of the construction of eight additional facilities during the year 2000 (at an estimated average cost of $3.2 million per facility), and our anticipated funding of negative cash flow from operating activities, will require substantial capital. In addition, part of our expansion strategy includes acquiring complementary businesses and technology, which may require us to raise additional funds. We do not expect to generate significant cash flow from operations in the near term. Accordingly, our ability to meet our additional future capital needs will depend upon our ability to renegotiate, extend or replace our credit facilities, obtain supplemental financing or raise additional capital. Additional debt financing may limit our financial and operating flexibility. We may not be able to renegotiate or replace our credit and equipment lease facilities on a timely basis, on acceptable terms or at all. Additional equity financing may not be available or may be dilutive to existing stockholders. If we are unable to obtain future financing when needed or on acceptable terms we may have to delay or abandon our development and expansion plans, which could materially adversely affect our growth and ability to compete.

WE MUST EXPAND OUR MARKETING AND SALES OPERATIONS SUBSTANTIALLY TO INCREASE MARKET AWARENESS AND SALES OF OUR SERVICES.

     Our services require a sophisticated sales effort that targets key people within our prospective clients' organizations. This sales effort requires the efforts of select personnel as well as specialized system and consulting engineers within our organization. We have recently expanded our sales force and plan to hire additional marketing and sales personnel and system and consulting engineers, particularly individuals with experience in the telecommunications industry. Competition for these individuals is intense, and we may not be able to hire the number of qualified sales personnel and system and consulting engineers we need. In addition, we may substantially increase our budget as part of our marketing program. If we are unable to expand our marketing and sales operations, we may not be able to increase market awareness or sales of our products and services, which may prevent us from achieving and maintaining profitability.

IF WE DO NOT EXPAND OUR CLIENT SUPPORT ORGANIZATION SUBSTANTIALLY, CLIENTS MAY SIGNIFICANTLY REDUCE PURCHASES OF OUR SERVICES.

     We currently have a small client support organization and will need to increase our staff to support new clients and the expanding needs of existing clients. Our client support organization is responsible for providing our clients with technical and operational support, and for identifying and developing opportunities to provide additional services to our existing clients. Competition for qualified client support personnel is intense because few people have the necessary level of technical skills and experience in telecommunications provisioning and network management. If we fail to expand our client support organization, we may be limited in our ability to gain more business from existing clients, and we may be unable to obtain or maintain current information regarding our clients' and suppliers' communications networks, which could limit our ability to provision future circuits for our clients.

IF WE DO NOT ESTABLISH AND MAINTAIN KEY CLIENT RELATIONSHIPS, OUR REVENUES MAY DECLINE.

     Our success will depend upon our ability to develop and manage key client relationships in order to generate additional revenues from existing clients. Our ability to develop and manage our client relationships depends on, among other things:

     - our ability to maintain the timeliness and quality of our services in facilitating the supply of circuits;

     - our ability to deliver our clients additional services, such as network monitoring, maintenance and troubleshooting services;

     - our ability to expand our client support organization with additional, qualified personnel; and

     - performance by the transport suppliers with whom we contract to provide circuits to our clients.

     If we fail to establish and maintain these client relationships, our revenues may stagnate or decline.

IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, OUR ABILITY TO INCREASE OUR SERVICES AND CLIENT BASE COULD SUFFER.


     Our ability to successfully offer our services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations and have substantially increased the number of our employees. At December 31, 1997, we had a total of five employees and at March 13, 2000, we had approximately 250 full-time employees. In addition, we plan to continue to hire a significant number of employees. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. Furthermore, we expect that we will be required to manage multiple relationships with various clients, suppliers and other third parties. We cannot be sure that we will be able to manage our expansion effectively.

IF WE FAIL TO SUCCESSFULLY COMPLETE THE IMPLEMENTATION OF OUR MANAGEMENT INFORMATION SYSTEMS OUR ABILITY TO EXPAND OUR BUSINESS COULD SUFFER.

     We are in the process of augmenting our management information systems to facilitate management of client orders, client service, billing and financial applications. Our ability to manage our business could be harmed if we fail to successfully and promptly:

     - implement all applications of our management information systems;

     - integrate all the client records and the billing, ordering, inventory, management, accounting and other financial information systems of the businesses we have acquired or may acquire into our management information systems;

     - identify all of our information and processing needs;

     - repair "bugs" and design defects that may exist in our management information systems;

     - implement a wide area network connecting our main offices and our UTX facilities in different geographic locations; or

     - maintain and upgrade our management information systems as necessary.

     In addition, our ability to efficiently operate our business could suffer if the software which runs our information systems malfunctions.

WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND OUR ABILITY TO GENERATE REVENUES WILL SUFFER IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL AND HIRE ADDITIONAL PERSONNEL.

     Our future success depends upon the continued services of our executive officers and other key sales, marketing and support personnel. In particular, we rely upon the services of our President and Chief Executive Officer, Patrick C. Shutt, and Chief Operating Officer, Robert J. Pommer, Jr. We do not have "key person" life insurance policies covering any of our employees.

     In addition, we depend on the ability of a relatively new management team to effectively execute our strategies. We recently hired several of our key employees. Between June and February 2000, we hired our Executive Vice President of Marketing and Executive Vice President of Client Services. Because some members of our management team have worked together only for a short period of time, we need to integrate these officers into our operations.

     We will need to hire additional personnel in our communications provisioning, sales, marketing and support areas in the future, and we believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for these persons is intense, especially in the communications provisioning area. In particular, we have experienced difficulty in hiring qualified network engineers, and we may not be successful in attracting and retaining these individuals. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel could limit our ability to generate revenues.

BECAUSE WE HAVE NO PATENTED TECHNOLOGY AND HAVE LIMITED ABILITY TO PROTECT OUR PROPRIETARY INFORMATION, COMPETITORS MAY MORE EASILY ENTER OUR MARKET AND HARM OUR ABILITY TO GENERATE REVENUES.

     We have no patented technology that would preclude or inhibit competitors from entering our market. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our intellectual property. We have no federally registered trademarks or service marks, although we have applied for registration of certain of our service marks. Even if registration is granted, we may be limited in the scope of services for which we may exclusively use our service marks. We enter into confidentiality agreements with our employees, consultants and partners, and we control access to, and distribution of, our proprietary information. Our intellectual property may be misappropriated or a third party may independently develop similar intellectual property. Moreover, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Unauthorized use of any of our proprietary information could expose us to competition which would harm our ability to attract new and existing clients and generate revenues.

UNDETECTED COMPUTER ERRORS ASSOCIATED WITH THE YEAR 2000 PROBLEM COULD DISRUPT OUR OPERATIONS.

     The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. To date, we have not encountered any problems relating to the well-publicized year 2000 computer problem. While we do not anticipate a material business interruption, there remain risks that not all year 2000 problems have been discovered. For example, the year 2000 is a leap year, which could cause problems for computer hardware and software. If not fully resolved, the year 2000 computer problem could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We have designed our UIX databases for use in the year 2000 and beyond, and we believe they are year 2000 compliant. Although we are past January 1, 2000, and we believe that our UIX databases will function during the year 2000, we may yet discover that our UIX databases may have problems because of the year 2000 calendar change. In addition, we may still find problems with our internal systems. In either event, our ability to generate revenues could suffer. If our suppliers, vendors, major distributors, partners, clients and service providers fail to correct their year 2000 problems, these failures could disrupt our operations, damage our relationships with our clients and harm our business. If a year 2000 problem occurs, it may be difficult to determine which party's products caused the problem. Due to the general uncertainty inherent in the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results.

     Our clients' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to employ our services. In addition, some clients may wait to purchase our services until after the year 2000, which may reduce our revenues in the short term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance".

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND A PUBLIC MARKET MAY NOT DEVELOP OR BE SUSTAINED.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. See "Underwriting".

CERTAIN STOCKHOLDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER UNIVERSAL ACCESS AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL.


     We anticipate that Internet Capital Group, Inc., funds affiliated with ComVentures and other stockholders, directors and officers will, in the aggregate, beneficially own approximately 55.84% of our outstanding common stock following the completion of this offering assuming these entities and individuals do not purchase additional shares in the offering. We have requested the underwriters reserve up to 2,300,000 shares in this offering for purchase by Internet Capital Group, Inc., although it has no obligation to buy any shares in the offering. These stockholders, acting alone or together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders".


PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CORPORATE CONTROL.

     Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be a benefit to our stockholders. See "Description of Capital Stock".

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.


     Our current stockholders hold a substantial number of shares of our common stock, which they will be able to sell in the public market in the near future. All of the 11,000,000 shares sold in this offering will be freely tradable. The remaining 76,460,616 shares outstanding, based on the number of shares outstanding as of March 10, 2000, are restricted securities as defined in Rule 144 of the Securities Act of 1933. Approximately 5,050,766 shares will be tradable, subject to certain conditions described in "Shares Eligible for Future Sale", three business days after we publicly announce financial results for the full fiscal quarter next following the fiscal quarter in which the date of this prospectus falls. Approximately 61,382,506 of these shares will be tradable beginning 180 days after the effective date of this offering, and the remainder will become freely tradable at various times thereafter subject to certain conditions described in "Shares Eligible for Future Sale". Sales of a substantial number of shares of our common stock after this offering, or market expectations that these sales may occur, could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital by selling additional common stock. See "Shares Eligible for Future Sale".


WE EXPECT TO EXPERIENCE VOLATILITY IN OUR SHARE PRICE WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     - quarterly variations in operating results;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of Internet-related companies;

     - announcements by us or our competitors of new products and services or of significant acquisitions, strategic partnerships or joint ventures;

     - any loss of a major customer;

     - additions or departures of key personnel;

     - any deviations in net revenues or in losses from levels expected by securities analysts;

     - future sales of common stock; and

     - volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $7.37 per share. You will incur further dilution if outstanding stock options and warrants are exercised. See "Dilution".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", "plan" and "continue" or similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we have not accurately predicted or which we cannot control. These events may include our future operating results, our ability to implement our business plan, our efforts to address Year 2000 issues and potential competition, among other things. The risk factors listed under "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of the 11,000,000 shares of common stock we are selling in the offering will be approximately $90.6 million (or $104.4 million if the underwriters' option to purchase additional shares as described in "Underwriting" is exercised in full), based on an assumed initial public offering price of $9.00 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us.


     We expect to use the net proceeds from this offering for working capital, capital expenditures and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements, nor are we involved in any negotiations, with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to operate and expand our business and do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to the conversion of all outstanding shares of preferred stock into common stock and all preferred stock warrants to common stock warrants upon the closing of the offering (assuming that each share of Series E preferred stock converts into three shares of common stock); and

     - on a pro forma as adjusted basis to reflect the sale by us of 11,000,000 shares of common stock in the offering at an assumed initial public offering price of $9.00 per share, after deducting an assumed underwriting discount and estimated offering expenses.

     This information should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
                                                                               (UNAUDITED)
Notes payable and term loans, net of current portion........  $  2,246   $  2,246     $  2,246
Obligations under capital leases, net of current portion....       123        123          123
Stockholders' equity:
  Preferred stock:
     Cumulative Convertible Series A -- $0.01 par value;
      1,000,000 shares authorized, 772,331 shares issued and
      outstanding actual; no shares issued and outstanding
      pro forma and pro forma as adjusted...................     2,208         --           --
     Series A warrants......................................        83         --           --
     Cumulative Convertible Series B -- $0.01 par value;
      2,400,000 shares authorized, 2,233,335 shares issued
      and outstanding actual; no shares issued and
      outstanding pro forma and pro forma as adjusted.......     5,531         --           --
     Series B warrants......................................       500         --           --
     Convertible Series C -- $0.01 par value; 667,000 shares
      authorized, 666,667 shares issued and outstanding
      actual; no shares issued and outstanding pro forma and
      pro forma as adjusted.................................     1,941         --           --
     Cumulative Convertible Series D -- $0.01 par value;
      7,058,823 shares authorized, 6,042,697 shares issued
      and outstanding actual; no shares issued and
      outstanding pro forma and pro forma as adjusted.......    27,102         --           --
     Cumulative Convertible Series E -- $0.01 par value;
      1,597,386 shares authorized, 1,557,385 shares issued
      and outstanding actual; no shares issued and
      outstanding pro forma and pro forma as adjusted.......    27,954         --           --
     Series E warrants......................................       136         --           --
  Common stock, $0.01 par value; 300,000,000 shares
     authorized; 31,975,021 shares issued and outstanding
     actual; 74,809,264 shares issued and outstanding pro
     forma; 85,809,264 shares issued and outstanding pro
     forma as adjusted......................................     2,475      3,122        3,232
  Common stock warrants.....................................        13        732          732
  Additional paid-in-capital................................    20,775     84,864      175,324
  Deferred stock option plan compensation...................   (11,909)   (11,909)     (11,909)
  Accumulated deficit.......................................   (23,039)   (23,039)     (23,039)
  Notes receivable -- employees.............................    (1,728)    (1,728)      (1,728)
                                                              --------   --------     --------
          Total stockholders' equity........................    52,042     52,042      142,612
                                                              --------   --------     --------
            Total capitalization............................  $ 54,411   $ 54,411     $144,981
                                                              ========   ========     ========

     The table above does not reflect the exercise of any stock options outstanding at December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 10,465,750 shares.

     The table above also does not reflect the exercise of any warrants. As of December 31, 1999 there were Series A preferred stock warrants, Series B preferred stock warrants, Series E preferred stock warrants and common stock warrants outstanding to purchase an aggregate of 1,943,400 common or common equivalent shares. If these warrants are exercised, there will be further dilution to new stockholders.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

     Our pro forma net tangible book value at December 31, 1999 was $49.6 million, or $0.66 per share, based on 74,809,264 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into common stock.

     After giving effect to the sale of the 11,000,000 shares of common stock by us at an assumed initial public offering price of $9.00 per share (less an assumed underwriting discount and estimated offering expenses payable by us), our pro forma net tangible book value at December 31, 1999 would be $140.2 million, or $1.63 per share. This represents an immediate increase in the pro forma net tangible book value of $0.97 per share to existing stockholders and an immediate dilution of $7.37 per share to new investors, or approximately 82% of
the assumed initial public offering price of           per share.

     The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $   9.00
Pro forma net tangible book value per share at December 31,
  1999......................................................  $0.66
Increase per share attributable to new investors............   0.97
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................               1.63
                                                                       --------
Dilution per share to new investors.........................           $   7.37
                                                                       ========

     The following table shows on a pro forma basis at December 31, 1999, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 42,834,243 shares of common stock upon the closing of this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                           SHARES PURCHASED         TOTAL CONSIDERATION
                         ---------------------    -----------------------    AVERAGE PRICE
                           NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                         ----------    -------    ------------    -------    -------------
Existing
  stockholders.........  74,809,264      87.2%    $ 65,148,000      39.7%        $0.87
New stockholders.......  11,000,000      12.8       99,000,000      60.3          9.00
          Total........  85,809,264     100.0%    $164,148,000     100.0%        $1.91

     The computations in the tables above assume no exercise of any stock options outstanding at December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 10,465,750 shares of common stock at a weighted average exercise price of $0.99 per share. If any of these options are exercised, there will be further dilution to new public investors.

     The table above also does not reflect the exercise of any warrants. As of December 31, 1999 there were Series A preferred stock warrants, Series B preferred stock warrants, Series E preferred stock warrants and common stock warrants outstanding to purchase an aggregate of 1,943,400 common or common equivalent shares. If these warrants are exercised, there will be further dilution to new stockholders. The table above also does not include consideration received for any warrants that have not been exercised as of December 31, 1999.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with our financial statements and the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere in this prospectus. The statement of operations data for the period from inception through December 31, 1997, and the years ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus.

     The financial data as of and for the year ended December 31, 1999 reflects the acquisitions of substantially all of the assets of Pacific Crest Networks, Inc. and Stuff Software, Inc. on July 30, 1999 and November 1, 1999, respectively. Both acquisitions were accounted for using the purchase method of accounting.

     Pro forma basic and diluted net loss per share have been calculated assuming the conversion into common stock of all preferred stock outstanding during the relevant period, as if the shares had converted immediately upon their issuance.

                                                              INCEPTION
                                                               THROUGH       YEAR ENDED     YEAR ENDED
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                 1997           1998           1999
                                                             ------------   ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..............................................   $    77        $ 1,629        $ 14,259
                                                               -------        -------        --------
Operating expenses:
  Cost of circuit access....................................        66          1,256          12,021
  Operations and administration (excluding stock option plan
    compensation)...........................................       180          1,516          13,607
  Operations and administration (stock option plan
    compensation)...........................................        --            689           8,146
  Depreciation..............................................        --             47             829
                                                               -------        -------        --------
    Total operating expenses................................       246          3,508          34,603
                                                               -------        -------        --------
    Operating loss..........................................      (169)        (1,879)        (20,344)
                                                               -------        -------        --------
Other income (expense):
  Interest expense..........................................        (1)           (27)            (81)
  Interest income...........................................        --              8             739
  Other expense.............................................        --           (100)             33
                                                               -------        -------        --------
    Total other income (expense)............................        (1)          (119)            691
                                                               -------        -------        --------
Net loss....................................................      (170)        (1,998)        (19,653)
Accretion and dividends on redeemable and nonredeemable
  cumulative convertible preferred stock....................        --            (28)        (10,207)
                                                               -------        -------        --------
Net loss applicable to common stockholders..................   $  (170)       $(2,026)       $(29,860)
                                                               =======        =======        ========
Basic and diluted net loss per share........................   $ (0.01)       $ (0.07)       $  (0.96)
Shares used in computing basic and diluted net loss per
  share.....................................................    23,799         29,063          31,142
Pro forma basic and diluted net loss per share..............                  $ (0.07)       $  (0.35)
Shares used in computing pro forma basic and diluted net
  loss per share............................................                   30,069          56,855

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                              1997     1998        1999
                                                              ----    -------    --------
BALANCE SHEET DATA:
Cash........................................................  $  1    $   844    $ 38,024
Working capital.............................................   (35)      (562)     33,337
Total assets................................................   100      1,969      64,265
Total long-term debt, net of current portion................    --        149       2,369
Total stockholders' equity (deficit)........................   (34)    (1,282)     52,042

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and the notes to our financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including the risks described in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We commenced operations on October 2, 1997. To date, we have derived substantially all of our revenues from providing ongoing, dedicated circuit access. Monthly recurring circuit revenues are generated under client contracts with terms ranging from 12 to 60 months. Contracts with our clients may be terminated by the client at any time. However, a client that cancels a contract is required to pay us substantially all of the amounts payable over the remaining term of the contract. Circuit charges are billed monthly in advance, and circuit revenues are recognized in the month that service is provided. Amounts billed in advance are recorded on the balance sheet as unearned revenue. At December 31, 1999, unearned revenue was $2.1 million.

     Monthly recurring UTX revenues are generated from leasing space in our UTX facilities. To date we have derived minimal revenue from UTX activities. Our UTX billing and revenue recognition policies are the same as those described above for circuits. In addition, we facilitate the provisioning, installation and servicing of point-to-point dedicated circuits for our clients. To date, we have not charged our clients for provisioning, installation or network management services.

     At March 7, 2000, we had two operational UTX facilities and five UTX facilities under construction. Construction, equipment and facility leasing costs incurred in connection with the construction of a UTX facility are capitalized until the facility becomes operational. Once the facility becomes operational, these costs are amortized over the lesser of the term of the lease, ranging from seven to 15 years, or the estimated useful life of the equipment. At December 31, 1999, we had $16.2 million of capitalized UTX construction costs. In addition, at December 31, 1999, we had outstanding commitments of approximately $9.5 million with respect to UTX construction services and approximately $28.5 million with respect to facility leases. In addition to the two operational UTX facilities and five facilities under construction at March 7, 2000, we expect to commence construction on eight additional facilities during 2000.

     Our clients are communications service providers and transport suppliers, such as Internet service providers, competitive local exchange carriers, incumbent telecommunication service providers and other application and network service providers. Our largest two clients represented an aggregate of approximately 29% of total revenues for the year ended December 31, 1998. Our largest client represented approximately 38% of total revenues for the year ended December 31, 1999.

     To date, cost of circuit access consists of amounts paid to transport suppliers for circuits. We have negotiated volume discounts and network route-specific discounts under contracts with the majority of our suppliers. These contracts generally have terms ranging from three to ten years and include minimum monthly purchase commitments that begin anywhere from six to twelve months after we enter into the contract. At December 31, 1999, these minimum purchase commitments totaled approximately $500,000 per month. However, actual purchases have exceeded these minimum purchase commitments and for the year ended December 31, 1999, totaled approximately $12.0 million. In addition, we are party to contracts that will impose additional minimum purchase commitments that we anticipate will total approximately $1.8 million per month by September 2000. In future periods we will incur costs associated with the UTX facilities which will include amortization of certain UTX equipment costs and certain technical labor.

     Operations and administration costs consist primarily of salaries and employee benefits, facilities expenses for our headquarters and sales offices, and sales and marketing expenses. We did not open our first sales offices until June 1999 at which time we began to significantly expand our sales and marketing staff. As a result, we have not historically segregated sales and marketing expenses from operations and administration expenses.

     In July 1999, we acquired substantially all of the assets of Pacific Crest Networks, Inc. in a transaction accounted for as a purchase. Intangible assets of approximately $1.2 million were recorded in connection with the acquisition and are amortized over five years. In addition, in November 1999, we acquired substantially all of the assets of Stuff Software, Inc. in a transaction accounted for as a purchase. Intangible assets of $1.3 million were recorded in connection with the acquisition and are being amortized over five years.

     In each quarter since our inception, we have incurred operating losses and net losses and experienced negative cash flows from operations. At December 31, 1999, we had an accumulated deficit of $23.0 million.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

REVENUES

     Revenues increased from $1.6 million for the year ended December 31, 1998 to $14.3 million for the year ended December 31, 1999. Substantially all of our revenues consisted of circuit revenues in each of these periods. UTX revenues represented less than 5% of revenues during these periods. The increase in revenues was attributable to an increase in the volume of circuits sold, some of which were higher capacity and, therefore, generated greater revenues per circuit. In addition, there was an increase in the number of clients and additional sales to existing clients.

COST OF CIRCUIT ACCESS

     Cost of circuit access increased from $1.3 million for the year ended December 31, 1998 to $12.0 million for the year ended December 31, 1999. As a percentage of revenues, cost of circuit access increased from 77% for the year ended December 31, 1998 to 84% for the year ended December 31, 1999. The increase in cost of circuit access in absolute dollars was primarily attributable to an increase in the volume of circuits sold, some of which were higher capacity and, therefore, generated greater cost per circuit. In addition, there was an increase in the number of clients and additional sales to existing clients. The increase in cost of circuit access as a percentage of revenues was in part attributable to the fact that we deliberately reduced our margins on certain high capacity circuits in an effort to attract large clients, and in part attributable to $350,000 of circuit charges incurred for circuits that are yet to be sold to clients.

     In April 1999 we reduced the margins on certain circuits sold to two high profile clients in an effort to attract these clients. These margin reductions were one-time occurrences. We do not expect to decrease margins on future sales.

OPERATIONS AND ADMINISTRATION (EXCLUDING STOCK OPTION PLAN COMPENSATION)

     Operations and administration expenses increased from $1.5 million for the year ended December 31, 1998 to $13.6 million for the year ended December 31, 1999. The increase in operations and administration expenses was primarily attributable to an increase in personnel and continued expansion of our sales and marketing efforts. During the year ended December 31, 1999, we opened sales offices in Vienna, Virginia and San Jose, California. The number of our employees increased from 11 at December 31, 1998 to 135 at December 31, 1999. In addition, we incurred bad debt expense of $42,000 for the year ended December 31, 1998 and $867,000 for the year ended December 31, 1999. Approximately one-half of the increase in bad debt expense related to one substantial client account, which represented over four months of billings. We have revised our credit and collection procedures so that service is now discontinued within two months of non-payment. The remainder of the increase in bad debt expense is related to the creation of a general reserve for doubtful accounts. Finally, we sold Series D Preferred Stock to service providers during 1999 for $992,000 less than the deemed fair market value of the stock at the date of sale. Accordingly, we recognized this amount as operations and administration expense during 1999. We expect total operations and administration expenses to continue to increase in absolute dollars as we continue to grow our revenues, but expect that operations and administration expenses will ultimately decrease as a percentage of revenues as we leverage our existing infrastructure.


OPERATIONS AND ADMINISTRATION (STOCK OPTION PLAN COMPENSATION)

     During 1998, we recorded a total of $2.0 million and during the year ended December 31, 1999, we recorded a total of $14.1 million in deferred stock option plan compensation as a result of granting options to employees and non-employees with per share exercise prices deemed to be below the fair market value of our common stock at the date of grant. Deferred stock option plan compensation is amortized over the vesting period of the related options. Amortization expense totaled $3.5 million for the year ended December 31, 1999. We expect to recognize additional deferred stock option plan compensation expense of approximately $11.9 million over the next four years, based upon options outstanding at December 31, 1999.

     In addition, during the year ended December 31, 1999 we recorded $4.6 million of stock option plan compensation expense, related to loans issued to three officers of the Company, in connection with exercise of stock options.

DEPRECIATION

     Depreciation expense includes depreciation of furniture, fixtures and equipment at our office facilities and of equipment at our UTX facilities. We expect depreciation expense to increase substantially in the future as we continue to place our UTX facilities into service.

INTEREST EXPENSE AND INTEREST INCOME

     Interest expense increased from $27,000 for the year ended December 31, 1998 to $81,000 for the year ended December 31, 1999. The increase was attributable to additional borrowings under a term loan and line of credit facility used for general working capital requirements and to fund capital expenditures.

     Interest income increased from $8,000 for the year ended December 31, 1998 to $739,000 for the year ended December 31, 1999. The increase was attributable to investing a portion of the proceeds from our Series A, Series B, Series C, Series D and Series E preferred stock offerings in short-term money market instruments.

INCOME TAXES

     From our inception through September 27, 1998, we elected to be treated as a subchapter S-corporation for income tax purposes. On September 27, 1998, we converted to a C-corporation. At December 31, 1999, we had approximately $10,091,000 of federal and state net operating loss carryforwards. These carryforwards may be available to offset future taxable income. Our federal and state net operating loss carryforwards expire at various dates beginning in 2018. Due to the uncertainty that we will generate future earnings sufficient to enable us to realize the benefit of these net operating loss carryforwards, we have recorded a valuation allowance for the full amount of our deferred tax asset. As a result, no income tax benefit has been recorded in our statement of operations. We assess the realizability of our deferred tax asset on an ongoing basis and adjust the valuation allowance based on this assessment. Additionally,
Section 382 of the Internal Revenue Code of 1986, as amended imposes annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three year period. The utilization of certain net operating loss carryforwards may be limited due to our capital stock transactions.

PERIOD FROM INCEPTION TO DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES

     We commenced operations on October 2, 1997. Revenues increased from $77,000 during the period ended December 31, 1997 to $1.6 million during the year ended December 31, 1998. The increase in revenues was primarily attributable to growth in the number of our clients.

COST OF CIRCUIT ACCESS

     Cost of circuit access increased from $66,000 for the period ended December 31,1997 to $1.3 million for the year ended December 31, 1998. As a percentage of total revenues, cost of circuit access decreased from 86% for the period ended December 31, 1997 to 77% for the year ended December 31, 1998. The increase in cost of circuit access in absolute dollars was attributable to an increase in the number of circuits purchased. The decrease in cost of circuit access as a percentage of revenues was attributable to volume discounts negotiated with our transport suppliers, reflecting higher purchasing levels.

OPERATIONS AND ADMINISTRATION (EXCLUDING STOCK OPTION PLAN COMPENSATION)

     Operations and administration expenses increased from $180,000 for the period ended December 31, 1997 to $1.5 million for the year ended December 31, 1998. The increase was primarily attributable to growth in headcount and expansion of our corporate headquarters. Our employee headcount increased from five at December 31, 1997 to 20 at December 31, 1998.

OPERATIONS AND ADMINISTRATION (STOCK OPTION PLAN COMPENSATION)

     During 1998, we recorded a total of $2.0 million in deferred stock option plan compensation as a result of granting options to employees with per share exercise prices determined to be below the fair market value of our common stock at the date of grant. Amortization expense totaled $389,000 for the year ended December 31, 1998. In addition, during 1998, we recorded $300,000 of stock option plan compensation in connection with options issued to non-employees in exchange for services.

INTEREST EXPENSE AND INTEREST INCOME

     Interest expense increased from $1,000 for the period ended December 31, 1997 to $27,000 for the year ended December 31, 1998. The increase was attributable to additional borrowings from stockholders and under a term loan used to fund our working capital needs.

OTHER EXPENSE

     Other expense totaled $100,000 for the year ended December 31, 1998. The amount related to a settlement paid upon termination of an executed letter of intent to acquire a network access service provider.

SUMMARY QUARTERLY FINANCIAL DATA

     The table below presents unaudited quarterly statement of operations data for each of the last eight quarters through December 31, 1999. This information has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements included elsewhere in this prospectus and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the information.

                                                        FOR THE THREE MONTHS ENDED
                                --------------------------------------------------------------------------
                                MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                  1998        1998         1998            1998         1999        1999
                                ---------   --------   -------------   ------------   ---------   --------
                                                              (IN THOUSANDS)
Revenues......................    $168       $ 227        $   335         $  899       $ 1,531    $ 2,719
                                  ----       -----        -------         ------       -------    -------
Operating expenses:
  Cost of circuit access......     125         194            273            664         1,285      2,316
  Operations and
    administration (excluding
    stock option plan
    compensation).............     135         274            481            626         1,175      2,470
  Operations and
    administration (Stock
    option plan
    compensation).............      --          --            638             51            95        156
  Depreciation................      --          --              1             46            25         28
                                  ----       -----        -------         ------       -------    -------
    Total operating
      expenses................     260         468          1,393          1,387         2,580      4,970
                                  ----       -----        -------         ------       -------    -------
Operating loss................    $(92)      $(241)       $(1,058)        $ (488)      $(1,049)   $(2,251)
                                  ====       =====        =======         ======       =======    =======

                                 FOR THE THREE MONTHS ENDED
                                ----------------------------
                                SEPTEMBER 30,   DECEMBER 31,
                                    1999            1999
                                -------------   ------------
                                       (IN THOUSANDS)
Revenues......................     $ 4,333        $ 5,676
                                   -------        -------
Operating expenses:
  Cost of circuit access......       3,876          4,544
  Operations and
    administration (excluding
    stock option plan
    compensation).............       4,381          5,581
  Operations and
    administration (Stock
    option plan
    compensation).............       5,337          2,558
  Depreciation................         237            539
                                   -------        -------
    Total operating
      expenses................      13,831         13,222
                                   -------        -------
Operating loss................     $(9,498)       $(7,546)
                                   =======        =======

     Our future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which we cannot control. These factors include those described in "Risk Factors" included elsewhere in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through private placements as well as through borrowings from stockholders and financial institutions. Since inception through December 31, 1999, we have raised $63.4 million in capital through private placements of common and convertible preferred stock and common and preferred stock warrants. Our principal uses of cash are to fund operating losses, working capital requirements and capital expenditures. At December 31, 1999, we had $38.0 million in cash and cash equivalents.

     In March 1999, we entered into a credit agreement with a bank under which we may request the bank to issue letters of credit or we may borrow up to a total of $4.0 million. The agreement provides that outstanding borrowings bear interest at the bank's prime rate and expires in April 2000. This credit agreement requires as to maintain a cash balance in a custodial account at an amount not less than the total borrowings and letters of credit outstanding. Letters of credit totaling $1.7 million were outstanding under the agreement as of December 31, 1999. At January 31, 2000, letters of credit totaling $500,000 were outstanding under the agreement.

     In September 1999, we entered into a credit agreement with a bank under which we may request the bank to issue letters of credit or we may borrow up to a total of $6.0 million. The agreement expires in August 2000. Outstanding borrowings under the agreement bear interest at rates ranging from the bank's prime rate to the bank's prime rate plus 3% and are secured by substantially all of our assets. The agreement requires that we maintain specified debt to tangible net worth and quick ratios. The Company was in compliance with both ratios at December 31, 1999. Letters of credit totaling $2.2 million were outstanding under the agreement as of December 31, 1999.

     In December 1999, we entered into a credit agreement with a bank and borrowed $3.3 million. Outstanding borrowings bear interest at approximately 15% and are secured by specifically identified assets. The agreement expires in November 2002 and requires that we maintain an unrestricted cash balance of at least $15 million. As of December 31, 1999, the outstanding balance of this loan was $3.2 million.

     Net cash used in operating activities increased from $946,000 for the year ended December 31, 1998 to $6.9 million for the year ended December 31, 1999. The increase in net cash used was primarily due to increased net losses and increased accounts receivable, partially offset by increased accounts payable, accrued expenses and unearned revenue. We anticipate that we will continue to require cash to support our future operating activities.

     Net cash used in investing activities totaled $265,000 for the year ended December 31, 1998 and related to purchases of property and equipment. Net cash used in investing activities totaled $19.6 million for the year ended December 31, 1999, and related to purchases of property and equipment, funds advanced in exchange for notes receivable, and the purchases of Pacific Crest Networks and Stuff Software, Inc. We expect to increase our investments in equipment in the near term substantially as we increase our number of UTX facilities.

     At December 31, 1999 we had two operational UTX facilities and five facilities under construction. In addition to these facilities we intend to commence construction on eight additional facilities during 2000.

     We plan to spend approximately $50.0 million on capital expenditures during 2000, including approximately $6.0 million on the completion of the five facilities under construction and $25.6 million on the construction of eight additional facilities, the remainder of which will be used to fund the expansion of corporate facilities and the build out of corporate infrastructure. We anticipate we will use part of the proceeds of this offering for these capital expenditures.

     Net cash provided by financing activities increased from $2.1 million for the year ended December 31, 1998 to $63.7 million for the year ended December 31, 1999. The increase was primarily due to the receipt of proceeds from the issuance of convertible preferred stock. Pending their use, we invested these proceeds primarily in marketable securities, with an original maturity of not greater than six months. We intend to continue investing surplus cash in similar securities.

     In July 1999, we acquired substantially all of the assets and assumed certain liabilities of Pacific Crest Networks, Inc. for a total purchase price of $1.4 million (comprised of $1.1 million in a cash and the assumption of debt, and 82,353 shares of Series D convertible preferred stock with a fair market value of $4.25 per share on the date of issuance). In November 1999, we acquired substantially all of the assets of Stuff Software, Inc. for a total purchase price of $1.2 million (comprised of $930,000 in cash and 50,021 shares of common stock with a fair market value of $6.10 per share on the date of issuance). The cash portion of these purchases was funded with proceeds from the issuance of convertible preferred stock.

     Our future capital requirements will depend on a number of factors, including market acceptance of our services, the resources we devote to developing, selling and marketing our services and the rate at which we expand our UTX facilities. In addition, we plan to continue to evaluate possible investments in complementary businesses, products and technologies. Although we believe that the net proceeds from this offering, together with existing cash balances, will be sufficient to fund our operations for at least the next twelve months, we may require additional financing within this time frame. Additional funding may not be available on terms acceptable to us, or at all.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     We maintain our cash equivalents and short-term investments primarily in a portfolio comprised of commercial paper, money market funds and investment grade debt securities. As of December 31, 1999, all of our investments had maturities of less than six months. Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

EXCHANGE RATE SENSITIVITY

     We operate primarily in the United States, and all our revenues and expenses to date have been in US dollars. Accordingly, we have had no material exposure to foreign currency rate fluctuations.

YEAR 2000

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

     The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

STATE OF READINESS

     We completed our assessment of our year 2000 readiness and our inventory and testing of certain internal systems. We are currently requesting confirmation of year 2000 compliance from our suppliers.

     Based upon our year 2000 assessment, we do not believe that we have any significant systems that are not year 2000 compliant. We have represented to some of our customers that our computer systems will continue to process date data in the year 2000 and beyond, including leap year calculations.

     The applications for our UIX databases were developed internally within the last two years using year 2000 compliant equipment, operating systems and software development tools. We developed these databases and systems to be year 2000 compliant. We have obtained assurances from third parties or internally verified that the systems and equipment in our UTX facilities are year 2000 compliant.

     We have used commercially available software to verify that our internally used hardware and software, including applications used for accounting, order entry and invoicing are year 2000 compliant.

     To date, we have not experienced any significant year 2000 problems. However, a programming error that has not yet been discovered, whether in hardware and software not used every day or otherwise, could still cause problems during the year 2000 and harm our business.

COST

     Based on our assessments to date we believe that we will be able to manage our year 2000 transition without any material adverse effect on our business or results of operations. To date our costs of assessing our year 2000 readiness have not been material.

RISKS

     We believe that our most significant year 2000 risk is that third parties, such as transport suppliers and utility providers, do not fully address their year 2000 issues.

     Failure of our transport suppliers to adequately address their year 2000 issues could result in circuit outages. We generally provide outage credits to our clients if circuit disruptions occur. A high circuit failure rate may result in lost revenues and lost customers and may divert resources from the expansion of our services and adversely affect our business and results of operations. To date, no circuit disruptions or failures have occurred as a result of the year 2000.

     Failure of our internal systems to be ready for year 2000 could delay order processing, provisioning of circuits and issuing invoices. To date, we have experienced no delays as a result of the year 2000.

CONTINGENCY PLAN

     We will continue to assess our year 2000 issues. We have developed a contingency plan in the event our efforts to identify year 2000 problems are not effective. This plan includes:

     - temporary relocation of head office functions;

     - using contract personnel to correct any problems;

     - using alternative sources of transport capacity; and

     - increasing work hours for our personnel.

     Based upon our evaluation of these issues, we believe that year 2000 issues will not have a material impact on our financial condition or results of operation. However, we cannot assure you that we will not be affected by such issues. In addition, if any significant transport supplier, utility provider or other third party with whom we deal fails to ensure year 2000 compliance, our financial condition or results of operations could suffer.

                                    BUSINESS

OVERVIEW

     We are a business-to-business intermediary that facilitates the buying and selling of capacity on communications networks. We facilitate the process through which users of communications circuits obtain circuits dedicated for their specific use from multiple vendors. We refer to this process as "provisioning a circuit." We also facilitate the installation and servicing of these dedicated circuits. Our clients are communications service providers, such as telecommunications service providers, internet service providers and application service providers, who buy capacity on communications circuits for use by their customers. We obtain the communications capacity from transport suppliers, who are the owners of the communications infrastructure over which information is transmitted.

     Through our services, we provide our clients with an outsourced, integrated solution to obtaining communications network capacity within a fragmented network services market. The services we provide include:

     - assembling detailed information about available network capacity from multiple suppliers;

     - operating facilities where communications networks can be physically interconnected;

     - providing ongoing access to dedicated circuits; and

     - providing client support services.

We offer our clients the ability to obtain pricing quotes and circuit availability information and to order circuits over the Internet. We intend to expand our Internet service offering to include network management, monitoring and restoration. Through these services, we provide our clients with an outsourced, integrated solution to the challenges they face within a fragmented network services market.

     As an independent intermediary, we have been able to collect and assemble network information from multiple transport suppliers. Our UIX consists of several proprietary, interconnected databases containing pricing, capacity, availability, location and interconnection information, currently from over 35 transport suppliers and more than 75,000 physical sites. Our UIX enables us to efficiently and cost-effectively facilitate the design, provisioning, installation and maintenance of circuits across multiple vendor networks for our clients. Our UTX facilities are physical sites where transport capacity suppliers and our clients lease space to locate communications equipment and interconnect with the networks of transport suppliers. Our UTX facilities enable our clients to more easily extend the geographic reach of their networks through interconnection. We also provide a single point of contact for network management services, including network monitoring, maintenance and restoration.

     By assembling network information, managing physical network interconnections and providing dedicated support services, we intend to improve the overall efficiency of the network infrastructure services market and, ultimately, create the foundation for a seamlessly connected, global communications network.


     We were incorporated in Illinois and began operations in October 1997. We reincorporated in Delaware in June 1999. We operated as a subchapter "S" corporation until September 1998, when we converted to a "C" corporation. To date, we have derived substantially all of our revenues from providing ongoing, dedicated circuit access, generating our first revenues from this source in the quarter ended December 31, 1997. At March 10, 2000 we had two operational UTX facilities and five UTX facilities under construction. However, to date we have derived minimal revenues from UTX facilities. In each quarter since our inception, we have incurred operating losses and net losses and experienced negative cash flows from operations. At December 31, 1999, we had an accumulated deficit of $23.0 million.

INDUSTRY BACKGROUND

MARKET OPPORTUNITY

     The Internet is emerging as a global medium for communications and commerce. According to International Data Corporation (IDC), the number of Internet users will grow from 142 million at the end of 1998 to 502 million by 2003. Businesses in particular are becoming increasingly dependent on Internet enabled applications to facilitate transactions and are using the Internet for a variety of activities, including disseminating corporate information, advertising, sales, customer service, training and communications with business partners. Forrester Research estimates that U.S. business trade on the Internet will grow from $43 billion in 1998 to $1.3 trillion in 2003.

     The growth in Internet usage, and in particular the adoption and use of the Internet by businesses, has created substantial global demand for additional network infrastructure and underlying communications capacity. We believe that the increased reliance by businesses on data-intensive applications, including data communications, electronic commerce, video and graphics, will continue to support this trend. In addition, we believe that the resulting demand for network capacity to transmit data will accelerate as communications service providers increasingly offer high speed data access to businesses.

     According to the Yankee Group, the U.S. market for Internet capacity and network services will total $56.8 billion by 2002. Service providers currently rely on multiple suppliers of communications infrastructure. These suppliers focus on any one or a combination of geographically dispersed network segments, including local segments, intercity segments, interbuilding segments, and segments connecting the networks of multiple providers. The ability of a service provider to obtain dedicated circuits and infrastructure services quickly and efficiently is becoming increasingly difficult as the number of transport suppliers increases.

FRAGMENTED MARKET

     The market for communications network capacity and infrastructure services is complex, competitive and fragmented due to the growth in the number of service providers and suppliers of communications infrastructure. This growth is attributed to the deregulation of the telecommunications industry beginning with the 1984 divestiture of AT&T and continuing with the Telecommunications Act of 1996. The Telecommunications Act of 1996 has spawned a rapid increase in the number of transport suppliers and service providers, including:

     - competitive local exchange carriers, which are communications companies authorized by local regulatory authorities to offer competing local communication services;

     - interexchange carriers, which are communications companies that offer service between local service areas in different geographic areas;

     - Internet service providers;

     - application service providers, which are companies that offer individuals or enterprises access over the Internet to application programs and related services that would otherwise have to be located in their own personal or enterprise computers;

     - cable operators; and

     - public utility companies.

     Similar deregulation is occurring in international markets. The increase in the number of transport suppliers and service providers competing in and across different geographically dispersed network segments has impeded the development of seamless communications networks.

     With the growth in Internet communications and commerce and the increasingly competitive market for network capacity and infrastructure services, transport suppliers have employed a variety of business strategies to compete. These strategies include building or acquiring additional network infrastructure, entering into interconnection agreements, reselling or exchanging network capacity and offering new services. As a result, multiple networks have developed serving various geographic regions and focusing on different network segments. In this competitive, multiple vendor market, we believe that to date, transport suppliers have not been able to effectively support dedicated circuit connections on their own networks, or through efficient interconnection with other suppliers, to fully meet their customers' requirements.

     Compounding the problems associated with a fragmented, multiple-vendor market, transport suppliers and service providers have placed a higher priority on obtaining customers to build market share rather than on interconnecting their independently built networks. In addition, it is difficult to connect networks together due to the fact that transport suppliers and service providers do not have access to pricing, capacity, availability, and location information for the networks of other suppliers. Because transport suppliers compete with each other, they have little incentive to share this information or to locate their equipment within competitors' facilities in order to connect their networks.

CHALLENGES FOR SERVICE PROVIDERS

     The fragmented nature of the market causes a number of challenges for telecommunications service providers, ISPs, ASPs and other buyers of communication capacity, including:

     - significant time and expense related to obtaining and installing circuits across multiple vendor networks;

     - lack of information about vendor networks, making it difficult to determine the availability of capacity in a timely manner, which may result in significant backlog of customer orders, lost revenues and possibly lost customers; and

     - inability to maintain, monitor and restore connections across multiple vendor networks.

CHALLENGES FOR TRANSPORT SUPPLIERS

     The fragmented nature of the market also causes a number of challenges for interexchange carriers, local loop, and other suppliers of communications infrastructure, including:

     - inability to efficiently fulfill customer demand for dedicated circuits due to the limited coverage of their networks and limited interconnections with other carrier networks;

     - costs associated with selling excess network capacity on existing routes to multiple buyers; and

     - inability to provide a consistent level of service due to the lack of information about and control over network segments owned by multiple vendors.

OUR SOLUTION

     Our integrated solution addresses these challenges and provides the following key advantages:

     SINGLE POINT OF CONTACT FOR SUPPLYING AND INSTALLING CIRCUITS AND PROVIDING NETWORK MANAGEMENT SERVICES. As a third-party provider, we allow our clients to outsource the obtaining, installing and providing of their communications infrastructure. Our solution provides significant time, effort and cost savings to our clients who would otherwise be forced to independently analyze the capacity, availability and pricing of circuits from multiple vendors to construct and maintain circuits. In addition, we maintain a network management service organization through which we provide a single point of contact for 24-hour-a-day, seven-day-a-week network monitoring, maintenance and restoration across multiple vendor networks. Our organization interfaces with the network management organizations of our transport suppliers, which enables us to identify and isolate circuit outages and facilitate their restoration throughout each segment of dedicated circuits. Without these services a client would have to contact multiple vendors to determine the source of a circuit outage and to restore the circuit. We are currently providing these services in conjunction with an outsourcing arrangement with a third party until our own facility becomes operational.

     EFFICIENT, COST EFFECTIVE PROVISION AND INSTALLATION OF CIRCUITS ACROSS MULTIPLE VENDOR NETWORKS. We efficiently and cost-effectively supply and install circuits across multiple vendor networks to buyers of communications transport capacity. As an independent intermediary, we have been able to collect network information from multiple transport suppliers. Using this information, which is contained in our UIX databases, we efficiently and cost effectively provide our clients circuit solutions across geographically dispersed network segments.

     EASILY EXTENDED NETWORK COVERAGE. Suppliers of communications infrastructure are able to easily extend the coverage of their networks by purchasing access to dedicated circuits from us. We provide clients a single point of contact from which to access the networks of over 35 transport suppliers. In addition, by locating in our UTX facilities, we believe that transport suppliers can access these networks faster and more cost-effectively, utilizing a cross connect circuit connection within our UTX facility rather than a local loop connection. With access to a greater number of circuit routes, our clients are better positioned to offer a broader range of options to their customers. We currently have two operational UTX facilities in two cities in the United States and are in the process of constructing five additional sites.

     SIGNIFICANT SOURCE OF DEMAND FOR TRANSPORT CAPACITY SUPPLIERS. Through our UIX databases, we are able to match our clients' demand with the available capacity of transport suppliers. We represent a significant source of demand for transport suppliers because we purchase a large volume of circuits. We believe our transport suppliers consider us to be a valuable partner because we provide them efficient access to the capacity requirements of our clients. We believe that by working with us, transport suppliers can reduce their costs associated with selling excess network capacity on existing routes to multiple buyers.

     ONGOING CLIENT SUPPORT. Our approach to client support involves developing an understanding of our clients' business objectives, competitive environment, market initiatives and service needs by maintaining close contact with our clients through our Client Advocacy Services group. This group places highly trained technical personnel in the field that are responsible for understanding and rapidly responding to our clients' needs. Client Advocacy Services personnel provide technical and administrative support during the circuit planning, ordering, supply and installation processes and are available for ongoing consultation.

OUR STRATEGY

     Our objective is to facilitate the creation of a seamlessly connected, global communications network by improving the overall efficiency of the market for network capacity and infrastructure services. To achieve this objective, we intend to:

     CONTINUE TO ENHANCE INTERNET FUNCTIONALITY OF OUR UIX. We are currently developing the infrastructure to provide an enhanced Internet interface that will enable our clients to obtain price quotes, order circuits and receive dedicated monitoring and support services, all in real time. We believe these initiatives will enhance the efficiency and reliability of our web-based services and will enable us to offer a more complete, electronic commerce solution to our clients.

     CONTINUE TO EXPAND AND POPULATE OUR UIX DATABASES. We plan to continue to gather data elements from our existing transport suppliers, including information about pricing, capacity, availability, location and interconnection information and other network elements for inclusion in our UIX databases. We also plan to add information to our UIX on the networks of domestic and international transport suppliers from whom we do not currently gather information. We believe that our UIX databases provide us with a competitive advantage and will become more difficult for a competitor to replicate as we enhance the data and functionality of our UIX over time.

     CONTINUE TO DEVELOP UTX FACILITIES. We plan to continue to construct additional UTX facilities in strategic locations within North America, Europe, Asia and South America. In addition, we intend to construct UTX facilities that are designed to meet the specific service requirements of major metropolitan areas, regional sites and high occupancy buildings. We believe these facilities will provide our clients a convenient and cost-effective method to interconnect with multiple service providers and transport suppliers. We also believe that our UTX facilities represent a platform for offering new services to our clients and transport suppliers alike. For example, once a transport supplier places its network in our UTX facility, the supplier may utilize our UTX services to interconnect with other suppliers in that UTX facility to extend the geographic coverage of its network.

     OPTIMIZE CIRCUIT CONFIGURATIONS TO GAIN EFFICIENCIES. We will use the information available in our UIX and the extensive connections in our UTX facilities to join discrete circuits between network access points. This will allow us to optimize circuit configurations and realize network and economic efficiencies.

     EXPAND INTERNATIONALLY. A number of international markets, such as Europe, Asia and South America, have experienced deregulation similar to that in North America and are therefore experiencing problems associated with fragmentation of the network capacity market. We plan to offer our UIX, UTX and client support services in international markets. We believe we can use our experience in the U.S. market to achieve a competitive advantage by being one of the first to address the network capacity constraints currently developing in international markets. Given the high rates of interconnection between our clients and emerging European suppliers, we believe that Europe represents our most compelling international opportunity at this time.

     ENHANCE CAPABILITIES THROUGH ACQUISITIONS AND PARTNERSHIPS. We plan to continue to acquire complementary businesses or technologies and to enter into strategic partnerships. For example, in 1999 we completed two acquisitions to expand and enhance the capabilities of our UIX databases.

SERVICES

     We offer our clients an integrated solution utilizing our UIX databases, our UTX facilities and our client support services.

UNIVERSAL INFORMATION EXCHANGE (UIX)

     Our UIX consists of several proprietary, interconnected databases containing capacity, availability, physical location and pricing information from over 35 transport suppliers and more than 75,000 physical sites. The UIX databases contain over 3.3 million data elements. We expect this number will grow as we continue to add information to our UIX about the networks of new transport suppliers. We offer our clients the ability to access information and obtain services from our UIX using the Internet. By utilizing our UIX we are able to provide our clients with a single point of contact for the supply and installation of circuits from multiple vendors, as well as circuit access and network monitoring. We believe our UIX enables us to provide these services more efficiently and cost-effectively than traditional communications transport suppliers.

     We utilize our UIX to offer our clients a comprehensive range of services including:

     QUOTING. Our quoting system can be accessed over the Internet and enables clients to request and receive quotes for circuit configuration, supply and installation. We are generally able to provide a basic quote within 24 hours of our clients' request.

     ORDER PROCESSING. Clients can place orders online by directly entering information about their desired circuit, including capacity requirement, physical location, contract terms, technical specifications and special instructions.

     SUPPLY AND INSTALLATION OF CIRCUITS. Our UIX contains information on the processes by which over 35 transport suppliers supply and install circuits. By using this information we are able to work with the personnel and field technicians of multiple vendors to provide dedicated circuits to our clients. As part of our service we provide our clients with a graphical design layout record showing critical network points and a weekly status update.

[In this space we will insert a diagram depicting representative circuit segments (local loop, long haul, local loop) that could create a single end-to-end circuit between end customers in New York City and San Francisco.]

     CIRCUIT ACCESS. We provide our clients with ongoing dedicated circuit access over the networks of multiple vendors through long term contracts, with terms typically ranging from 12 to 60 months. Our clients remit payment to us for this ongoing circuit access on a monthly recurring basis for the life of the contract.

     A circuit can be delivered at different speeds and capacities. We currently are able to provide our clients circuit access at data rates ranging from DS-1 circuits carrying data at a rate of 1.536 million bits per second to OC-192 circuits carrying data at a rate of 192 OC-1 signals or 9.952 billion bits per second.

     BILLING. We compile the costs of multiple vendor circuit segments and present our clients with a single monthly invoice containing a single line item for each service. This eliminates the need for our clients to process multiple vendor bills and reduces our clients' processing time and costs.

     NETWORK MANAGEMENT SERVICES. We provide 24-hour-a-day, seven-day-a-week network management services, offering a single point of contact for network monitoring, maintenance and restoration across multiple vendor networks. Through this single point of contact, we generate one client reference record of a problem, which we use to provide network management across multiple vendor networks and to provide our clients with reporting and trouble resolution. This single client reference record increases response time and decreases down time in a circuit outage.

     Our organization interacts with the network management organizations of our transport suppliers, enabling us to identify and isolate circuit outages and to facilitate their restoration throughout each segment of a circuit. Without these services a client would have to contact multiple vendors to determine the source of a circuit outage and to restore the circuit. Currently, our network management services are partially outsourced through a third party until our own facility becomes operational.

UNIVERSAL TRANSPORT EXCHANGE (UTX)

     Our UTX facilities provide interconnection points between multiple network service providers and transport suppliers. Network service providers and transport suppliers lease space in our facilities to place network equipment that may be connected to other network service providers and transport suppliers in the facility. Our UTX facilities may range in size from 500 square feet to 10,000 square feet.

     Our facilities do not depend on any particular technology and are open to multiple competing network service providers and transport suppliers, such as local exchange carriers, interexchange carriers, competitive local exchange carriers, ISPs and ASPs. We are not aligned with or reliant upon any single or group of transport suppliers. We believe that our UTX clients are attracted to our neutral position, which both alleviates their competitive concerns and provides them a broader range of solutions.

     As of March 7, 2000 we had two operational UTX facilities in Chicago and Santa Clara, and five UTX facilities under construction in Dallas, Los Angeles, Miami, San Francisco and Washington, D.C. We expect to commence construction on eight additional facilities during 2000.

     Our UTX facilities are integrated with our UIX databases. Our UTX facilities enable us to obtain additional information regarding available network capacity and points of access that is entered into our UIX databases. This additional information enables us to use our UIX databases more efficiently to provide circuits and network monitoring services for our clients.

CLIENT SUPPORT SERVICES

     CLIENT ADVOCACY SERVICES. We provide high quality client support services through our Client Advocacy Services organization. Our Client Advocacy Services personnel are highly trained field representatives with extensive knowledge of our services and an understanding of our client's business objectives. These representatives team with both our sales and provisioning organizations to meet client service expectations, and also provide technical assistance and field support during circuit testing and installation.

     CARRIER DEVELOPMENT SERVICES. Our development services personnel are responsible for managing our relationships with our existing transport suppliers and for identifying new relationships.

SALES AND MARKETING

     Our sales and marketing efforts are focused on achieving broad market penetration and increasing brand name recognition. Our sales efforts target ISPs, telecommunications service providers and ASPs that we believe have the greatest need for transport capacity and infrastructure services.

SALES

     We have developed a two-tiered sales strategy which is designed to (a) target new accounts through our direct sales representatives and (b) identify opportunities for additional sales to our existing client base through our account managers. As of December 31, 1999 our sales staff consisted of 18 direct sales representatives, including six account managers in 12 sales offices in the United States, including offices in California, Virginia, New York and Illinois. The direct sales force is divided into two geographic regions in the United States and is supervised by regional directors, each of whom has responsibility for all sales functions in his geographic region. The account management group is supervised by a director and targets larger clients, based on recurring monthly revenue.

     We have developed programs to attract and retain a highly skilled, motivated sales staff that possesses the necessary technical skills, consultative sales experience and knowledge of its assigned territory markets. These programs include technical and sales process training and instruction in consultative selling techniques. Our sales representatives and account managers are compensated through a combination of base salary and performance-based bonuses.

MARKETING

     We direct our corporate marketing efforts to a select market segment of clients, including Internet service providers, application service providers and telecommunications service providers. Our marketing activities include the following:

     - Participation at telecommunication industry tradeshows where our clients and prospects are in attendance;

     - Advertising in telecommunications trade publications that target transport suppliers and service providers;

     - Direct mail campaigns that use tradeshow lists in order to attract the show's participants to our booth to learn about our current service offerings; and

     - Press releases about our services.

     We intend to increase marketing expenditures in future periods in an effort to stimulate demand for our services and build brand awareness.

CLIENTS

     As of December 31, 1999, we had more than 100 clients, including telecommunication services providers, Internet services providers and application service providers. For the year ended December 31, 1999, AboveNet Communications (MFN) accounted for 38% of our revenues. For the year ended December 31, 1998, Carmen Associates accounted for approximately 16% of our revenues and GTE Internetworking accounted for approximately 13% of our revenues. The following is a list of all of our clients accounting for over 1% of our monthly recurring revenues generated under client contracts as of December 31, 1999:

AboveNet Communications (MFN)
AIT/PrePay Worldwide
Atlas Communications
BCE Nexxia
Business Technology Services
Cable & Wireless
CETLink
Electric Lightwave
Fiber Network Solutions
IDT
Internet Capital Group
InterXchange
Kivex
MegsInet
NapNet
Pathnet
Road Runner
Teleglobe Communications
UUNET

     Our client contracts generally provide for terms ranging from 12 to 60 months. Our clients may terminate their contracts at any time. However, a client that cancels a contract is required to pay us substantially all of the amounts payable over the remaining term of the contract. We bill for circuit charges monthly in advance, and we recognize circuit revenues in the month that we provide the service.


VENDORS



     From time to time we enter into long-term contracts, commonly referred to as "master service agreements" or "master carrier agreements", with communications transport suppliers for the supply and installation of network capacity. As of March 10, 2000, we had master carrier agreements with the following vendors:



AT&T


GTE


IXC (Broadwing)


Level(3) Communications


MCI Worldcom Communications


Williams Communications



     Our master carrier agreements generally provide for terms ranging from three to ten years and provide for a monthly minimum revenue commitment for the term of the contract. These master carrier agreements will impose minimum purchase commitments on us that we anticipate will total approximately $1.8 million per month by September 2000. Under a master carrier agreement, each circuit provided by a transport supplier has its own term, generally ranging from 12 to 60 months, and is governed by the terms and conditions set forth in the master carrier agreement. If we cancel a contract with a transport supplier with respect to a particular circuit, we must generally pay cancellation charges that can equal substantially all of the amount payable over the remaining term of the contract for that circuit.

COMPETITION

     The market for the services we provide is highly fragmented. We believe that at this time no single competitor competes directly with us with respect to all of the services we offer. However, we currently or potentially compete with a variety of companies with respect to our services on an individual basis. There are few substantial barriers to entry into our market, and we expect that we will face additional competition from existing and new global entrants in the future. We believe that any entrant in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. We believe that the principal competitive factors in this market include:

     - the ability to access information regarding multiple vendor networks;

     - the ability to provide connections to networks of multiple vendors;

     - the ability to provide comprehensive network management services including troubleshooting and circuit restoration across multiple network environments;

     - the ability to secure strategic relationships with carriers and clients;

     - the ability to provide a high level of ongoing client service and support;

     - the ability to locate interconnection facilities in strategic locations; and

     - brand recognition.

     We might not have the resources or expertise to compete successfully in the future. For additional information on the competitive risks that we face, you should read the section entitled "Risk Factors -- Competition in our industry is intense and growing, and we may be unable to compete effectively".

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our intellectual property. We have no patented technology that would preclude or inhibit competitors from entering our market. We have no federally registered trademarks or service marks, although we have applied for registration of certain of our service marks. Even if registration is granted, we may be limited in the scope of services for which we may exclusively use our service marks. We enter into confidentiality agreements with our employees, consultants and partners, and we control access to, and distribution of, our proprietary information. Our intellectual property may be misappropriated or a third party may independently develop similar intellectual property. Moreover, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Unauthorized use of any of our proprietary information could seriously harm our business.

GOVERNMENT REGULATION

     We plan to offer communications common carrier services that will be subject to regulation by federal, state and local government agencies. Most data and Internet services are not subject to regulation, although communications services used for access to the Internet are regulated. We have obtained certain federal and state regulatory authorizations for our regulated service offerings, and are in the process of applying for additional authorizations.

     The FCC will exercise jurisdiction over our facilities and services to the extent those facilities are used to provide, originate or terminate interstate domestic or international common carrier communications. State regulatory commissions will have jurisdiction over our services to the extent they are used to originate or terminate intrastate common carrier communications. Municipalities and other local government agencies may require carriers to obtain licenses or franchises regulating use of public rights-of-way to install and operate their networks. Many of the regulations issued by these regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. In addition, federal, state and local authorities may seek to tax the services which we provide, which could impair the profitability of our business. We cannot predict the results of any changes.

     As we expand our business to other countries, we will become subject to similar regulatory issues in each country in which we do business. Although the trend in regulation globally is towards less regulation of competitive telecommunications markets, regulations in particular countries may limit our service offerings or our ability to compete effectively.

FEDERAL REGULATION

     The FCC regulates us as a non-dominant communications common carrier. The FCC's generally applicable regulations permit us to provide interstate domestic common carrier services without any further authorization, and we also have received authority from the FCC to provide international services between the United States and foreign countries. Our interstate domestic and international services are not subject to significant federal regulation, although we are required to file schedules of our prices, terms, and conditions, or tariffs with the FCC for our telecommunications services, and to pay regulatory fees and assessments based on our interstate and international telecommunications revenues. The FCC has the authority to condition, modify, cancel, terminate or revoke our licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies of the FCC. The FCC may also impose fines or other penalties for violations. The FCC also imposes prior approval requirements on transfers of control and assignments of authorizations. While we believe we are in compliance with applicable laws and regulations, we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

     INTERNATIONAL SERVICES. The FCC has adopted rules for a multi-year transition to lower international settlements payments by U.S. common carriers. We believe that these rules are likely to lead to lower rates for certain international services and increased demand for these services, including capacity on the U.S. facilities that provide these services.

LOCAL COMPETITION RULES

     The FCC's role with respect to local telephone competition arises principally from the Telecommunications Act of 1996. This Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service and gives the FCC jurisdiction over important issues related to local competition.

     Incumbent local exchange carriers (ILECs), such as the regional Bell operating companies and affiliates of GTE and Sprint, are required to negotiate in good faith with competing carriers on rates, terms and conditions for interconnection, access to unbundled elements, resale, and other duties imposed by the Telecommunications Act of 1996. The Telecommunications Act provides procedures and timetables for negotiation, arbitration and approval of interconnection agreements. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to Federal courts. We may experience difficulty in obtaining timely implementation of local interconnection agreements, and we can provide no assurance we will offer local services in these areas in accordance with our projected schedule, if at all.

     The duties imposed on ILECs by the Telecommunications Act of 1996 include the following:

     INTERCONNECTION. ILECs are required to provide interconnection for competing local telecommunications carriers at any technically feasible point, on rates, terms and conditions that are just, reasonable and nondiscriminatory.

     ACCESS TO UNBUNDLED ELEMENTS. ILECs are required to provide access to network elements on an unbundled basis at any technically feasible point, on rates, terms, and conditions that are just, reasonable, and nondiscriminatory. On November 5, 1999, the FCC, in response to a recent U.S. Supreme Court decision, released an Order revising its rules on the network elements that incumbents must make available, particularly those used in the provision of advanced services.

Among other things, this Order confirms that dedicated transport, including dark fiber, is among the network elements that ILECs must provide on a unbundled basis. A subsequent FCC order, released on December 9, 1999, requires ILECs to unbundle the high-frequency portion of local access lines, so as to permit competing carriers to offer broadband data services over the same copper wires the ILEC uses to provide voice telephone service. While we do not believe that these revisions will have significant impact on our business, other parties may request an appeal of this Order, which will create continued uncertainty.

     COLLOCATION. ILECs are required to provide physical collocation of equipment necessary for interconnection or access to unbundled network elements at the ILEC's premises, except that the ILEC may offer alternative arrangements, if it demonstrates to the state regulatory commission that physical collocation is not practical for technical reasons, or because of space limitations. On March 18, 1999, the FCC adopted measures designed to facilitate a competitor's ability to access ILEC collocation space, including a requirement that ILECs permit collocation without construction of a "cage" to enclose the competitor's equipment, and a requirement that competitors be able to locate all equipment necessary for interconnection, among other things.

     TRANSPORT AND TERMINATION CHARGES. ILECs and competitive local exchange carriers (CLECs) must enter into reciprocal arrangements for transport and termination of local telephone calls. State regulatory commissions, during arbitrations, should set symmetrical prices for these services based on forward-looking economic costs, using the Total Element Long Run Incremental Cost, or TELRIC, methodology.

     PRICING METHODOLOGIES. State commissions are required to set arbitrated rates for interconnection and unbundled elements based on the ILEC's TELRIC, plus a reasonable share of forward-looking joint and common costs.

     RESALE. State commissions are required to identify which marketing, billing, collection, and other costs will be avoided, or that are avoidable, by ILECs when they provide services on a wholesale basis and to calculate the portion of the retail rates for those services that is attributable to the avoided and avoidable costs.

     ACCESS TO RIGHTS-OF-WAY. Telecommunications carriers and utilities are required to provide nondiscriminatory access to their poles, ducts, conduits, and rights-of-way.

     The Telecommunications Act of 1996 also eliminates previous prohibitions on the provision of long distance services by the regional Bell operating companies and GTE's telephone operating company subsidiaries. These companies are now generally permitted to compete in providing long distance services, except that the regional Bell operating companies are not allowed to provide long distance service within the regions in which they also provide local exchange service, known as "in-region service," until they receive specific approval of the FCC on a state-by-state basis, based on satisfying several conditions, including a checklist of requirements intended to open local telephone markets to competition.

     In December 1999, the FCC authorized Bell Atlantic to provide in-region long distance service in New York state. We expect that the FCC will consider several other applications by regional Bell operating companies to provide in-region services within the coming year. If the FCC permits regional Bell operating companies to provide long distance service in their local service regions before they meet our local interconnection needs, they would be able to offer integrated local and long distance services and could have a significant competitive advantage in marketing those services to their existing local clients.

ILEC PRICING FLEXIBILITY

     In an Order issued in August 1999, the FCC granted the major local exchange carriers increased pricing flexibility upon demonstration of increased competition (or potential competition) in relevant markets. That process will give ILECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. This ruling will permit the ILECs to charge different rates for the same service in different geographic markets, and in some cases to negotiate customer-specific price terms. Although currently under appeal at the FCC and the District of Columbia Circuit Court, this FCC decision is likely to have a significant impact on the interstate access prices charged by the ILECs with which we compete, and hence on our operations, expenses, pricing and revenue. The ILECs' prices for these services will affect us both directly, as a customer buying services from the ILECs for resale to our customers, and indirectly, as a competitor.

UNIVERSAL SERVICE REFORM

     On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation of advancement of universal telephone service. All telecommunications carriers providing interstate telecommunications services, including us, must contribute to the universal service support fund. These contributions became due beginning in 1998 for all providers of interstate telecommunications services. Contributions are assessed based on interstate and international end user telecommunications. Contribution factors vary quarterly and carriers, including us, are billed monthly.

STATE REGULATION

     We will offer intrastate common carrier services and are subject to various state laws and regulations. Most public utility commissions require some form of certification or registration. We must acquire such authority before commencing service. In most states, we are also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate. We are required to update or amend these tariffs when we adjust our rates or add new products and are subject to various other regulatory requirements, including payment of fees and filing of reports, in these states.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations. Some states treat the transfer of only 10% of the voting stock of a regulated company, or its parent company, as a transfer of control that requires prior approval. The need to obtain these approvals may delay, and therefore may affect the terms of, major financing transactions in the future.

     States generally retain the right to sanction a carrier or to revoke certification if a carrier violates relevant laws or regulations. If any state regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues, or the refusal to grant the regulatory authority necessary for the future provision of intrastate communications services.

     We have applications pending to provide resold and network-based competitive local exchange and interexchange services in many states and plan to submit applications nationwide by the end of the year. We cannot be sure that we will receive the authorizations we seek currently or in the future.

LOCAL GOVERNMENT AUTHORIZATIONS

     In some municipalities, we may be required to pay license or franchise fees based on a percentage of gross revenue, as well as post performance bonds or letters of credit. In many markets, the incumbent providers do not pay these franchise fees or pay fees that are substantially less than those that we will be required to pay. To the extent that competitors do not pay the same level of fees as we do, we could be at a competitive disadvantage.

     At present, we have no plans to construct transmission facilities (such as fiber optic lines) in public rights-of-way, but if we do so in the future we may become subject to more extensive local government regulations.

INTERNATIONAL REGULATION

     In some countries where we plan to operate, local laws or regulations limit or require prior government approval for the provision of international telecommunications service in competition with authorized carriers. For example, our provision of services over facilities using our own network or by purchasing minutes from other carriers for resale to our customers may be affected by increased regulatory requirements in a foreign jurisdiction. Also, local laws and regulations differ significantly among the jurisdictions in which we operate or plan to operate, and, within such jurisdictions, the interpretation and enforcement of these laws and regulations can be unpredictable. We cannot be sure that future regulatory, judicial, legislative or political changes will permit us to offer to residents of these countries all or any of its services or will not have a material adverse effect on us. In addition, we cannot be sure that regulators or third parties will not raise material issues regarding our compliance with applicable laws or regulations, or that governmental decisions will not harm our business.

     In addition, the World Trade Organization Agreement, which reflects efforts to eliminate government-owned telecommunications monopolies throughout Asia, Europe and Latin America, may affect us. Although we believe that these deregulation efforts will create opportunities for new entrants in the telecommunications service industry, they also create enhanced opportunities for foreign telecommunications carriers to compete against us.

LEGAL PROCEEDINGS


     In February 2000, a complaint was filed in the Superior Court of California, County of Santa Clara, against us and other parties by Point West Ventures, L.P., previously known as Fourteen Hill Capital, L.P. and certain other shareholders in Vaultline Incorporated. The claim arises out of a letter of intent that we entered into in December 1998 relating to our potential acquisition of Vaultline. The letter stated that it was not binding on the parties except with respect to a $250,000 advance to be made by us and certain obligations of Vaultline. The letter contemplated that we would undertake a due diligence investigation of Vaultline. After performing the due diligence, we determined not to complete the transaction and entered into a mutual settlement agreement and release. Subsequently, Vaultline ceased doing business. The claimants contend that the mutual settlement agreement executed by the president of Vaultline was unauthorized. They allege that we, certain of our officers and others conspired to deprive them of their interests in Vaultline. They are seeking damages in excess of $10,000,000. We believe all of our legal obligations were satisfied and intend to vigorously contest any claims asserted against us relating to this matter.


EMPLOYEES


     As of March 13, 2000, we had approximately 250 full-time employees, none of whom was represented by a labor union. Our future performance depends, in significant part, upon the continued service of our key technical, sales and senior management personnel. All of our executive officers are subject to employment agreements for specific terms. For additional information on these employment agreements, please see "Management -- Employment Agreements" and "-- Change of Control Agreements". The loss of the services of one or more of our key employees could have a material adverse effect on our business, financial condition and results of operations. To date, we have not experienced any work stoppages, and we consider our relations with our employees to be good.

FACILITIES

     Our headquarters are located in Chicago, Illinois, where we lease 32,142 square feet of office space under a lease expiring in December 2000. We anticipate that we will need to secure additional space for our headquarters within the next six months. We also currently lease office space for sales offices in 12 cities in the United States, and space for UTX facilities in seven cities in the United States. Our UTX leases expire on various dates between May 2009 and November 2014.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages, as of March 1, 2000, are as follows:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Patrick C. Shutt(1)(2)....................  32    President and Chief Executive Officer and
                                                    Director
Robert J. Pommer, Jr.(1)(2)...............  32    Chief Operating Officer, Chief Technical
                                                    Officer, Secretary and Director
Donna M. Shore............................  31    Executive Vice President, Chief Financial
                                                    Officer and Treasurer
Holly A. Weller...........................  48    Executive Vice President, Marketing
Kenneth A. Napier.........................  53    Executive Vice President, Operations
William J. Coyne III......................  48    Executive Vice President, Client Services
Scott D. Fehlan...........................  31    General Counsel and Assistant Secretary
Mark A. Dickey............................  36    Vice President, Business Development
George A. King............................  41    Senior Vice President, Corporate
                                                    Development
Robert E. Rainone, Jr.....................  37    Chief Development Officer
Paolo Guidi...............................  57    Director
Thomas Kapsalis(3)........................  66    Director
Robert A. Pollan..........................  39    Director
Joseph L. Schocken(2)(3)(4)...............  53    Director
John F. Slevin(4).........................  63    Director
Roland A. Van der Meer(2)(3)(4)...........  39    Director

---------------
(1) Member of nominating committee
(2) Member of option committee
(3) Member of compensation committee
(4) Member of audit committee

     PATRICK C. SHUTT co-founded Universal Access in October 1997 and has served as our President and as one of our directors since our inception. Mr. Shutt has been our Chief Executive Officer since December 1998. Prior to founding Universal Access, from March 1996 to September 1997, Mr. Shutt was Senior Vice President of Operations at Arista Communications, a telecommunications agency firm. From February 1994 to March 1996, he was a sales manager with TCG, a telecommunications company. From October 1993 to February 1994, Mr. Shutt was the Vice President in charge of Business Development for Valuation Counselors, a business services company.

     ROBERT J. POMMER, JR. co-founded Universal Access in October 1997, has served as our Secretary since our inception and was our Treasurer from October 1997 to August 1999. Mr. Pommer has served as our Chief Operating Officer since December 1998 and as our Chief Technical Officer since January 2000 and as one of our directors since July 1998. Prior to founding Universal Access, from March 1996 to September 1997, Mr. Pommer was Vice President of Operations for Arista Communications, a telecommunications agency firm. From May 1994 to March 1996, he was a Manager for Strategic Accounts with TCG, a telecommunications company. From November 1993 to May 1994, Mr. Pommer was a consultant for Delta Communications, a telecommunications consulting firm.

     DONNA M. SHORE has served as Executive Vice President since January 2000 and Chief Financial Officer and Treasurer since August 1999. From December 1998 to March 1999 she served as our Vice President of Finance and from March 1999 to August 1999 she served as our Senior Vice President of Finance. From May 1991 to May 1998, Ms. Shore worked for PricewaterhouseCoopers LLP, a public accounting firm, most recently as a manager in their mergers and acquisitions division.

     HOLLY A. WELLER has served as Executive Vice President of Marketing since July 1999. Prior to joining Universal Access, from December 1998 until July 1999, she was Vice President of Business Development and Marketing for Amteva Technologies, a computer software developer which was acquired by Cisco Systems, Inc., a manufacturer of network equipment. From July 1997 to August 1998, Ms. Weller was with ADC Wireless Systems, a telecommunications equipment manufacturer, as the Vice President of Marketing and Sales. From January 1995 until July 1997 she was the Vice President and General Manager of the Wireless Data Group of Comcast Cellular Communications, a cellular communications company. Prior to January 1995, Ms. Weller spent 10 years working for NYNEX Corporation, a telephone company.

     KENNETH A. NAPIER has served as Executive Vice President of Operations since January 2000 and as Executive Vice President of Client Services from June 1999 to January 2000. Prior to joining us, from May 1997 to June 1999, Mr. Napier was Vice President of Business Development for Klein Technologies, Inc., a computer systems design company. From February 1991 to May 1997, he was a Senior Vice President of Strategic Development and a General Manager of Commercial Operations for Automation Research Systems, a computer systems engineering and computer management services company. From March 1988 to February 1991, he worked for Tracor, a computer systems design and integration company.

     WILLIAM J. COYNE III has served as our Executive Vice President of Client Services since February 2000. From August 1991 to January 2000, Mr. Coyne worked for Cable and Wireless, a telephone communications company, most recently as its Vice President of Large Accounts.


     MARK A. DICKEY has served as our Vice President of Business Development since January 2000. From November 1998 to January 2000 he served as our Vice President of Sales. From June 1996 to June 1998, Mr. Dickey was Director of Sales for USN Communications, a telecommunications company. From April 1994 to May 1996, Mr. Dickey worked as a manager at TCG, a telecommunications company. From May 1992 to April 1994, Mr. Dickey was a sales manager with Cable and Wireless, a telephone communications company.


     SCOTT D. FEHLAN has served as our General Counsel and Assistant Secretary since September 1999. From January 1995 to May 1998, Mr. Fehlan was an associate, and from June 1998 to September 1999 he was a shareholder of Shefsky & Froelich Ltd., a law firm. From January 1993 to January 1995, he was an associate with Kirkland & Ellis, a law firm. Mr. Fehlan holds a J.D. from Yale Law School.

     THOMAS KAPSALIS has served as one of our directors since October 1997. From October 1997 to February 1999, Mr. Kapsalis was our Chairman of the Board, Assistant Secretary and Assistant Treasurer. Since June 1986, Mr. Kapsalis has been Chairman of K&D Facilities Resource Corporation, a business consulting firm. Mr. Kapsalis has also been a member of the Cole Taylor Bank Advisory Board since September 1993.

     GEORGE A. KING has served as our Senior Vice President of Corporate Development since August 1999. From our inception to August 1999, Mr. King served as an advisor to the executive officer group. From our inception to February 1999, Mr. King was one of our directors. Prior to joining Universal Access, from February 1995 to November 1996, Mr. King was a Managing Director of Cambridge Partners, an investment banking firm. From December 1996 to August 1999, was a Senior Managing Director of Hudson AIPF, LLC, a financial advisory firm. From January 1994 to February 1995, Mr. King was a Vice President of Credit Suisse First Boston, an investment banking firm.

     ROBERT E. RAINONE, JR. has served as our Chief Development Officer since February 2000. From October 1998 to February 2000, Mr. Rainone was the Vice President of Marketing at Open Port Technology, Inc., an internet messaging company. From March 1993 to August 1997, Mr. Rainone was employed by U.S. Robotics Corporation, a computer equipment manufacturer and subsidiary of 3Com Corporation, in various capacities, most recently as Vice President and General Manager of Business Access.

     PAOLO GUIDI has served as one of our directors since August 1999. He has been the President and Chief Executive Officer of Teleglobe Communications Corporation, a provider of intercontinental telecommunications services, since February 1995. From July 1986 to February 1995, Mr. Guidi was employed by Sprint International Corporation, a provider of intercontinental telecommunications services, in various capacities, most recently as President.

     ROBERT A. POLLAN has served as one of our directors since February 1999. Mr. Pollan has been a Managing Director of Internet Capital Group, an internet holding company, since June 1998. From August 1995 to June 1998, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation. From September 1991 to July 1995, Mr. Pollan was co-founder and Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe.

     JOSEPH L. SCHOCKEN has served as one of our directors since October 1998. He founded Broadmark Capital Corporation, an investment banking firm, in November 1986 and serves as its Chairman. Mr. Schocken is also a director of Broadmark Asset Management Company, an asset management firm. Mr. Schocken is also the head of Broadmark Capital Corporation's Corporate Finance Group where he serves as an advisor to a number of Broadmark's clients and portfolio companies.

     JOHN F. SLEVIN has served as one of our directors since February 2000. From October 1975 to January 1999, Mr. Slevin worked for Comdisco, Inc., an equipment leasing company, most recently as its Chairman, Chief Executive Officer and President. Mr. Slevin is also currently a director of MediaOne Group, Inc., a broadband communications company, and InterWorld Corporation, an enterprise commerce software company.

     ROLAND A. VAN DER MEER has served as one of our directors since February 1999. In June 1987, Mr. Van der Meer founded and became a partner of ComVentures, a venture capital firm. From June 1993 to June 1997, Mr. Van der Meer was a partner at the venture capital firm of Partech International.

BOARD OF DIRECTORS


     Our board of directors currently consists of nine authorized members. When this offering is completed, the terms of office of our board of directors will be divided into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of the stockholders to be held in 2002. This classification of our board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital
Stock -- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions".


     Our executive officers are appointed by our board of directors on an annual basis and serve until their successors have been elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     We established an audit committee and a compensation committee in August 1999. The audit committee consists of Messrs. Slevin, Schocken and Van der Meer. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

     The compensation committee consists of Messrs. Kapsalis, Schocken and Van der Meer. The compensation committee reviews and recommends to our board of directors the compensation of all of our officers and directors, including stock compensation and loans and establishes and reviews general policies relating to the compensation and benefits of our employees.

     We established an option committee consisting of Messrs. Pommer, Schocken, Shutt and Van der Meer in March 1999. The option committee reviews and approves equity grants pursuant to our stock option plans to our employees other than executive officers.

     We established a nominating committee in February 1999, consisting of Messrs. Pommer and Shutt. The nominating committee reviews and approves the appointment of directors to our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of our compensation committee are Messrs. Kapsalis, Schocken and Van der Meer. None of the members of the compensation committee is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Mr. Kapsalis is a holder of approximately 4.84% of our outstanding stock. He is also principal of K&D Consulting. We paid K&D Consulting $3,000 per month from April 1999 to October 1999 for management consulting services. Mr. Van der Meer is a partner of ComVentures, a holder of approximately 17.02% of our outstanding stock that has purchased shares of Series B preferred stock, Series C preferred stock and Series D preferred stock. Mr. Schocken is the chairman of Broadmark Capital Corporation, a holder of approximately 1.02% of our outstanding stock that has purchased shares of our common stock, Series A preferred stock and Series D preferred stock. Broadmark Capital Corporation provided financial services to us in connection with the placement of our Series A preferred stock and Series D preferred stock. As consideration for these services, we paid Broadmark approximately $502,190 and issued them warrants for our common stock and our Series A preferred stock. In addition, Broadmark received options to purchase a total of 839,994 shares of our common stock from John Drummond, a 5% stockholder, Thomas Kapsalis, a 5% stockholder and a director, and another stockholder. See "Transactions with Related Parties and Insiders." Prior to the formation of the compensation committee, compensation decisions were made by our entire board of directors.


DIRECTOR COMPENSATION

     Other than our stock option grant to Paolo Guidi in August 1999 which is described in "Transactions With Related Parties and Insiders -- Option Grants to Executive Officers and Directors" and the payment of $2,000 to Mr. Guidi for each board meeting that he attends in person or by telephone, we do not currently compensate our directors in cash for their service as members of our board of directors, although they are reimbursed for certain expenses in connection with attendance at board of director and committee meetings. Our 1999 Director Option Plan provides for the automatic grant of non-statutory stock options to nonemployee directors. For further information regarding the provisions of the 1999 Director Option Plan, see "-- Incentive Stock Plans".

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation will, upon the closing of this offering, limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and certain expenses, including attorneys' fees incurred by the director, executive officer or controller in any action or proceeding, including any action by or in our right, arising out of the person's services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ended December 31, 1999 by our Chief Executive Officer and our next four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended December 31, 1999, whom we refer to in this prospectus collectively as the "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                             COMPENSATION
                                                                AWARDS
                                              ANNUAL         ------------
                                           COMPENSATION       SECURITIES
                                        ------------------    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITIONS        SALARY     BONUS      OPTIONS      COMPENSATION
     ----------------------------       --------   -------   ------------   ------------
Patrick C. Shutt......................  $196,561   $99,283     500,000             --
  President and Chief Executive
     Officer
Robert J. Pommer, Jr..................  $182,508   $94,889     300,000             --
  Chief Operating Officer, Chief
     Technical Officer and Secretary
Donna M. Shore........................  $150,012   $78,701     200,000             --
  Executive Vice President, Chief
     Financial Officer, Treasurer

                                                             COMPENSATION
                                                                AWARDS
                                              ANNUAL         ------------
                                           COMPENSATION       SECURITIES
                                        ------------------    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITIONS        SALARY     BONUS      OPTIONS      COMPENSATION
     ----------------------------       --------   -------   ------------   ------------
Kenneth A. Napier.....................  $ 77,492   $27,525     550,000        $16,693(1)
  Executive Vice President, Operations
Mark A. Dickey........................  $119,500   $42,221     150,000             --
  Vice President, Business Development

---------------
(1) Consists of a housing allowance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

     - Multiplying the number of shares of common stock underlying each option by $9.00 per share, the assumed initial public offering price per share;

     - Assuming that the total stock value derived from that calculation compounds at the annual 0%, 5% or 10% rate shown in the table for the entire ten-year term of the option; and

     - Subtracting from that result the total option exercise price.

     Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     The percentage of total options granted is based on an aggregate of 7,131,250 options granted by us during the fiscal year ended December 31, 1999, to our employees including the named executive officers. Unless otherwise indicated, options were granted with an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors at the time of the grants.


                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                    % OF TOTAL                                        POTENTIAL REALIZABLE VALUE
                       NUMBER OF     OPTIONS                                            AT ASSUMED ANNUAL RATES
                       SECURITIES   GRANTED TO                                           OF STOCK APPRECIATION
                       UNDERLYING   EMPLOYEES    EXERCISE                                   FOR OPTION TERM
                        OPTIONS       DURING     PRICE PER      EXPIRATION       -------------------------------------
        NAME           GRANTED(#)     PERIOD       SHARE           DATE              0%           5%           10%
        ----           ----------   ----------   ---------   -----------------   ----------   ----------   -----------
Patrick C. Shutt.....   500,000(1)     7.01%       $1.51(2)     August 4, 2009   $3,745,000   $6,575,000   $10,916,841
Robert J. Pommer,
  Jr. ...............   300,000(1)     4.21%       $1.51(2)     August 4, 2009    2,247,000    3,945,000     6,550,105
Donna M. Shore.......   200,000(1)     2.80%       $1.38        August 4, 2009    1,524,000    2,656,010     4,392,736
Kenneth A. Napier....    50,000(1)      0.7%       $6.10      November 5, 2009      145,000      428,003       862,184
                        100,000(1)      1.4%       $1.38        August 4, 2009      762,000    1,328,005     2,196,368
                        400,000(3)     5.61%       $0.27         June 25, 2009    3,492,000    5,688,100     9,057,349
Mark A. Dickey.......   150,000(4)     2.10%       $1.38        August 5, 2009    1,143,000    1,992,008     3,294,552

---------------
(1) As of December 31, 1999, these options were completely vested.

(2) The fair market value of our common stock on the date of this grant was $1.38 as determined in good faith by our board of directors.

(3) This option to purchase our common stock vests as to one fourth of the shares on June 25, 2000 with the remaining shares vesting ratably on a monthly basis thereafter.

(4) This option to purchase our common stock vests as to one fourth of the shares on August 5, 2000 with the remaining shares vesting ratably on a monthly basis thereafter.

               AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table presents information regarding the named executive officers, concerning option exercises for the year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999. The value of unexercised in-the-money options is based on a price of $7.20 per share, the fair market value of our stock on December 31, 1999, as determined by our board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SHARES           DECEMBER 31, 1999             DECEMBER 31, 1999
                             ACQUIRED ON   ---------------------------   ---------------------------
           NAME               EXERCISE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -------------   -----------   -------------
Patrick C. Shutt...........    500,000       300,000             --      $2,159,999             --
Robert J. Pommer, Jr. .....    300,000       300,000             --      $2,159,999             --
Donna M. Shore.............    200,000       121,875        328,125      $  877,297     $2,361,953
Kenneth A. Napier..........         --            --        400,000              --     $2,772,000
                                    --        50,000             --      $   55,000             --
                                    --       100,000             --      $  582,500             --
Mark A. Dickey.............         --            --        150,000              --     $  873,750
                                    --       121,875        328,125      $  877,297     $2,361,953

INCENTIVE STOCK PLANS

1998 EMPLOYEE STOCK OPTION PLAN

     Our 1998 Employee Stock Option Plan, referred to as the "1998 Plan", was adopted by our board of directors on July 10, 1998 and approved by our stockholders on May 1, 1998. Our board of directors has decided that as of the effective date of this offering no further options will be granted under the 1998 Plan. However, the provisions of our 1998 Plan will continue to govern outstanding options issued under the 1998 Plan. Our 1998 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the "Code", to our employees and for the grant of nonstatutory stock options to our employees, directors and consultants.


     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1998 PLAN. The maximum number of shares that may be issued under the 1998 Plan is 13,000,000 shares of our common stock. As of March 10, 2000 options to purchase 10,688,179 shares of our common stock were outstanding under the 1998 Plan.


     ADMINISTRATION OF THE 1998 PLAN. Our board of directors or a committee appointed by our board of directors administers the 1998 Plan. The board or committee has the authority to determine the terms of the option grants under the 1998 Plan including the exercise price, the number of shares covered by each option, the vesting of options and the form of consideration payable upon exercise.

     OPTIONS. The exercise price of incentive stock options granted under the 1998 Plan may not be lower than the fair market value, as determined by our board of directors on the date of grant, of our common stock and the term of an option may not exceed 10 years. If one of our stockholders owned 10% of the voting power of all classes of our outstanding capital stock and is granted an incentive stock option, the exercise price may not be lower than 110% of the fair market value on the date of grant and the term may be no longer than five years.

     If an optionee's employment is terminated due to death or disability, he or she generally will have one year to exercise any of his or her outstanding options. If an optionee's employment is terminated due to retirement, he or she generally will have three years to exercise each outstanding option. If an optionee's employment is terminated for any other reason, he or she generally will have three months to exercise any options held by him or her; provided, however an optionee's options will terminate immediately upon his or her termination for cause.

     Options granted under our 1998 Plan are not transferable other than by will, the laws of inheritance or pursuant to a qualified domestic relations order.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1998 Plan provides that if we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted by the successor corporation, the committee has the discretion to allow each option to be exercisable in full, including shares that would not otherwise be exercisable at the time of such merger or sale of assets. If the outstanding options are not assumed or substituted by the successor corporation and the committee chooses to accelerate the exercisability of outstanding options, all options will terminate if not exercised during the 30-day period prior to the merger or sale of assets.

1999 STOCK PLAN

     Our board of directors adopted the 1999 Stock Plan, referred to as the "1999 Plan", in November 1999. The 1999 Plan was approved by our stockholders in January 2000. Our 1999 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.


     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1999 PLAN. As of March 10, 2000, a total of 10,000,000 shares of our common stock were reserved for issuance pursuant to the 1999 Plan, of which options to acquire 623,750 shares were issued and outstanding as of that date. We anticipate that we will grant approximately 475,000 additional shares under our 1999 Plan prior to the closing of this offering. Our 1999 Plan provides for annual increases in the number of shares available for issuance under our 1999 Plan on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 5% of the outstanding shares of common stock on the first day of our fiscal year, 10,000,000 shares of our common stock, or an amount determined by our board of directors.


     ADMINISTRATION OF THE 1999 PLAN. Our board of directors or a committee of our board of directors administers the 1999 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the authority to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

     OPTIONS. The administrator determines the exercise price of options granted under the 1999 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of the grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 3,000,000 shares in any fiscal year; except that an optionee in his initial term of service may receive options to purchase up to an additional 2,000,000 shares.

     After termination of the employment of one of our employees, directors or consultants, he or she may exercise vested options for the period of time subsequent to termination stated in the option agreement or for three months if a period is not stated in the option agreement. If termination of employment is due to death or disability, vested options will remain exercisable for 12 months or for the period stated in the option agreement. However, an option may never be exercised later than the expiration of its term.

     STOCK PURCHASE RIGHTS. Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 1999 Plan. The administrator determines the exercise price of stock purchase rights granted under our 1999 Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

     TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Our 1999 Plan generally does not allow for the transfer of options or stock purchase rights, and, during the lifetime of the optionee, only the optionee may exercise an option and stock purchase right. However, the administrator has the authority to allow for the transferability of options and stock purchase rights.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. Our 1999 Plan provides that if we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period provided for in the notice.

     AMENDMENT AND TERMINATION OF OUR 1999 PLAN. Our 1999 Plan will automatically terminate in 2009, unless our board of directors terminates it sooner. However, our board of directors may amend, suspend or terminate the 1999 Plan provided it does not adversely affect any option previously granted under our 1999 Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with this offering, we intend to establish an employee stock purchase plan. The employee stock purchase plan was adopted by our board in November 1999 and was approved by our stockholders in January 2000.

     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PURCHASE PLAN. A total of 500,000 shares of our common stock will be made available for issuance under the employee stock purchase plan. In addition, our employee stock purchase plan provides for annual increases in the number of shares available for issuance under the employee stock purchase plan on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of the fiscal year, 3,000,000 shares, or such other amount as our board of directors may determine.

     ADMINISTRATION OF THE PURCHASE PLAN. Our board of directors or a committee of our board administers the employee stock purchase plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the employee stock purchase plan.

     ELIGIBILITY TO PARTICIPATE. Our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the employee stock purchase plan if such employee:

     - immediately after grant will own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - has rights to purchase stock under any of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

     OFFERING PERIODS AND CONTRIBUTIONS. Our employee stock purchase plan is intended to meet the requirements of Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1st and November 1st of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2002.

     Our employee stock purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary, wages, overtime pay, commissions, bonuses and other compensation remuneration paid directly to the employee. A participant may not purchase more than 3,000 shares during a six month purchase period.

     PURCHASE OF SHARES. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     TRANSFERABILITY OF RIGHTS. A participant may not transfer rights granted under the employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the employee stock purchase plan.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. If we merge with or into another corporation or sell substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     AMENDMENT AND TERMINATION OF THE PURCHASE PLAN. Our employee stock purchase plan will terminate in 2009. However, our board of directors may at any time and for any reason amend or terminate our employee stock purchase plan, except that, subject to certain exceptions described in the employee stock purchase plan, no such action may adversely affect any outstanding rights to purchase stock under our employee stock purchase plan.

1999 DIRECTOR OPTION PLAN

     Our board of directors adopted the 1999 Director Option Plan in November 1999. The director plan was approved by to our stockholders in January 2000. The director plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

     NUMBER OF SHARES AVAILABLE UNDER THE DIRECTOR PLAN. As of December 31, 1999, a total of 500,000 shares were reserved for issuance under the director plan. No options will be granted under the director plan until the effective date of this offering.

     OPTIONS. All grants of options to our non-employee directors under the director plan are automatic. We will grant each non-employee director an option to purchase 20,000 shares upon the later of (i) the effective date of the director plan, or (ii) when such person first becomes a non-employee director; however those directors who became non-employee directors by ceasing to be employee directors will not receive such an option grant. All non-employee directors who have been a director for at least six months as of June 30th of each year will receive an option to purchase 5,000 shares on June 30th of each year.

     All options granted under our director plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each 20,000-share option becomes exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a director on such dates. Each annual 5,000-share option becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a director on such date.

     After termination as a non-employee director, an optionee must exercise an option within the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.

     TRANSFERABILITY OF OPTIONS. A non-employee director may not transfer options granted under our director plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

     ADJUSTMENTS UPON MERGER OR AN ASSET SALE. If we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable, including as to shares for which it would not otherwise be exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, our board of directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

     AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN. Unless terminated sooner, our director plan will automatically terminate in 2009. Our board of directors may amend, alter, suspend, or discontinue the director plan, but no such action may adversely affect any grant made under the director plan.

401(k) PLAN

     In 1999, we adopted the Universal Access, Inc. 401(k) Savings Plan and Trust, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current eligible compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan does permit discretionary matching contributions to the 401(k) plan by us on behalf of participants in the 401(k) plan who have completed at least a year of service to us. To date, there have been no matching contributions.

EMPLOYMENT AGREEMENTS

     From time to time, we have entered into employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

     Patrick Shutt. In September 1998, Patrick Shutt entered into an employment agreement with us. In February 1999 and February 2000, we amended our employment agreement with Mr. Shutt. Mr. Shutt is currently entitled to an annual salary of $235,000 with an annual bonus to be paid upon the completion of performance-based milestones. Mr. Shutt is also entitled to a car allowance of $600 per month. Mr. Shutt's employment agreement is for a renewable one-year term.

     Robert Pommer. In September 1998, Robert Pommer entered into an employment agreement with us. In February 1999 and February 2000 we amended our employment agreement with Mr. Pommer. Mr. Pommer is currently entitled to an annual salary of $215,000 with an annual bonus to be paid upon the completion of performance-based milestones. Mr. Pommer is also entitled to a car allowance of $600 per month. Mr. Pommer's employment agreement is for a renewable one-year term.

     Donna Shore. In November 1998, Donna Shore entered into an employment agreement with us. We amended our employment agreement with Ms. Shore in February 2000. Ms. Shore is currently entitled to an annual salary of $175,000 with an annual bonus to be paid upon the completion of performance-based milestones. Ms. Shore is also entitled to a car allowance of $600 per month. Ms. Shore's employment agreement has an initial term of three years and is renewable for additional one-year terms.


     Holly Weller. In August 1999, Holly Weller entered into an employment agreement with us. We amended our employment agreement with Ms. Weller in February 2000. Ms. Weller is currently entitled to an annual salary of $155,000 with a quarterly bonus of up to $15,000 to be paid upon the completion of performance-based milestones. Ms. Weller's employment agreement is for a renewable one-year term.


     Kenneth Napier. In July 1999, Kenneth Napier entered into an employment agreement with us. We amended our employment agreement with Mr. Napier in February 2000. Mr. Napier is currently entitled to an annual salary of $145,000 with an annual bonus to be paid at our discretion. Mr. Napier's employment agreement is for a renewable one-year term.

     William Coyne. In February 2000, William Coyne entered into an employment agreement with us. We amended our employment agreement with Mr. Coyne in February 2000. Mr. Coyne is currently entitled to an annual salary of $185,000 with an annual bonus of up to $100,000 to be paid at our discretion. Mr. Coyne's employment agreement is for a renewable one-year term.

     Scott Fehlan. In September 1999, Scott Fehlan entered into an employment agreement with us. We amended our employment agreement with Mr. Fehlan in February 2000. Mr. Fehlan is currently entitled to an annual salary of $155,000 with a quarterly bonus of up to $10,000 to be paid upon the completion of performance-based milestones. Mr. Fehlan's employment agreement is for a renewable one-year term.

     Mark Dickey. In November 1998, Mark Dickey entered into an employment agreement with us. We amended our employment agreement with Mr. Dickey in February 2000. Mr. Dickey is currently entitled to an annual salary of $120,000 with a quarterly bonus to be paid at our discretion. Mr. Dickey's employment agreement is for a renewable one-year term.

     George King. In August 1999, George King entered into an employment agreement with us. We amended our employment agreement with Mr. King in February 2000. Mr. King is currently entitled to an annual salary of $135,000 with an annual bonus to be paid at our discretion. Mr. King's employment agreement is for a renewable one-year term.

     Robert Rainone. In February 2000, Robert Rainone entered into an employment agreement with us. Mr. Rainone is currently entitled to an annual salary of $190,000 with an annual bonus of up to

$60,000 to be paid at our discretion. Mr. Rainone's employment agreement is for a renewable one-year term.

     Our executive officers listed under "Management" have provisions in their employment agreements which provide that if we terminate their individual employment terms for any reason other than cause, death or total disability, or if their authority, duties or responsibilities with us have been substantially reduced, then we will provide them with health, life and disability insurance for the one-year period after their termination. In addition, other than for Mark Dickey, we must also pay them the balance of their base salaries and bonus for the lesser of six months or the remaining term of their employment terms. For Mark Dickey, we must pay him the balance of his base salary and bonus for the lesser of four months or the remaining term of his employment term.

CHANGE OF CONTROL ARRANGEMENTS

     Excluding Mark Dickey's August 1999 option grant for 150,000 shares of our common stock, any unvested options to purchase shares held by our executive officers will fully vest if there is a change of control which results in both:

     - any sale of all or substantially all of our assets, any merger of us with another company or any other corporate reorganization in which more than 50% of our voting power is transferred; and

     - the officer no longer being employed by us or the successor entity under substantially similar terms and conditions that existed prior to the change of control.

                 TRANSACTIONS WITH RELATED PARTIES AND INSIDERS

     Other than the employment agreements described under "Management" and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     COMMON STOCK. The following table summarizes the private placement transactions in which we sold common stock or granted warrants to acquire common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them.


                                                                                        WARRANTS TO
                                                                            SHARES OF    PURCHASE
                                                DATES OF        PRICE PER    COMMON       COMMON
                PURCHASER                       PURCHASE          SHARE       STOCK        STOCK
                ---------                   -----------------   ---------   ---------   -----------
Patrick C. Shutt..........................   October 7, 1997    $0.000002   4,725,000          --
  (executive officer, director and            March 1, 1998     $ 0.00003    150,000           --
  5% stockholder)                            August 4, 1999     $  1.5125    500,000           --
Robert J. Pommer, Jr......................   October 7, 1997    $0.000002   4,725,000          --
  (executive officer, director and            March 1, 1998     $ 0.00003    150,000           --
  5% stockholder)                            August 4, 1999     $  1.5125    300,000           --
Donna M. Shore............................   August 4, 1999     $   1.375    200,000           --
  (executive officer)                       February 24, 2000   $    0.01      6,170           --
Kenneth A. Napier.........................  February 19, 2000   $    1.38     50,000           --
  (executive officer)
Scott D. Fehlan...........................  February 10, 2000   $    2.79      5,000           --
  (executive officer)                       February 14, 2000   $    2.79      5,000           --
                                              March 1, 2000     $    2.79      5,000           --
George A. King............................    March 1, 1998     $ 0.00003    900,000           --
  (executive officer)
Thomas Kapsalis...........................   October 7, 1997    $0.000004   4,725,000          --
  (director and 5% stockholder)               March 1, 1998     $ 0.00003   1,050,000          --
Broadmark Investments, L.L.C..............  February 8, 1999    $    0.50         --      360,000
  (Joseph L. Schocken, one of our
  directors, is a non-member manager of
  Broadmark Investments, L.L.C. and has
  voting and investment power over the
  members of Broadmark Investments,
  L.L.C.)
John D. Drummond (5% stockholder).........   October 7, 1997    $0.000004   4,725,000          --
  (Mr. Drummond beneficially holds our
  stock in a family limited partnership
  and in a trust)
Giuseppina Zarcone (5% stockholder).......   October 7, 1997    $  0.0025   4,050,000          --
  (includes stock held as joint tenants
  with right of survivorship with her        October 7, 1997    $  0.0025   4,050,000          --
  father, and individually)


     For current information on the holdings of these individuals, see "Principal Stockholders".

     SERIES A PREFERRED STOCK. On several dates in 1998 and 1999, we sold our Series A preferred stock and granted warrants to acquire Series A preferred stock, each share of which is convertible into six shares of common stock. The following includes all purchasers who are officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                                   WARRANTS TO
                                                                       SHARES OF    PURCHASE
                                                                       SERIES A     SERIES A
                                                           PRICE PER   PREFERRED    PREFERRED
             PURCHASER                DATES OF PURCHASE      SHARE       STOCK        STOCK
             ---------                ------------------   ---------   ---------   -----------
Entities affiliated with Broadmark
  Investments L.L.C. ...............  September 15, 1998     $3.00      33,334           --
  (Joseph L. Schocken, one of our     September 15, 1998     $3.00          --       33,333
  directors, has voting and             March 5, 1999        $3.00      19,999           --
  investment power over the members
  of Broadmark Investments, L.L.C.)     March 8, 1999        $3.00          --       43,900

     SERIES B PREFERRED STOCK. In February and April 1999, we sold Series B preferred stock and warrants to acquire Series B preferred stock, each share of which is convertible into six shares of common stock. The following includes all purchasers who are officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                                    WARRANTS TO
                                                                        SHARES OF    PURCHASE
                                                                        SERIES B     SERIES B
                                             DATES OF       PRICE PER   PREFERRED    PREFERRED
               PURCHASER                     PURCHASE         SHARE       STOCK        STOCK
               ---------                 ----------------   ---------   ---------   -----------
Communications Ventures III, L.P.......  February 8, 1999     $3.00     1,111,111          --
Communications Ventures III CEO &
  Entrepreneurs' Fund, L.P.............  February 8, 1999      3.00       55,555           --
Communications Ventures III CEO &
  Entrepreneurs' Fund, L.P.............  February 8, 1999      0.01           --       11,112
Communications Ventures III, L.P.......  February 8, 1999      0.01           --      222,223
Internet Capital Group, Inc............  February 8, 1999      0.01           --      166,667
Internet Capital Group, Inc............  February 8, 1999      3.00      833,334           --

     Communications Ventures III, L.P. and Communications Ventures III CEO & Entrepreneurs' Fund, L.P. are affiliated with ComVentures. ComVentures is a 5% stockholder and Roland Van der Meer, who is one of our directors, is a principal of ComVentures. Internet Capital Group, Inc. is a 5% stockholder and Robert Pollan, who is one of our directors, is a managing director of Internet Capital Group, Inc.

     SERIES C PREFERRED STOCK. In May, 1999, we sold our Series C preferred stock at a purchase price of $3.00 per share. Each share of Series C preferred stock is convertible into three shares of common stock. The following includes all purchasers who are officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                              SHARES OF
                                                                              SERIES C
                                                                DATES OF      PREFERRED
                         PURCHASER                              PURCHASE        STOCK
                         ---------                            ------------    ---------
Communications Ventures III, L.P. ..........................  May 13, 1999     309,525
Communications Ventures III CEO & Entrepreneurs' Fund,
  L.P. .....................................................  May 13, 1999      15,476
Internet Capital Group, Inc. ...............................  May 13, 1999     325,000

     SERIES D PREFERRED STOCK. On several dates in 1999, we sold our Series D preferred stock at a purchase price of $4.25 per share. Each share of Series D preferred stock is convertible into three shares of common stock. The following includes all purchasers who are officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                                   SHARES OF
                                                                                   SERIES D
                                                                                   PREFERRED
                         PURCHASER                            DATES OF PURCHASE      STOCK
                         ---------                            ------------------   ---------
Communications Ventures III, L.P. ..........................   August 25, 1999       784,313
Communications Ventures III CEO & Entrepreneurs' Fund,
  L.P. .....................................................   August 25, 1999        39,216
Internet Capital Group, Inc. ...............................    June 30, 1999      3,764,706
Entities affiliated with Broadmark Investments L.L.C. ......  September 30, 1999      37,332

LOANS TO EXECUTIVE OFFICERS

     Patrick Shutt. In August 1999 we loaned $756,250 to Patrick Shutt under a promissory note which was amended and restated in December 1999, in connection with his purchase of 500,000 shares of our common stock. This loan accrues interest at a rate of 6% and is due and payable on or before August 2004. The principal amount outstanding under his loan on December 31, 1999 was $756,250.

     Robert Pommer. In May 1999, we loaned $200,000 to Robert Pommer under a promissory note. This loan accrues interest at an annual rate of 6% and will be due and payable in April 2004. In August 1999 we loaned $453,750 to Robert Pommer under a promissory note which was amended and restated in December 1999, in connection with his purchase of 300,000 shares of our common stock. This loan accrues interest at an annual rate of 6% and is due and payable on or before August 2004. The principal amount outstanding under his loans on December 31, 1999 was $653,750.

     Donna Shore. In August 1999 we loaned $275,000 to Donna Shore under a promissory note which was amended and restated in December 1999, in connection with her purchase of 200,000 shares of our common stock. This loan accrues interest at a rate of 6% and is due and payable on or before August 2004. The principal amount outstanding under her loan on December 31, 1999 was $275,000.

OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

     Patrick Shutt. In July 1998 we granted to Patrick Shutt an option to purchase 300,000 shares of our common stock at an exercise price of $0.01 per share. In August 1999 we granted to Mr. Shutt an option to purchase 500,000 shares of our common stock at an exercise price of $1.51 per share.

     Robert Pommer. In July 1998 we granted to Robert Pommer an option to purchase 300,000 shares of our common stock at an exercise price of $0.01 per share. In August 1999 we granted to Mr. Pommer an option to purchase 300,000 shares of our common stock at an exercise price of $1.51 per share.

     Donna Shore. In November 1998 we granted to Donna Shore an option to purchase 450,000 shares of our common stock at an exercise price of $0.01 per share. In August 1999 we granted to Ms. Shore an option to purchase 200,000 shares of our common stock at an exercise price of $1.38 per share. In February 2000 we granted to Ms. Shore an option to purchase 210,000 shares of our common stock at an exercise price of $8.10 per share.

     Holly Weller. In August 1999 we granted to Holly Weller an option to purchase 500,000 shares of our common stock at an exercise price of $1.38 per share.

     Kenneth Napier. In June 1999 we granted to Kenneth Napier an option to purchase 400,000 shares of our common stock at an exercise price of $0.27 per share. In August 1999 we granted to Mr. Napier an option to purchase 100,000 shares of our common stock at an exercise price of $1.38 per share. In November 1999 we granted to Mr. Napier an option to purchase 50,000 shares of our common stock at an exercise price of $6.10 per share.

     William Coyne. In January 2000, we granted to William Coyne an option to purchase a total of 450,000 shares of our common stock at an exercise price of $7.20 per share.

     Scott Fehlan. In September 1999 we granted to Scott Fehlan an option to purchase 500,000 shares of our common stock at an exercise price of $2.79 per share.

     Mark Dickey. In November 1998 we granted to Mark Dickey an option to purchase 450,000 shares of our common stock at an exercise price of $0.01 per share. In August 1999 we granted Mr. Dickey an option to purchase 150,000 shares of our common stock at an exercise price of $1.38 per share.

     George King. In August 1999, we granted to George King an option to purchase 100,000 shares of our common stock at an exercise price of $2.11 per share. In November 1999, we granted Mr. King an option to purchase 25,000 shares of our common stock at an exercise price of $6.10 per share.

     Robert Rainone. In February 2000, we granted to Robert Rainone an option to purchase 500,000 shares of our common stock at an exercise price of $8.10 per share.

     Paolo Guidi. In August 1999, we granted to Paolo Guidi an option to purchase a total of 200,000 shares of our common stock at an exercise price of $1.38 per share.

OTHER TRANSACTIONS


     We entered into an engagement letter agreement with Broadmark Capital Corporation in August 1998 and amended this agreement in October 1998 and in February 1999. Joseph Schocken, one of our directors, is the Chairman of Broadmark Capital Corporation. Broadmark Capital Corporation provided services to us in connection with the placement of our Series A preferred stock, Series B preferred stock and Series D preferred stock. As consideration for their services, we paid them approximately $502,190 and we issued them warrants to purchase our common stock and our Series A preferred stock. In addition, they received options, which were exercised in March 2000, to purchase a total of 839,994 shares of our common stock from John Drummond, a 5% stockholder, Thomas Kapsalis, a 5% stockholder and a director, and another stockholder.


     In April 1999, we entered into a consulting agreement with K&D Consulting for management consulting services. Thomas Kapsalis, one of our directors and 5% stockholder and John Drummond, a 5% stockholder, are principals of K&D Consulting. K&D Consulting was paid $3,000 per month as consideration for their consulting services. The consulting agreement terminated on October 31, 1999.

     Before we moved to our current location at 100 North Riverside Plaza, Chicago, Illinois, we leased real property located at 1021 West Adams Street, Chicago, Illinois from a corporation owned in part by Thomas Kapsalis, one of our directors and 5% stockholder, and John Drummond, a 5% stockholder. This lease was terminated in December 1998. The monthly rent on this lease was $2,619.


     Internet Capital Group purchases circuit access from us under five-year contracts entered into from October through December 1999 with minimum purchase commitments totaling approximately $29,000 per month. In the year ended December 31, 1999, Internet Capital Group paid us approximately $40,000 under these contracts.


     In November 1999, Advanced Equities, Inc. provided services to us in connection with the placement of our Series E preferred stock. John Slevin, one of our directors, owns approximately five percent of Advanced Equities, Inc. As consideration for Advanced Equities, Inc.'s services, we paid them approximately $385,000. We also issued Advanced Equities, Inc. a warrant to purchase 40,000 shares of Series E preferred stock with an exercise price of $18.30 per share. On November 10, 1999, Advanced Equities Investments I, LLC purchased 256,831 shares of our Series E preferred stock at a purchase price of $18.30 per share. Mr. Slevin is a non-managing member of Advanced Equities Investments I, LLC.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

     All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:


     - each of the individuals listed on the "Summary Compensation Table" above;

     - each of our directors;

     - each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

     - all current directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 10, 2000, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.


     Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.


     Percentage of ownership is based on 76,460,616 shares of common stock outstanding on March 10, 2000 and 87,460,616 shares of common stock outstanding after completion of this offering. The percentage of common stock outstanding as of March 10, 2000 is calculated in accordance with the rules of the Securities and Exchange Commission and assumes, for purposes of this calculation, that all outstanding preferred stock has been converted into common stock. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o Universal Access, Inc., 100 North Riverside Plaza, Suite 2200, Chicago, Illinois 60606.


                                              BENEFICIAL OWNERSHIP
                                                PRIOR TO OFFERING
                                       -----------------------------------
                                                         SHARES ISSUABLE
                                                       PURSUANT TO OPTIONS          PERCENT
                                        NUMBER OF         AND WARRANTS         BENEFICIALLY OWNED
                                          SHARES       EXERCISABLE WITHIN     --------------------
                                       BENEFICIALLY        60 DAYS OF          BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED          MARCH 10, 2000       OFFERING    OFFERING
------------------------------------   ------------    -------------------    --------    --------
DIRECTORS, EXECUTIVE OFFICERS AND 5%
STOCKHOLDERS
Entities Affiliated with
  ComVentures(1).....................   13,015,596                 --          17.02%      14.88%
  505 Hamilton Avenue
  Suite 305
  Palo Alto, CA 94301
Entities Affiliated with Internet
  Capital Group(2)...................   17,839,122          1,000,002          24.32%      23.90%(10)
  435 Devon Park Drive
  Suite 800
  Wayne, PA 19087
John D. Drummond(3)..................    3,841,004                 --           5.02%       4.39%
Giuseppina Zarcone(4)................    4,050,000              2,250           5.30%       4.63%
Patrick C. Shutt(5)..................    5,369,000            300,000           7.39%       6.46%
Robert J. Pommer(6)..................    5,085,000            300,000           7.02%       6.14%
Donna M. Shore.......................      200,000            143,830              *           *
Kenneth A. Napier....................       50,000            100,000              *           *
Mark A. Dickey.......................           --            150,000              *           *
Paolo Guidi..........................           --            200,000              *           *
  Teleglobe Communications
  11440 Commerce Park Drive
  Reston, VA 20191
Thomas Kapsalis(7)...................    3,701,998                 --           4.84%       4.23%
Robert A. Pollan(2)..................   17,839,122          1,000,002          24.32%      23.90%(10)
Joseph L. Schocken(8)................      782,106                 --           1.02%          *%
  2800 One Union Square
  600 University Street
  Seattle, WA 98101
John F. Slevin(9)....................      770,493              4,863           1.01%          *
Roland A. Van der Meer(1)............   13,015,596                 --          17.02%      14.88%
All directors and executive officers
  as a group (16 persons)............   47,380,093          2,533,695          63.62%      58.40(10)


---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 12,390,375 shares held by Communication Ventures III, L.P. and 625,221 shares held by Communication Ventures III CEO & Entrepreneurs' Fund, L.P. The sole general partner of Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs' Fund is ComVen III, L.L.C. The managing members of ComVen III, L.L.C. are Roland Van der Meer, David Helfrich and Clifford Higgerson. Roland Van der Meer, one of our directors, and each of the other managing members of ComVen III, L.L.C. disclaim beneficial ownership of the shares held by Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs' Fund, except to the extent of their pecuniary interest therein.

 (2) Includes 17,839,122 shares held by Internet Capital Group, Inc. and a warrant to purchase 1,000,002 shares held by Internet Capital Group, Inc. Robert Pollan is a managing director of Internet Capital Group, Inc. Mr. Pollan disclaims beneficial ownership of the shares held by Internet Capital Group, Inc., except to the extent of his pecuniary interest therein.


 (3) Includes 2,311,004 shares held by John Drummond as Trustee for the John Drummond Declaration of Trust dated July 7, 1999, 1,500,000 shares held by John Drummond Family Limited Partnership and 30,000 shares held by John Drummond and Romalda Lopat Siblings Family Limited Partnership.



 (4) Includes 4,050,000 shares held by the Zarcone Family Limited Partnership. The general partner of the Zarcone Family Limited Partnership is Giuseppina Zarcone.



 (5) Includes 4,499,000 shares held by Patrick Shutt as Trustee of the Patrick
     C. Shutt Declaration of Trust dated December 22, 1999, an option to purchase 300,000 shares held individually by Patrick Shutt, and 870,000 shares held by the Shutt Family Limited Partnership. The general partners of the Shutt Family Limited Partnership are Patrick Shutt and his wife.



 (6) Includes 4,885,000 shares held individually by Robert Pommer, Jr., an option to purchase 300,000 shares held individually by Robert Pommer, Jr., and 200,000 shares held by Elizabeth M. Pommer as Trustee of the Elizabeth
     M. Pommer Declaration of Trust dated December 31, 1999.



 (7) Includes 1,500,000 shares held by the Kapsalis Family Limited Partnership and 2,201,998 shares held by Thomas Kapsalis as Trustee of the Thomas Kapsalis Declaration of Trust dated March 2, 1999.



 (8) Includes 330,882 shares held by Broadmark Investments, L.L.C., 624,120 shares held by Broadmark Investments, L.L.C., 157,986 shares held by Broadmark Capital Corporation. Mr. Schocken is a non-member manager of Broadmark Investments, L.L.C. and is the chairman of Broadmark Capital Corporation. Mr. Schocken disclaims beneficial ownership of the shares held by Broadmark Investments, L.L.C. and Broadmark Capital Corporation, except as to his pecuniary interest therein.



 (9) Includes 770,493 shares held by Advanced Equities Investments I, LLC and a warrant to purchase 4,863 shares held individually by John Slevin. Mr. Slevin is a non-managing member of Advanced Equities Investments I, LLC and disclaims beneficial ownership of the shares held by Advanced Equities Investments I, LLC.



(10) Assumes that Internet Capital Group, Inc. purchases 2,300,000 shares of our common stock that we have requested the underwriters reserve for them in this offering although Internet Capital Group, Inc. is under no obligation to make such purchase.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 1,000,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and amended and restated bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK


     As of March 10, 2000, there were 76,460,616 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock (assuming no adjustment to the Series E preferred stock conversion ratio as discussed below), which were held of record by approximately 228 stockholders.


     Our Amended Certificate of Designations provides that each share of Series E preferred stock will be initially convertible into three shares of common stock upon the completion of this offering. However, the Series E conversion ratio for the Series E preferred stock will be multiplied by the lesser of 3.75 and X, where X equals the greater of (A) 1 or (B) the quotient obtained by dividing (i) $750,000,000 by (ii) the product of (x) the number of shares of common stock outstanding immediately before this offering is completed (on a fully diluted and as converted basis, without taking into account additional shares of common stock that would be issuable to Series E preferred stock as a result of this adjustment) and (y) the initial public offering price per share in this offering.

     The following examples illustrate the effect that this adjustment to the Series E preferred stock's conversion ratio would have on the number of shares of our common stock outstanding upon completion of this offering, based on the 87,218,414 shares of common stock outstanding on an as-converted and fully-diluted basis as of December 31, 1999:

     - If the initial public offering price per share is $9.00 (the midpoint of the assumed range as set forth in this prospectus), no adjustment would be made to the conversion ratio. As a consequence, each share of Series E preferred stock would be convertible into three shares of common stock, and we would have an aggregate of 85,809,264 shares of common stock outstanding upon completion of this offering.

     - If the initial public offering price per share is $8.60 or greater, no adjustment would be made to the conversion ratio. As a consequence, each share of Series E preferred stock would be convertible into three shares of common stock, and we would have an aggregate of 85,809,264 shares of common stock outstanding upon completion of this offering.

     - If the initial public offering price per share is $2.29 or less, then the conversion ratio would be multiplied by 3.75. As a consequence, each share of Series E preferred stock would be convertible into 11.25 shares of common stock, and we would have an aggregate of 98,657,690 shares of common stock outstanding upon completion of this offering.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of Universal Access, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. We cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Universal Access without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS


     At March 10, 2000, there were the following warrants outstanding:



     - a warrant to purchase a total of 1,000,002 shares of common stock which will expire on February 8, 2004, unless earlier exercised; and



     - a warrant to purchase a total of 120,000 shares of common stock (assuming no adjustment to the Series E preferred stock conversion ratio) which will expire on November 10, 2004, unless earlier exercised.


     All five of these warrants will remain outstanding after the completion of this offering and may be exercised on a "net" basis. If a warrant is exercisable on a "net" basis, instead of paying the exercise price in cash, the holder may instruct us to retain a number of shares that has a fair market value at the time of exercise equal to the aggregate exercise price.

REGISTRATION RIGHTS


     As of March 10, 2000 the holders of 39,634,614 shares of common stock, as converted, and the holders of warrants and options to purchase 1,959,996 shares of common stock, as converted, or their permitted transferees are entitled to certain rights with respect to registration under the Securities Act of the shares held by them at any time after 180 days following the closing of this offering. Subject to limitations specified in the agreements, these registration rights include the following:


     - Piggyback Registration Rights: We must allow the holders of registrable securities to register all or, any portion of the holder's registrable securities concurrently with any registration statement we file. These rights are subject to the right of the underwriter to reduce the number of shares proposed to be registered in view of market conditions.

     - S-3 Registration Rights: The holders of at least twenty percent of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of this form becomes available to us.

     - Demand Registration Rights: If at any time prior to February 5, 2007, we receive a registration request from at least a majority of the holders of Series B and Series D preferred stock who have registration rights, then we must prepare, file and use our best efforts to effect up to two registration statements.

     We will bear all registration expenses other than underwriting discounts and commissions for holders exercising piggyback rights and S-3 registration rights.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Universal Access.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Norwest Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.


     Upon completion of this offering, we will have outstanding 87,460,616 shares of common stock, assuming the issuance of 11,000,000 shares of common stock offered by us and no exercise of options after March 10, 2000, and assuming no exercise of the underwriters' option to purchase additional shares in the offering. All of the 11,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.



     The remaining 76,460,616 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, all 76,460,616 shares will be subject to "lock-up" agreements described below on the effective date of this offering. On the effective date of this offering, shares not subject to the lock-up agreements described below will not be eligible for sale pursuant to Rule 144(k). All of the directors and officers as well as stockholders collectively holding more than 100% of the outstanding common stock have entered into lock-up agreements with the underwriters that provide that the shares set forth in the table below will become eligible for sale on the dates set forth in the table below, subject in most cases to the limitations of Rule
144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.



                                        APPROXIMATE
                                           SHARES
                                        ELIGIBLE FOR
          RELEVANT DATES                FUTURE SALE                     COMMENT
          --------------                ------------                    -------
On effective date(1)...............      11,000,000       Shares sold in this offering.
90 days after effective date(2)....              --       Shares tradeable under Rules 144
                                                            and 701.
Three business days following the
  public release of earnings for
  the full fiscal quarter next
  following the fiscal quarter in
  which the date of this prospectus
  falls(3).........................       5,050,766       10% of shares subject to lock-up
                                                            released; shares tradeable under
                                                            Rule 144 and 701.
180 days after effective date(2)...      61,382,506       All shares subject to lock-up
                                                          released; shares tradeable under
                                                            Rule 144 and 701.


---------------
(1) Assumes no exercise of the Underwriters' option to purchase additional shares in the offering.

(2) Assumes effective date of March 16, 2000.

(3) Assumes second quarter results are released on July 15, 2000.

     Our officers, directors and stockholders have agreed not to sell or otherwise dispose of any of their shares until the third business day following the public release of our earnings for the full fiscal quarter next following the fiscal quarter in which the date of this prospectus falls, at which time they may sell or otherwise dispose of 10% of their shares. The remaining 90% of their shares may be sold or otherwise disposed of on the date that is 180 days after the date of this prospectus. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 874,606 shares immediately after this offering; or


     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate", is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING

     Universal Access and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc. and FleetBoston Robertson Stephens Inc. are the representatives of the Underwriters.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
Chase Securities Inc........................................
FleetBoston Robertson Stephens Inc. ........................

                                                                 ----------
          Total.............................................     11,000,000
                                                                 ==========

     If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,650,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 1,650,000 additional shares.

                            Paid by Universal Access

                                                              No Exercise    Full Exercise
                                                              -----------    -------------
Per Share...................................................   $               $
Total.......................................................   $               $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Universal Access, its directors, officers, employees, and certain stockholders have agreed with the Underwriters not to sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the lock-up period, except with the prior written consent of Goldman, Sachs & Co. At any time beginning on the third business day following the public release of our earnings for the full fiscal quarter next following the fiscal quarter in which the date of this prospectus falls, each stockholder may sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of up to 10% of his or her shares owned as of the date of this prospectus. Each stockholder may sell, contract to sell, pledge, grant an option to purchase, make a short sale or otherwise dispose of his or her remaining shares at any time on or following the date which is 180 days after the date of this prospectus. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     At the request of Universal Access, the Underwriters have reserved at the initial public offering price up to 2,300,000 shares of common stock for sale to an existing stockholder of Universal Access. This stockholder expressed an interest in purchasing such shares of common stock in this offering. This stockholder has agreed that, if it does purchase any of such reserved shares, the reserved shares will be subject to the lock-up described in the immediately preceding paragraph. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered in this offering.

     In addition, at our request, the Underwriters have reserved up to 3.5 percent of the shares of common stock to be issued by Universal Access and offered in this offering for sale, at the initial public offering price, to persons with relationships with Universal Access. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

     Universal Access has applied for quotation of the common stock on the Nasdaq National Market under the symbol "UAXS".

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Universal Access and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Universal Access estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.

     Universal Access has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to Universal Access and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, Universal Access will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for Universal Access by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. As of the date of this prospectus, WS Investment Company 99B, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and certain other members and employees of Wilson Sonsini Goodrich & Rosati beneficially own 105,894 shares of our common stock.

                                    EXPERTS

     The financial statements as of December 31, 1997, 1998 and 1999 and for the period from October 7, 1997 (inception) to December 31, 1997, and the years ended December 31, 1998 and 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                             UNIVERSAL ACCESS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
UNIVERSAL ACCESS, INC.
Report of Independent Accountants...........................   F-2
Balance Sheet as of December 31, 1998 and 1999..............   F-3
Statement of Operations for the period from inception
  through December 31, 1997, and the years ended December
  31, 1998 and 1999.........................................   F-4
Statement of Cash Flows for the period from inception
  through December 31, 1997, and the years ended December
  31, 1998 and 1999.........................................   F-5
Statement of Changes in Stockholders' (Deficit) Equity for
  the period from inception through December 31, 1997, and
  the years ended December 31, 1998 and 1999................   F-6
Notes to Financial Statements...............................   F-7
PACIFIC CREST NETWORKS, INC. D/B/A THE POND
Report of Independent Accountants...........................  F-22
Balance Sheet as of December 31, 1997 and 1998 and June 30,
  1999 (unaudited)..........................................  F-23
Statement of Operations for the years ended December 31,
  1997 and 1998 and the six months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-24
Statement of Cash Flows for the years ended December 31,
  1997 and 1998 and the six months ended June 30, 1998 and
  1999 (unaudited)..........................................  F-25
Statement of Changes in Stockholders' Equity (Deficit) for
  the years ended December 31, 1997 and 1998 and the six
  months ended June 30, 1999 (unaudited)....................  F-26
Notes to Financial Statements...............................  F-27
STUFF SOFTWARE, INC.
Report of Independent Accountants...........................  F-34
Balance Sheet as of December 31, 1997 and 1998 and September
  30, 1999 (unaudited)......................................  F-35
Statement of Operations for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-36
Statement of Cash Flows for the years ended December 31,
  1997 and 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)......................................  F-37
Statement of Changes in Stockholders' Deficit for the years
  ended December 31, 1997 and 1998 and the nine months ended
  September 30, 1999 (unaudited)............................  F-38
Notes to Financial Statements...............................  F-39
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Statement of Operations........  F-41
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................  F-42
Note to Unaudited Pro Forma Combined Financial Statements...  F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Universal Access, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' (deficit) equity present fairly, in all material respects, the financial position of Universal Access, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 2, 1997 (date of inception) through December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
February 17, 2000

                             UNIVERSAL ACCESS, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,       PRO FORMA
                                                              ------------------   DECEMBER 31,
                                                               1998       1999         1999
                                                              -------   --------   ------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   844   $ 38,024
  Accounts receivable, net..................................      657      2,996
  Prepaid expenses..........................................       15      1,027
  Security deposits.........................................       85        426
  Other receivables.........................................       --        447
                                                              -------   --------
        Total current assets................................    1,601     42,920
Restricted cash.............................................      149         --
Property and equipment, net.................................      219     18,888
Intangible assets, net......................................       --      2,457
Other.......................................................       --         --
                                                              -------   --------
        Total assets........................................  $ 1,969   $ 64,265
                                                              =======   ========
LIABILITIES, REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable..........................................  $   577   $  3,673
  Regulatory taxes payable..................................       28      1,067
  Accrued compensation......................................       --        641
  Accrued expenses and other current liabilities............       47        860
  Unearned revenue..........................................      381      2,113
  Notes payable -- shareholders.............................      126         --
  Notes payable and current portion of term loans...........       --      1,019
  Current obligations under capital leases..................       --        210
  Unissued Series A.........................................    1,004         --
                                                              -------   --------
        Total current liabilities...........................    2,163      9,583
Notes payable and term loans................................      149      2,246
Obligations under capital leases, net of current portion....       --        123
Security deposits payable...................................       --        271
                                                              -------   --------
        Total liabilities...................................    2,312     12,223
Commitments and contingencies (Note 7)
Series A Redeemable Cumulative Convertible Preferred Stock,
  no par value; 1,000,000 shares authorized; 335,334 shares
  issued and outstanding plus accrued dividends of $20
  (liquidation value of $903) (Note 12).....................      903         --
Series A warrants (Note 12).................................       36         --
                                                              -------   --------
        Total redeemable cumulative convertible preferred
        stock...............................................      939         --
                                                              -------   --------
Stockholders' (deficit) equity:
  Preferred Stock:
    Series A Cumulative Convertible, $.01 par value;
     1,000,000 shares authorized; 772,331 shares issued and
     outstanding plus accrued dividends of $196 (liquidation
     value of $2,208).......................................       --      2,208           --
    Series A warrants.......................................       --         83           --
    Series B Cumulative Convertible, $.01 par value;
     2,400,000 shares authorized; 2,233,335 shares issued
     and outstanding plus accrued dividends of $298
     (liquidation value of $5,531)..........................       --      5,531           --
    Series B warrants.......................................       --        500           --
    Series C Convertible, $.01 par value; 667,000 shares
     authorized; 666,667 shares issued and outstanding
     (liquidation value of $1,941)..........................       --      1,941           --
    Series D Cumulative Convertible, $.01 par value;
     7,058,823 shares authorized; 6,042,697 shares issued
     and outstanding plus accrued dividends of $663
     (liquidation value of $26,220).........................       --     27,102           --
    Series E Cumulative Convertible, $.01 par value,
     1,597,386 shares authorized; 1,557,385 shares issued
     and outstanding plus accrued dividends of $50
     (liquidation value of $27,954).........................       --     27,954           --
    Series E warrants.......................................       --        136           --
  Common stock, $.01 par value; 300,000,000 shares
    authorized; 30,300,000 and 31,975,021 shares issued and
    outstanding; 74,809,264 December 31, 1999 pro forma
    shares issued
    and outstanding(1)......................................      225      2,475     $  3,122
  Common stock warrants.....................................       --         13          732
  Additional paid-in-capital................................    1,991     20,775       84,864
  Deferred stock option plan compensation...................   (1,302)   (11,909)     (11,909)
  Accumulated deficit.......................................   (2,196)   (23,039)     (23,039)
  Notes receivable -- employees.............................       --     (1,728)      (1,728)
                                                              -------   --------     --------
        Total stockholders' (deficit) equity................   (1,282)    52,042       52,042
                                                              -------   --------     --------
        Total liabilities, redeemable cumulative convertible
        preferred stock and stockholders' (deficit)
        equity..............................................  $ 1,969   $ 64,265
                                                              =======   ========

---------------
(1) Assumes 3-for-1 Series E Preferred Stock conversion. All other preferred stock is converted at ratios disclosed in Note 12.
The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             FOR THE
                                                             FROM           YEAR ENDED
                                                         INCEPTION TO      DECEMBER 31,
                                                         DECEMBER 31,   ------------------
                                                             1997        1998       1999
                                                         ------------   -------   --------
Revenues:
     Circuit access....................................    $    77      $ 1,589   $ 13,360
     Universal Transport Exchange......................         --           40        601
     Other.............................................         --           --        298
                                                           -------      -------   --------
          Total revenues...............................         77        1,629     14,259
                                                           -------      -------   --------
Operating expenses:
  Cost of circuit access...............................         66        1,256     12,021
  Operations and administration (excluding stock option
     plan compensation)................................        180        1,516     13,607
  Operations and administration (stock option plan
     compensation).....................................         --          689      8,146
  Depreciation.........................................         --           47        829
                                                           -------      -------   --------
          Total operating expenses.....................        246        3,508     34,603
                                                           -------      -------   --------
          Operating loss...............................       (169)      (1,879)   (20,344)
                                                           -------      -------   --------
Other (expense) income:
  Interest expense.....................................         (1)         (27)       (81)
  Interest income......................................         --            8        739
  Other expense........................................         --         (100)        33
                                                           -------      -------   --------
          Total other (expense) income.................         (1)        (119)       691
                                                           -------      -------   --------
Net loss...............................................       (170)      (1,998)   (19,653)
Accretion and dividends on redeemable and nonredeemable
  cumulative convertible preferred stock...............         --          (28)   (10,207)
                                                           -------      -------   --------
Net loss applicable to common stockholders.............    $  (170)     $(2,026)   (29,860)
                                                           =======      =======   ========
Basic and diluted net loss per share...................    $ (0.01)     $ (0.07)  $  (0.96)
Shares used in computing basic and diluted net loss per
  share................................................     23,799       29,063     31,142
Pro forma basic and diluted net loss per share.........                 $ (0.07)  $  (0.35)
Shares used in computing unaudited pro forma basic and
  diluted net loss per share...........................                  30,069     56,855

The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     FOR THE
                                                                  FROM             YEAR ENDED
                                                              INCEPTION TO        DECEMBER 31,
                                                              DECEMBER 31,   -----------------------
                                                                  1997           1998         1999
                                                              ------------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $(170)        $(1,998)     $(19,653)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation............................................        --              47           829
    Amortization............................................        --              --           113
    Stock option plan compensation..........................        --             689         8,146
    Stock issued for services...............................        --              --           992
    Provision for doubtful accounts.........................         4              42           867
    Changes in operating assets and liabilities:
      Accounts receivable...................................       (48)           (655)       (3,096)
      Prepaid expenses and other current assets.............        --             (15)       (1,051)
      Security deposits.....................................       (54)            (31)         (341)
      Accounts payable......................................        56             521         2,314
      Accrued expenses and other current liabilities........         2              73         2,318
      Unearned revenue......................................        --             381         1,669
                                                                 -----         -------      --------
         Net cash used for operating activities.............      (210)           (946)       (6,893)
                                                                 -----         -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Pacific Crest Networks, Inc...................        --              --          (907)
  Purchase of Stuff Software, Inc...........................        --              --          (930)
  Purchase of property and equipment........................        (1)           (265)      (17,742)
                                                                 -----         -------      --------
         Net cash used for investing activities.............        (1)           (265)      (19,579)
                                                                 -----         -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds on line of credit................................        --             378           750
  Payments on line of credit................................        --            (378)         (900)
  Proceeds from term loans..................................        76             199         3,394
  Payments on notes payable and term loans..................        --              --          (481)
  Payments on capital lease obligations.....................        --              --           (84)
  Disbursements under note receivable -- employee...........        --              --          (200)
  Lapse of restriction on cash balance......................        --              --           149
  Proceeds from unissued Series A Preferred Stock...........        --           1,004            --
  Proceeds from issuance of Series A Preferred Stock........        --             875           122
  Proceeds from issuance of Series B Preferred Stock........        --              --         4,565
  Proceeds from issuance of Series C Preferred Stock........        --              --         1,941
  Proceeds from issuance of Series D Preferred Stock........        --              --        25,097
  Proceeds from issuance of Series E Preferred Stock........        --              --        27,904
  Proceeds from issuance of common stock....................       136              89            --
  Proceeds from issuance of Series A Preferred Stock
    warrants................................................        --              36            47
  Proceeds from issuance of Series B Preferred Stock
    warrants................................................        --              --         1,197
  Proceeds from issuance of common stock warrants...........        --              --            13
  Proceeds from exercise of Series B Preferred Stock
    warrants................................................        --              --             2
  Proceeds from issuance of Series E Preferred Stock
    warrants................................................        --              --           136
  Cash deposit to collateralize note payable, net...........        --            (149)           --
                                                                 -----         -------      --------
         Net cash provided by financing activities..........       212           2,054        63,652
                                                                 -----         -------      --------
Net increase in cash and cash equivalents...................         1             843        37,180
Cash and cash equivalents, beginning of period..............        --               1           844
                                                                 -----         -------      --------
Cash and cash equivalents, end of period....................     $   1         $   844      $ 38,024
                                                                 =====         =======      ========

The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                      DEFERRED
                                      PREFERRED STOCK     PREFERRED      COMMON STOCK        COMMON    ADDITIONAL   STOCK OPTION
                                    -------------------     STOCK     -------------------    STOCK      PAID-IN         PLAN
                                     SHARES     AMOUNT    WARRANTS      SHARES     AMOUNT   WARRANTS    CAPITAL     COMPENSATION
                                    ---------   -------   ---------   ----------   ------   --------   ----------   ------------
Balance at October 2, 1997........         --   $    --    $   --             --   $  --      $--       $    --       $     --
Issuance of common stock..........         --        --        --     23,799,000     136       --            --             --
Net loss..........................         --        --        --             --      --       --            --             --
                                    ---------   -------    ------     ----------   ------     ---       -------       --------
Balance at December 31, 1997......         --        --        --     23,799,000     136       --            --             --
Issuance of common stock..........                                     6,201,000      89       --            --             --
Issuance of Series A Preferred
 Stock............................         --        --        --             --
Issuance of Series A Preferred
 Stock Warrants...................         --        --        --             --
Exercise of stock options.........         --        --        --        300,000      --       --            --             --
Deferred stock option plan
 compensation.....................         --        --        --             --      --       --         1,991         (1,991)
Stock option plan compensation....         --        --        --             --      --       --            --            689
Net loss..........................         --        --        --             --      --       --            --             --
Accretion and dividends on
 Redeemable Series A Preferred
 Stock............................         --        --        --             --      --       --            --             --
                                    ---------   -------    ------     ----------   ------     ---       -------       --------
Balance at December 31, 1998......         --        --        --     30,300,000     225       --         1,991         (1,302)
Accretion and dividends on
 Redeemable Series A
 Preferred Stock..................         --        --        --             --      --       --            --             --
Termination of mandatory
 redemption feature of Series A
 Preferred Stock..................    335,334       912        36             --      --       --            --             --
Issuance of Series A Preferred
 Stock............................    436,997     1,126        --             --      --       --            --             --
Issuance of Series A Preferred
 Stock warrants...................         --        --        47             --      --       --            --             --
Issuance of Series B Preferred
 Stock............................  2,000,000     4,534        --             --      --       --            --             --
Issuance of Series B Preferred
 Stock warrants...................         --        --     1,197             --      --       --            --             --
Issuance of Series C Preferred
 Stock............................    666,667     1,941        --             --      --       --            --             --
Issuance of Series D Preferred
 Stock............................  6,042,697    26,439        --             --      --       --            --             --
Issuance of Series E Preferred
 Stock............................  1,557,385    27,904
Issuance of Series E Preferred
 Stock warrants...................         --        --       136             --      --       --            --             --
Issuance of common stock..........         --        --        --        375,021     765       --            --             --
Issuance of common stock
 warrants.........................         --        --        --             --      --       13            --             --
Issuance of common stock options
 by certain shareholders..........         --        --        --             --      --       --            31             --
Exercise of Series B Preferred
 Stock warrants...................    233,335       699      (697)            --      --       --            --             --
Exercise of common stock
 options..........................         --        --        --      1,300,000   1,485       --            --             --
Note receivable -- employee.......         --        --        --             --      --       --            --             --
Interest on employee notes........         --        --        --             --      --       --            --             --
Deferred stock option plan
 compensation.....................         --        --        --             --      --       --        14,142        (14,142)
Stock option plan compensation....         --        --        --             --      --       --         4,611          3,535
Net loss..........................         --        --        --             --      --       --            --             --
Dividends on Series A Preferred
 Stock............................         --       170        --             --      --       --            --             --
Dividends on Series B Preferred
 Stock............................         --       298        --             --      --       --            --             --
Dividends on Series D Preferred
 Stock............................         --       663        --             --      --       --            --             --
Dividends on Series E Preferred
 Stock............................         --        50        --             --      --       --            --             --
Allocation of discount on
 Preferred Stock..................         --        --        --             --      --       --         9,020             --
Deemed Preferred Stock dividend...         --        --        --             --      --       --        (9,020)            --
                                    ---------   -------    ------     ----------   ------     ---       -------       --------
Balance at December 31, 1999......  11,272,415  $64,736    $  719     31,975,021   $2,475     $13       $20,775       $(11,909)
                                    =========   =======    ======     ==========   ======     ===       =======       ========


                                    ACCUMULATED   NOTES RECEIVABLE --
                                      DEFICIT          EMPLOYEES         TOTAL
                                    -----------   -------------------   -------
Balance at October 2, 1997........   $     --           $    --         $    --
Issuance of common stock..........         --                --             136
Net loss..........................       (170)               --            (170)
                                     --------           -------         -------
Balance at December 31, 1997......       (170)               --             (34)
Issuance of common stock..........         --                --              89
Issuance of Series A Preferred
 Stock............................
Issuance of Series A Preferred
 Stock Warrants...................
Exercise of stock options.........         --                --              --
Deferred stock option plan
 compensation.....................         --                --              --
Stock option plan compensation....         --                --             689
Net loss..........................     (1,998)               --          (1,998)
Accretion and dividends on
 Redeemable Series A Preferred
 Stock............................        (28)               --             (28)
                                     --------           -------         -------
Balance at December 31, 1998......     (2,196)               --          (1,282)
Accretion and dividends on
 Redeemable Series A
 Preferred Stock..................         (9)               --              (9)
Termination of mandatory
 redemption feature of Series A
 Preferred Stock..................         --                --             948
Issuance of Series A Preferred
 Stock............................         --                --           1,126
Issuance of Series A Preferred
 Stock warrants...................         --                --              47
Issuance of Series B Preferred
 Stock............................         --                --           4,534
Issuance of Series B Preferred
 Stock warrants...................         --                --           1,197
Issuance of Series C Preferred
 Stock............................         --                --           1,941
Issuance of Series D Preferred
 Stock............................         --                            26,439
Issuance of Series E Preferred
 Stock............................                                       27,904
Issuance of Series E Preferred
 Stock warrants...................         --                --             136
Issuance of common stock..........         --                --             765
Issuance of common stock
 warrants.........................         --                --              13
Issuance of common stock options
 by certain shareholders..........         --                --              31
Exercise of Series B Preferred
 Stock warrants...................         --                --               2
Exercise of common stock
 options..........................         --            (1,485)             --
Note receivable -- employee.......         --              (200)           (200)
Interest on employee notes........         --               (43)            (43)
Deferred stock option plan
 compensation.....................         --                --              --
Stock option plan compensation....         --                --           8,146
Net loss..........................    (19,653)               --         (19,653)
Dividends on Series A Preferred
 Stock............................       (170)               --              --
Dividends on Series B Preferred
 Stock............................       (298)               --              --
Dividends on Series D Preferred
 Stock............................       (663)               --              --
Dividends on Series E Preferred
 Stock............................        (50)               --              --
Allocation of discount on
 Preferred Stock..................         --                --           9,020
Deemed Preferred Stock dividend...         --                --          (9,020)
                                     --------           -------         -------
Balance at December 31, 1999......   $(23,039)          $(1,728)        $52,042
                                     ========           =======         =======

The accompanying notes are an integral part of these financial statements.

                             UNIVERSAL ACCESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Universal Access, Inc. (the "Company" or "UAI"), was organized and commenced operations on October 2, 1997 for the purpose of facilitating the provisioning, installation and servicing of dedicated communications circuits for service providers who buy network capacity and transport suppliers who sell network capacity. UAI provides dedicated circuit access and leases space in the Company's Universal Transport Exchanges, or UTXs, where transport suppliers can access the network connections of other transport suppliers. UAI operated as a subchapter S-Corporation until September 27, 1998, at which time it converted to a C-Corporation.

UNAUDITED PRO FORMA BALANCE SHEET

     Upon the closing of UAI's initial public offering, all of the shares of preferred stock outstanding as of December 31, 1999 will automatically convert into 42,834,243 shares of common stock and all preferred stock warrants outstanding as of December 31, 1999 will automatically convert into warrants to purchase an aggregate of 1,583,400 shares of common stock. These conversions have been reflected in the unaudited pro forma balance sheet as of December 31, 1999. These conversions contemplate a 3-to-1 conversion ratio for Series E Cumulative Convertible Preferred Stock and Series E Cumulative Convertible Preferred Stock Warrants. This conversion ratio is subject to increase as described in Note 12.

NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all shares of preferred stock outstanding during each period presented into common shares, as if the shares had converted immediately upon their issuance.

REVENUE RECOGNITION

     The following is UAI's revenue recognition policy for each type of revenue:

     Circuit access -- This is revenue earned by providing customers with dedicated circuit access. Customers subscribe to circuit access services under contracts ranging from twelve to sixty months. Circuit access is billed in advance on a monthly basis. UAI recognizes revenue for circuit access as the service is provided, and advanced billings are recorded as unearned revenue.

     Universal Transport Exchange (UTX) -- This is revenue earned by leasing space in UAI facilities to network service providers and transport suppliers so that they can place network equipment that may be connected to other network service providers and transport suppliers in the UTX facility. UTX revenue is billed in advance on a monthly basis. UAI recognizes UTX revenue on a straight-line basis over the duration of the UTX lease, and advanced billings are recorded as unearned revenue.

     Installation revenue -- This is revenue earned by installing a customer circuit or installing customer UTX equipment. Through December 31, 1999, no installation revenue has been recognized. Material installation revenue will be recognized proportionately over the term of the related circuit access agreement.

                             UNIVERSAL ACCESS, INC.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost.

ACCOUNTS RECEIVABLE

     The allowance for doubtful accounts was $4,000, $46,000 and $649,000 at December 31, 1997 and 1998 and 1999, respectively.

     Financial instruments that could potentially subject UAI to concentration of credit risk primarily include accounts receivable. As of December 31, 1999, two customers represented 55% of accounts receivable. During 1999, one customer represented 38% of total revenues. As of December 31, 1998, two customers represented 38% of total accounts receivable and an aggregate of 29% of total revenues during 1998. As of December 31, 1997, three customers represented 94% of total accounts receivable and 81% of total revenues during 1997. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees or directors in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 10). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

COMPREHENSIVE INCOME

     SFAS No. 130 requires that a full set of general purpose financial statements include the reporting of "comprehensive income." Comprehensive income is comprised of two components: net income and other comprehensive income, with other comprehensive income being comprised of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the periods ended December 31, 1997, 1998 and 1999, comprehensive income was comprised solely of net income. As a result, the adoption of SFAS No. 130 had no impact on the Company's financial statements.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost with depreciation and amortization provided for using the straight-line method. Leasehold improvements are amortized over the life of the lease. Depreciable lives used by the Company for its classes of assets are as follows:

Furniture and fixtures......................................  3 years
UTX equipment...............................................  7 years
Computer hardware and other equipment.......................  3 years

     Repairs and maintenance, which do not significantly increase the life of the related assets, are expensed as incurred.

                             UNIVERSAL ACCESS, INC.

SOFTWARE CAPITALIZATION

     UAI purchases software and performs certain modification and development activities on this software. All purchased and developed software is intended for internal use, and accordingly, UAI accounts for these costs in accordance with the provisions of SOP 98-1. Software costs are amortized on a straight-line basis over a period of three years.

INTANGIBLE ASSETS

     The excess of purchase price over net assets of acquired businesses is allocated among the identifiable intangible assets purchased and goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives, generally five years.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including property, equipment and intangibles, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company estimates the future cash flows expected to result from the asset, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss by reducing the depreciated cost of the long-lived asset to its estimated fair value. To date, the Company has not recognized impairment losses on any long-lived assets.

INCOME TAXES

     On September 27, 1998, UAI changed status from an S-Corporation to a C-Corporation. As of this date, the Company established a deferred tax asset which reflects the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The deferred tax asset was recorded net of a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized.

     Prior to September 27, 1998, all attributes for federal income taxes passed through to the stockholders. Accordingly, no income tax provision or deferred tax amounts were recorded prior to this date. Had the Company been a C-Corporation from October 2, 1997 (inception) to September 27, 1998, no income taxes would have been due since the Company incurred losses during this time period.

NOTE 2 -- STOCK SPLITS AND DIVIDEND

     The Company effected a 500-for-1 common stock split in July 1998, a 2-for-1 common stock split in February 1999, a 3-for-2 common stock split in June 1999 and declared a 1-for-1 stock dividend in September 1999. All share and per share amounts have been retroactively restated to reflect such splits and the dividend.

                             UNIVERSAL ACCESS, INC.

NOTE 3 -- ACQUISITIONS

     On July 30, 1999, UAI acquired substantially all of the assets and liabilities of Pacific Crest Networks, Inc ("PCN") in exchange for $833,000 in cash, $224,000 in the assumption of debt, and 82,353 shares of Series D Preferred Stock with a fair market value of $4.25 per share. Assets purchased included all property and equipment, cash accounts, receivables, software, customer lists and intellectual property. Also, as part of purchase, UAI assumed certain liabilities of PCN including $276,000 of accounts payable, $418,000 of obligations under capital leases, and obligations under operating leases and vendor contracts. This acquisition was accounted for under the purchase method of accounting. UAI assigned $1,245,000 to identifiable intangible assets and goodwill and is amortizing this amount on a straight-line basis over a period of five years, which represents the estimated useful lives of these intangible assets.

     On November 1, 1999, UAI acquired substantially all of the assets of Stuff Software, Inc. ("SSI") in exchange for $930,000 in cash and 50,021 shares of UAI common stock with an estimated fair market value of $6.10 per share. Assets purchased include accounts receivable, customer lists, software and intellectual property. This acquisition was accounted for under the purchase method of accounting. UAI assigned $1,320,000 to identifiable intangible assets and is amortizing this amount on a straight-line basis over a period of five years. SSI developed software and databases for the telecommunications industry. UAI will use the assets acquired from SSI to further enhance the development of Universal Information Exchange services.

     The following unaudited pro forma information presents the results of operations as if the PCN and SSI acquisitions had occurred at the beginning the periods shown after taking into account the effect of certain adjustments and eliminations. This summary is not necessarily indicative of what the results of operations of UAI, PCN and SSI would have been if they were a single entity during such periods, nor does it purport to represent results of operations for any future periods (in thousands, except per share data).

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
Revenues....................................................  $2,294    $14,906
Net loss....................................................  $2,369     16,381
Basic and fully diluted loss per share......................  $ 0.08    $  0.56

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following, stated at cost (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
Furniture and fixtures......................................  $119    $   885
UTX equipment...............................................    85     16,234
Computer hardware and software..............................    --      2,453
Other equipment.............................................    62         56
                                                              ----    -------
                                                               266     19,628
Less: Accumulated depreciation and amortization.............   (47)      (740)
                                                              ----    -------
  Property and equipment, net...............................  $219    $18,888
                                                              ====    =======

                             UNIVERSAL ACCESS, INC.

     At December 31, 1999, $403,000 of the gross amount of computer hardware is subject to capital leases. Accumulated amortization on this equipment was $70,000 at December 31, 1999.

     Software costs capitalized during the period from October 2, 1997, to December 31, 1997, and during 1998 and 1999 were $0, $0 and $247,000, respectively. These costs are being amortized on a straight-line basis over a period of 3 years.

NOTE 5 -- NOTES PAYABLE AND DEBT

     Notes payable are summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
Term loans (interest at 14.91%).............................  $ --    $3,188
Note payable -- Bank........................................   149
Notes payable to shareholders...............................   126        --
Note payable (interest at 10%)..............................    --        20
Note payable -- City of Eugene, OR (interest at 7%).........    --        57
                                                              ----    ------
                                                              $275    $3,265
                                                              ====    ======

     In December 1999, the Company entered into three separate term loans in the aggregate amount of $3,300,000. Equal monthly principal and interest payments are due commencing on December 15, 1999 and continuing through November 15, 2002. Principal amounts due under this term loan are as follows:
2000 -- $942,000, 2001 -- $1,092,000, 2002 -- $1,154,000. These notes are collaterized by certain UAI equipment and also require UAI to maintain an unrestricted cash balance of at least $15 million.

     In November 1997 and March 1998, the Company entered into separate note payable agreements with two of its shareholders in the original principal amounts of $76,000 and $50,000, respectively. The notes payable bear interest at rates of 8.25% and 12%, respectively, and are due upon demand. The note with the original principal amount of $76,000 is collateralized by a $63,000 security deposit. The $50,000 note payable is unsecured. These notes were repaid in full during 1999.

     In November 1998, the Company entered into a 36-month term loan agreement with a bank, in the original principal amount of $149,000, for the purchase of office furniture and equipment. The note payable is collateralized by the Company's property and equipment, cash deposits and money market accounts with the Bank. This note was repaid in full during 1999.

     In connection with the July 30, 1999 purchase of PCN, UAI assumed the following debt: $150,000 note payable with a bank, $20,000 note payable to an individual and a $54,000 note payable to the City of Eugene, OR. The $150,000 note payable to the bank was paid in full prior to December 31, 1999. The other notes remain outstanding at December 31, 1999. The $20,000 note payable bears interest at a rate of 10% payable monthly. The entire principal is due on December 17, 2000. The note can be prepaid by the Company at any time without penalty. The $54,000 City of Eugene, OR note payable bears interest at 7%. The entire balance was due on August 1, 1999. This balance was paid in full in February 2000.

     The Company executed unsecured promissory notes with a shareholder dated December 29, 1998, in the original aggregate principal amount of $100,000. The notes bear interest at a rate of 10% per year and are due upon demand, after March 31, 1999. The Company did not receive the proceeds of these promissory notes until after December 31, 1998; as such the notes payable were offset by the proceeds receivable at that date for presentation purposes.

                             UNIVERSAL ACCESS, INC.

     At December 31, 1999, the Company has two line of credit arrangements to borrow up to a total of $10,000,000. The line of credit arrangements permit borrowings of $6,000,000 and $4,000,000 and expire in August of 2000 and April of 2000, respectively. The available line of credit is reduced by the amount of outstanding letters of credit. As of December 31, 1999, UAI has outstanding letters of credit of $3,804,000, resulting in a total available line of credit of $6,196,000. The $4,000,000 line of credit requires UAI to maintain a cash balance in a custodial account at an amount not less than the total borrowings and letters of credit outstanding.

NOTE 6 -- INCOME TAXES

     There is no current provision or benefit for income taxes recorded for the period from September 27, 1998, the date of C-Corporation conversion, to December 31, 1999, as the Company has generated net operating losses for income taxes purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

     The components of the deferred income tax asset are as follows (in thousands):


                                                             DECEMBER 31,
                                                           ----------------
                                                           1998      1999
                                                           -----    -------
Net operating loss.......................................  $  93    $ 3,920
Allowance for doubtful accounts..........................     19        252
Accrued vacation and other...............................     39         55
                                                           -----    -------
                                                             151      4,227
Valuation allowance......................................   (151)    (4,227)
                                                           -----    -------
  Total..................................................  $  --    $    --
                                                           =====    =======


     At December 31, 1999, the Company had federal and state net operating loss carryforwards of $10,091,000. These federal and state net operating loss carryforwards expire at various dates beginning in 2018. Due to the uncertainty that UAI will generate future earnings sufficient to realize the benefit of these net operating loss carryforwards, a valuation allowance for the full amount of the deferred tax asset has been recorded. Additionally, Section 382 of the Internal Revenue Code imposes annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

                             UNIVERSAL ACCESS, INC.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     The Company leases UTX facilities, office facilities and certain equipment over periods ranging from two to fifteen years. Total rent expense during 1997, 1998 and 1999 was $0, $46,000 and $832,000, respectively. Future rentals for operating leases are as follows at December 31, 1999 (in thousands):

2000........................................................  $ 2,410
2001........................................................    2,617
2002........................................................    2,677
2003........................................................    2,730
2004........................................................    2,835
Thereafter..................................................   18,155
                                                              -------
  Total minimum lease payments..............................  $31,424
                                                              =======

     In addition to the leases, the Company has entered into leased line agreements with telecommunications vendors for high-capacity bandwidth. These leases are cancelable at any time with a maximum 30-day notice. The Company, in turn, contracts with customers for the use of the leased high-capacity bandwidth. The customer contracts generally provide for cancellation penalties equal to the sum of all payments due through the remainder of the contract, less 6%.

     The Company also leases certain equipment under capital leasing arrangements with periods ranging from two to five years. Future minimum lease payments as of December 31, 1999 related to the capital leasing arrangements are as follows (in thousands):

2000........................................................  $ 250
2001........................................................    143
                                                              -----
Total minimum capital lease payments........................    393
Less: imputed interest......................................    (60)
                                                              -----
Present value of minimum capital lease payments.............    333
Less: current portion.......................................   (210)
                                                              -----
Long-term capital lease obligations.........................  $ 123
                                                              =====

     The Company also has entered into non-cancelable agreements with various telecommunications vendors to purchase minimum amounts of network services on a monthly basis. The total amount of these purchase commitments at December 31, 1999 are as follows (in thousands):

2000........................................................  $ 13,356
2001........................................................    21,065
2002........................................................    21,043
2003........................................................    19,025
2004........................................................    18,001
Thereafter..................................................    41,250
                                                              --------
  Total minimum purchase commitments........................  $133,740
                                                              ========

     UAI has standby letters of credit which have been issued on its behalf totaling $3,804,000 securing performance of certain contracts with carriers and landlords. These letters of credit expire in April 2000 and August 2000, in the amounts of $1,656,000 and $2,148,000, respectively.


     In February 2000 a complaint was filed in the Superior Court of California, County of Santa Clara, against UAI and other parties by Point West Ventures, L.P., previously known as Fourteen Hill Capital,

                             UNIVERSAL ACCESS, INC.

L.P. and certain other shareholders in Vaultline Incorporated. The claim arises out of a letter of intent that UAI entered into in December 1998 relating to UAI's potential acquisition of Vaultline. The letter stated that it was not binding on the parties except with respect to a $250,000 advance to be made by UAI and certain obligations of Vaultline. The letter contemplated that UAI would undertake a due diligence investigation of Vaultline. After performing the due diligence, UAI determined not to complete the transaction and entered into a mutual settlement agreement and release. Subsequently, Vaultline ceased doing business. The claimants contend that the mutual settlement agreement executed by the president of Vaultline was unauthorized. They allege that UAI, certain of UAI's officers and others conspired to deprive them of their interests in Vaultline. They are seeking damages in excess of $10,000,000. UAI believes all legal obligations were satisfied and intends to vigorously contest any claims relating to this matter. Accordingly, no amount has been accrued as a liability as of December 31, 1998 and 1999.

     The Company is involved in various other legal matters in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

NOTE 8 -- RELATED PARTY TRANSACTIONS

     During 1998, UAI entered into certain transactions with shareholders and directors for the lease of office space and pager equipment. Rent expense for these leases approximated $65,000 in 1998. There was no related party rent expense incurred in 1999.

     During 1998 and 1999, UAI paid Broadmark Capital Corporation ("Broadmark"), an entity for which a member of the UAI Board of Directors serves as Chairman, certain consideration in exchange for services rendered related to the sale of preferred stock. During 1999, UAI paid cash amounts of $162,000, $200,000 and $140,000 to Broadmark in connection with the sale of Series A, B and D Cumulative Convertible Preferred Stock, respectively. These amounts were recorded as issuance costs, and deducted from the gross proceeds of the respective preferred stock series. During 1999, UAI issued to Broadmark 360,000 common stock warrants with an exercise price of $.50 in connection with services rendered related to the issuance of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"). UAI also issued to Broadmark 77,233 Series A Cumulative Convertible Preferred Stock Warrants ("Series A Warrants") in connection with services rendered related to the issuance of Series A Cumulative Convertible Preferred Stock. UAI issued 33,333 and 43,900 of these Series A Warrants in 1998 and 1999, respectively. The common stock warrants and the Series A Warrants were valued at $13,000 and $83,000, respectively, using the Black-Scholes valuation model. UAI issued $36,000 of the Series A Warrants in 1998 and $47,000 of the Series A Warrants in 1999. Also, in connection with services rendered related to the sale of Series B Preferred Stock, UAI caused options to purchase 840,000 shares of common stock at $.50 per share to be granted by certain principal shareholders of the Company's common stock. The 840,000 common stock options granted by the principal shareholders were valued at $31,000 using the Black-Scholes valuation model. This amount was recorded as paid-in capital.

     On May 27, 1999, UAI executed a full-recourse promissory note in connection with a loan to an officer of the Company for a principal amount of $200,000 with a per annum interest rate of 6%. The promissory note will become immediately due and payable on April 30, 2004.

     On August 4, 1999, three of the Company's officers were granted options to purchase a total of 1,000,000 shares of common stock at exercise prices ranging from $1.38 to $1.51 per share. These exercise prices were at or above the fair market value of the common stock on August 4, 1999. These stock options vested immediately and were exercised on the date of grant. In connection with the exercise, the UAI board of directors authorized loans to these officers, pursuant to non-recourse

                             UNIVERSAL ACCESS, INC.

promissory notes for a total amount of $1,485,000 with an annual interest rate of 6%. The promissory notes will become immediately due and payable on August 4, 2004. The issuance of these notes receivable to effect the exercise of these stock options caused variable plan accounting to apply to the underlying stock options. Accordingly, during 1999, UAI recorded $4,611,000 of stock option plan compensation expense related to these notes. The terms of these notes receivable were amended on December 6, 1999 such that no future stock option plan compensation expense will be recognized related to the stock options underlying these notes.

NOTE 9 -- INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The company is currently operating under one segment, the provisioning of network access.

     From its inception through December 31, 1999, substantially all of the Company's identifiable assets were located in the United States. During that same period, substantially all of the Company's revenues were derived from sales to customers based in the United States. The Company currently operates under one operating segment. Operating activities of this segment primarily consist of the provision of dedicated circuit access and related Universal Transport Exchange and Universal Information Exchange services.

NOTE 10 -- EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

EMPLOYEE SAVINGS AND BENEFIT PLANS

     As of January 1, 1999, UAI implemented a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code, which covers substantially all of the Company's employees. Employer contributions to the retirement savings plan are discretionary. During 1999, $58,000 of employer contributions were recorded as an expense.

EMPLOYMENT AGREEMENTS

     UAI has entered into employment agreements with several of its key employees which have initial terms ranging from one to three years, after which they are renewable for additional one-year periods. The employment agreements entitle the employee to receive certain severance payments for termination of employment without cause, as defined by the agreements. These employment agreements will require UAI to pay these key employees approximately $1.1 million in salary from December 31, 1999 through the end of the respective agreements. The agreements also provide for the payment of both discretionary and performance based bonuses.

STOCK OPTION PLANS

     In July of 1998, UAI's Board of Directors adopted the 1998 Employee Stock Option Plan (the "1998 Plan") for the Company's directors, officers, employees and key advisors. The total number of shares of UAI common stock reserved for issuance under the Plan is 13,000,000. Awards granted under the plan are at the discretion of the Company's Board of Directors, or a compensation committee appointed by the Board of Directors, and may be in the form of either incentive or nonqualified stock options. At December 31, 1999, 934,250 shares of common stock were available for additional awards under the plan.

     In November 1999, UAI's Board of Directors adopted the 1999 Stock Plan and the 1999 Director Option Plan. The 1999 Director Option Plan will be effective on the effective date of a qualified initial public offering. Upon a qualified initial public offering, no further options will be granted under the 1998 Plan. The 1999 Stock Plan provides for the grant of incentive stock options to employees, and the grant of nonstatutory stock options and stock purchase rights to employees, directors and

                             UNIVERSAL ACCESS, INC.

consultants. As of December 31, 1999, 10,000,000 shares of common stock were reserved for issuance pursuant to the 1999 Stock Plan. The 1999 Director Option Plan provides for the issuance of options to purchase 20,000 shares of common stock to each non-employee director upon the later of (i) the effective date of the 1999 Director Option Plan or (ii) when such person first becomes a non-employee director, and provides for the issuance of options to purchase 5,000 shares of common stock to each non-employee director on June 30 of each year, subject to certain limitations. As of December 31, 1999, 500,000 shares of common stock were reserved for issuance pursuant to the 1999 Director Option Plan.

     If the Company had elected to recognize compensation cost based on the fair value of the options as prescribed by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", the following results would have occurred using the Black-Scholes option-pricing model with the listed assumptions:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                              ------------------------------------
                                                    1998                1999
                                              ----------------    ----------------
Pro forma net loss (in thousands)...........           ($1,999)           ($20,224)
Pro forma basic and diluted net loss per
  share.....................................            ($0.07)             ($0.98)
Volatility..................................    0.000000000001%     0.000000000001%
Dividend yield..............................                 0%                  0%
Risk-free interest rate.....................                 5%                  5%
Expected life in years......................              5.00                4.19

     The Company recognized $689,000 and $8,146,000 of option plan compensation expense during 1998 and 1999, respectively, and expects to recognize additional expense of approximately $11,909,000 over the next four years relating to such options as they vest. The $8,146,000 of option plan compensation expense for 1999 consisted of $3,535,000 related to the amortization of deferred stock option plan compensation and $4,611,000 related to the options exercised in exchange for notes receivable as described in Note 8.

     The vesting term of options granted under the Plan shall be fixed by the Board of Directors, or compensation committee elected by the Board of Directors, but in no case shall be exercisable for more than 10 years after the date the option is granted. For option grants to persons owning 10% of the voting power of all outstanding classes of UAI capital stock, the exercise price may not be lower than 110% of the fair market value on the date of the grant and the option term may not exceed 5 years.

                             UNIVERSAL ACCESS, INC.

     The following information relates to stock options with an exercise price which was less than the fair market value of the underlying stock on the date of grant:

                                                       YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
                                                   1998                      1999
                                          ----------------------    -----------------------
                                                        WEIGHTED                   WEIGHTED
                                                        AVERAGE                    AVERAGE
                                          NUMBER OF     EXERCISE     NUMBER OF     EXERCISE
                                            SHARES       PRICE        SHARES        PRICE
                                          ----------    --------    -----------    --------
Balance at beginning of period..........          --          --      3,498,000    $0.02514
  Granted...............................   4,104,000    $0.02167      8,015,500      1.2985
  Exercised.............................    (600,000)    0.00167     (1,000,000)    1.49200
  Forfeited.............................      (6,000)    0.25333       (303,500)     0.3768
                                          ----------    --------    -----------    --------
Balance at end of period................   3,498,000    $0.02514    $10,210,000    $ 0.8621
                                          ==========    ========    ===========    ========
Weighted average fair value of options
  granted during the period.............  $     0.59                $      2.52

     The following information relates to stock options with an exercise price which was equal to the fair market value of the underlying stock on the date of grant:

                                                               YEAR ENDED
                                                           DECEMBER 31, 1999
                                                      ----------------------------
                                                      NUMBER OF   WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------   ----------------
Balance at beginning of period......................        --         $  --
  Granted...........................................   260,750          6.10
  Exercised.........................................        --            --
  Forfeited.........................................    (5,000)         6.10
                                                      --------         -----
Balance at end of period............................   255,750         $6.10
                                                      ========         =====
Weighted average fair value of options granted
  during the period.................................     $1.32

     The following information relates to stock options as of December 31, 1999:

                           OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                  --------------------------------------   -----------------------
                                 WEIGHTED-
                                  AVERAGE      WEIGHTED-                 WEIGHTED-
                                 REMAINING      AVERAGE                   AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
---------------   -----------   ------------   ---------   -----------   ---------
 $       0.01      2,850,000        8.73         $0.01      1,282,000      $0.01
  0.07 - 0.11        582,000        8.55          0.07        205,000       0.07
  0.25 - 0.27      3,292,000        9.31          0.27         17,000       0.27
  1.38 - 1.83      1,594,000        9.59          1.38        300,000       1.38
  2.11 - 2.79      1,404,000        9.69          2.73        315,000       2.57
  3.21 - 4.25        402,000        9.72          3.38             --         --
  5.64 - 7.20        341,750        9.60          6.14         80,000       6.10

                             UNIVERSAL ACCESS, INC.

     During 1998, 600,000 stock options were issued to non-employees for services rendered during 1998. These options were issued with an exercise price of $0.01, were immediately exercisable, and comprised $300,000 of the $689,000 stock option plan compensation expense recognized during 1998. During 1998, all options issued to non-employees were exercised.

     The above disclosures include 200,000 options granted on August 4, 1999 to a non-employee director, for which $764,000 of compensation expense was recognized during 1999.

NOTE 11 -- NET LOSS PER SHARE

     The Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been anti-dilutive. Such outstanding securities are convertible into the number of shares of common stock as set forth in the table below at December 31, 1998 and 1999. There were no potentially dilutive securities outstanding from inception through December 31, 1997.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Series A cumulative convertible preferred stock.............   2,012,004     4,633,986
Series A cumulative convertible preferred stock warrants....      99,999       463,398
Series B cumulative convertible preferred stock.............          --    13,400,010
Series B cumulative convertible preferred stock warrants....          --     1,000,002
Series C convertible preferred stock........................          --     2,000,001
Series D cumulative convertible preferred stock.............          --    18,128,091
Common stock options........................................   3,498,000    10,465,750
Common stock warrants.......................................          --       360,000
Series E cumulative convertible preferred stock(1)..........          --     4,672,155
Series E cumulative convertible preferred stock
  warrants(1)...............................................          --       120,000
                                                              ----------    ----------
Total potentially dilutive shares of common stock...........   5,610,003    55,243,393
                                                              ==========    ==========

---------------

(1) Assuming 3-to-1 conversion. This conversion rate could increase as described in Note 12.

NOTE 12 -- CONVERTIBLE PREFERRED STOCK AND WARRANTS

     During 1998, UAI issued 335,334 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Series A Preferred Stock") for gross proceeds of $1,006,000. Additionally, UAI received cash and accepted subscription documents for 385,830 shares of Series A Redeemable Cumulative Convertible Preferred Stock ("Unissued Series A Preferred Stock") for gross proceeds of $1,157,000. This amount, net of issuance costs of $153,000, was recorded as a liability as of December 31, 1998. As of December 31, 1998, the Company had authorized 1,000,000 shares of Series A Preferred Stock. On February 8, 1999, UAI issued 436,997 shares of Series A Preferred Stock for gross proceeds of $1,311,000. Included in this issuance were the 385,830 shares related to the amount presented as Unissued Series A Preferred Stock at December 31, 1998.

     In connection with the 1998 sale of Series A Preferred Stock, UAI issued warrants (the "Series A Warrants") to purchase an additional 33,333 shares of Series A Preferred Stock at $3.00 per share. These warrants were valued at $36,000 using the Black-Scholes valuation model. In connection with the February 1999 sale of Series A Preferred Stock UAI issued warrants to purchase 43,900 shares of Series A Preferred Stock at $3.00 per share. These warrants were valued at $47,000 using the Black-

                             UNIVERSAL ACCESS, INC.

Scholes option valuation model. The Series A Warrants are exercisable for a period of five years after the issuance date. The Series A Preferred Stock is shown net of the fair value of the Series A Warrants.

     As of December 31, 1998, the holders of Series A Preferred Stock had the right to demand the Company to redeem one-third of the shares originally purchased on each of the fourth, fifth, and sixth anniversaries of the closing and UAI had the right to redeem not less than all of the outstanding Series A Preferred Stock between the third and sixth anniversaries of the closing. All redemptions were to be made at amount equal to the sum of the original purchase price of the Series A Preferred Stock plus accumulated but unpaid dividends. On February 3, 1999, the Series A Preferred Stock holders approved an amended Certificate of Designations, Rights and Preferences whereby this mandatory redemption feature was terminated. Accordingly, the entire balance of the redeemable cumulative convertible preferred stock and redeemable cumulative convertible preferred stock warrants was reclassified to stockholders' equity on February 3, 1999.

     Changes in redeemable cumulative convertible preferred stock and redeemable cumulative convertible preferred stock warrants are as follows (in thousands, except share amounts):

                                                            REDEEMABLE        REDEEMABLE
                                                            CUMULATIVE        CUMULATIVE
                                                           CONVERTIBLE        CONVERTIBLE
                                                         PREFERRED STOCK       PREFERRED
                                                        ------------------       STOCK
                                                         SHARES     AMOUNT     WARRANTS
                                                        --------    ------    -----------
Balance at December 31, 1997..........................        --    $  --        $ --
Issuance of Series A Preferred Stock..................   335,334      875          --
Issuance of Series A Preferred Stock warrants.........        --       --          36
Accretion and dividends on Redeemable Series A
  Preferred Stock.....................................        --       28          --
                                                        --------    -----        ----
Balance at December 31, 1998..........................   335,334      903          36
Accretion and dividends on Redeemable Series A
  Preferred Stock.....................................        --        9          --
Termination of mandatory redemption feature of Series
  A
  Preferred Stock.....................................  (335,334)    (912)        (36)
                                                        --------    -----        ----
Balance at December 31, 1999..........................        --    $  --        $ --
                                                        ========    =====        ====

     On February 8, 1999, UAI issued 2,000,000 shares of Series B Redeemable Cumulative Convertible Preferred Stock ("Series B Preferred Stock") for gross proceeds of $6,000,000. In conjunction with the issuance of the Series B Preferred Stock, the Company issued warrants to purchase an additional 400,002 shares of Series B Preferred Stock (the "Series B Warrants") at an exercise price of $0.01 per share and warrants to purchase 360,000 shares of Common Stock at $.50 per share, and caused options to purchase 840,000 shares of Common Stock at $.50 per share to be granted by certain principal shareholders of the Company's Common Stock. The 840,000 common stock options granted by the principal shareholders were valued at $31,000 using the Black-Scholes valuation model. This amount was recorded as additional paid-in capital. Series B Preferred Stock is convertible into Common Stock on a 6-for-1 basis. During the six month period ended June 30, 1999, 233,335 of the Series B Warrants were exercised.

     On May 13, 1999, UAI issued 666,667 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") for gross proceeds of $2,000,001.

                             UNIVERSAL ACCESS, INC.

     During the period from June 30, 1999 to September 30, 1999, UAI issued 5,957,611 shares of Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") for gross proceeds of $25,319,847. The Company also issued 82,353 shares valued at $4.25 per share in connection with the purchase of certain assets of PCN (see Note 3). The Company also issued 2,733 shares of Series D Preferred Stock on December 6, 1999 for gross proceeds of $50,014.

     On November 10, 1999, UAI issued 1,557,385 shares of Series E Cumulative Convertible Preferred Stock ("Series E Preferred Stock") and warrants to purchase an additional 40,000 shares of Series E Preferred Stock for gross proceeds of $28.5 million. The Company ascribed $136,000 of the proceeds to the warrants using the Black-Scholes option valuation model. Series E Preferred Stock is convertible into Common stock on a 3-for-1 basis. The conversion ratio for the Series E Preferred Stock will be multiplied by the quotient of $750 million divided by the product of the number of fully diluted shares of common stock outstanding immediately before an initial public offering multiplied by the initial public offering per share price (such quotient is not to be less than 1). The conversion ratio cannot exceed 3.75-for-1. The Company's initial public offering (IPO) document estimates that the IPO price per share will be between $8.00 and $10.00. If the IPO is ultimately priced at $8.00 per share, the Company will record a "deemed dividend" at that time in the amount of $2,135,000. The amount of the deemed dividend will decrease as the IPO price increases above $8.00 per share and will be zero at an IPO price of $8.60 per share. The Series E Preferred Stock warrants have an exercise price of $18.30 per share.

     A portion of the Series D Preferred Stock was issued at a price that was below the deemed fair market value of the equivalent amount of common stock. Accordingly, the Company recorded a deemed dividend of $9.0 million related to the issuance of Series D Preferred Stock. The deemed dividend has been included in the accretion and dividends on redeemable and nonredeemable cumulative convertible preferred stock for purposes of determining basic and diluted net loss per common share.

     Upon liquidation or dissolution, shareholders of Preferred Stock will be distributed available assets up to the sum of the original purchase price plus accumulated but unpaid dividends. This distribution has preference over any distribution to common stock holders.

     Holders of the Company's Preferred Stock are entitled to cumulative dividends (payable in cash or stock at the Company's discretion) and have the right to convert their shares at any time into shares of UAI Common Stock as follows:

                                         ANNUAL
                                        DIVIDEND    CONVERSION
                                          RATE        RATIO
                                        --------    ----------
Series A..............................      8%      6-to-1
Series B..............................      5%      6-to-1
Series C..............................    None      3-to-1
Series D..............................      6%      3-to-1
Series E..............................    1.4%      3-to-1  (subject to adjustment)

     A qualified initial public offering of at least $1 per share triggers a mandatory conversion of all outstanding Preferred Stock into Common Stock, and of all outstanding Preferred Stock Warrants into warrants to purchase Common Stock at the above conversion ratios.

     The holders of the Preferred Stock and the holders of Common Stock vote as one class, subject to certain provisions. Each share of Preferred Stock is entitled to cast the number of votes equal to the number of Common Shares into which their preferred stock is convertible.

                             UNIVERSAL ACCESS, INC.

NOTE 13 -- COMMON STOCK

     At December 31, 1999, UAI had authorized 300,000,000 shares of $.01 par value Common Stock and 31,975,021 shares were issued and outstanding.

     The Company has a sufficient number of authorized Common Stock shares available to issue upon the conversion of the outstanding preferred stock, warrants and stock options.

     As of December 31 1999, Common Stock shares reserved for issuance are as follows:

Series A cumulative convertible preferred stock.............    4,633,986
Series A cumulative convertible preferred stock warrants....      463,398
Series B cumulative convertible preferred stock.............   13,400,010
Series B cumulative convertible preferred stock warrants....    1,000,002
Series C convertible preferred stock........................    2,000,001
Series D cumulative convertible preferred stock.............   18,128,091
Series E cumulative convertible preferred stock(1)..........    4,672,155
Series E cumulative convertible preferred stock
  warrants(1)...............................................      120,000
Common stock options........................................   10,465,750
Common stock warrants.......................................      360,000

---------------
(1) Assuming 3-to-1 conversion.

NOTE 14 -- SUPPLEMENTAL CASH FLOW DISCLOSURE

     During 1999, UAI acquired certain assets and assumed certain liabilities from Pacific Crest Networks, Inc. Assets acquired included $510,000 of computer hardware subject to capital leases, and liabilities assumed included $418,000 of obligations under capital leases.

     During 1999, UAI executed notes receivable with three of the Company's officers in consideration for the exercise of stock options as described in Note 8.

     During 1999, UAI issued 325,000 shares of common stock in exchange for UTX equipment. The common stock had a fair market value of $1.42 per share on the date of issuance.

     During 1999, UAI agreed to issue 70,592 shares of Series D Preferred Stock at a price below fair market value in exchange for services. UAI recorded $992,000 of operations and administration expense related to these transactions.

     At December 31, 1999, $518,000 of equipment purchases were included in accounts payable.

     No amounts were paid for income taxes in 1997, 1998 or 1999. UAI paid interest of $0, $0 and $81,000 in 1997, 1998 and 1999, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pacific Crest Networks, Inc. d/b/a The Pond

     In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows, and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Pacific Crest Networks, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
July 30, 1999

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                            ---------------     JUNE 30,
                                                            1997      1998        1999
                                                            -----    ------    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  12    $   --      $    --
  Accounts receivable:
     Trade, net of allowance of $6, $1 and $7.............     34        43           97
     Other................................................     --         5           --
  Other current assets....................................     --        10            3
                                                            -----    ------      -------
       Total current assets...............................     46        58          100
Property and equipment, net...............................    160       725          804
Other assets, net.........................................      6         4            1
                                                            -----    ------      -------
       Total assets.......................................  $ 212    $  787      $   905
                                                            =====    ======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft..........................................  $  --    $    1      $    31
  Accounts payable........................................     25        87          186
  Accrued expenses........................................      3        42           --
  Notes payable...........................................     18        64           54
  Current obligations under capital leases................     21       185          142
  Note payable, shareholder...............................     --       158          369
  Due to shareholders.....................................      6        --           --
  Line of credit, bank....................................     --       150          150
  Customer deposits.......................................     40         6            9
                                                            -----    ------      -------
       Total current liabilities..........................    113       693          941
Obligations under capital leases, net of current
  portion.................................................     25       342          298
Notes payable, net of current portion.....................     62        20           20
Due to Universal Access, Inc..............................     --        --          341
                                                            -----    ------      -------
       Total liabilities..................................    200     1,055        1,600
                                                            -----    ------      -------
Commitments (Note 5)
Stockholders' equity (deficit):
  Common stock, no par value; 100,000,000 shares
     authorized; 5,800,000, 13,449,275 and 13,449,275
     shares issued and outstanding at December 31, 1997,
     1998, and June 30, 1999, respectively................    100       108          108
  Additional paid-in capital..............................     73       321          321
  Accumulated deficit.....................................   (161)     (697)      (1,124)
                                                            -----    ------      -------
       Total stockholders' equity (deficit)...............     12      (268)        (695)
                                                            -----    ------      -------
       Total liabilities and stockholders' equity
          (deficit).......................................  $ 212    $  787      $   905
                                                            =====    ======      =======

The accompanying notes are an integral part of these financial statements.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              SIX MONTHS
                                                            YEAR ENDED          ENDED
                                                           DECEMBER 31,        JUNE 30,
                                                          --------------    --------------
                                                          1997     1998     1998     1999
                                                          ----    ------    -----    -----
                                                                             (UNAUDITED)
Revenues................................................  $370    $  551    $ 260    $ 424
                                                          ----    ------    -----    -----
Costs and operating expenses:
  Cost of revenues......................................    54       206       85      298
  Operations and administration (excluding stock option
     plan compensation).................................   298       498      160      418
  Operations and administration (stock option plan
     compensation)......................................    20       248      232       --
  Depreciation and amortization.........................    33        91       20       86
                                                          ----    ------    -----    -----
     Total operating expenses...........................   405     1,043      497      802
                                                          ----    ------    -----    -----
  Operating loss........................................   (35)     (492)    (237)    (378)
Interest expense........................................    11        44        6       49
                                                          ----    ------    -----    -----
  Net loss..............................................  $(46)   $ (536)   $(243)   $(427)
                                                          ====    ======    =====    =====

The accompanying notes are an integral part of these financial statements.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             SIX MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,        JUNE 30,
                                                          -------------    --------------
                                                          1997    1998     1998     1999
                                                          ----    -----    -----    -----
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $(46)   $(536)   $(243)   $(427)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Stock option compensation..........................    20      248      232       --
     Depreciation.......................................    27       38       12       36
     Amortization.......................................     6       53        8       50
     Provision for doubtful accounts....................     6       (5)      --        6
     Loss on disposition of assets......................    --        1       --       --
     Changes in operating assets and liabilities:
       Accounts receivable..............................   (11)      (4)      (5)     (60)
       Other assets.....................................    (3)     (15)      (4)      15
       Accounts payable.................................     8       62       48       99
       Accrued expenses.................................     6       39       (3)     (42)
       Customer deposits................................    24      (34)       3        3
                                                          ----    -----    -----    -----
          Net cash provided by (used in) operating
            activities..................................    37     (153)      48     (320)
                                                          ----    -----    -----    -----
Cash flows used in investing activities:
  Purchases of property and equipment...................   (30)    (106)     (23)    (165)
  Proceeds from disposal of equipment...................    --        2       --       --
                                                          ----    -----    -----    -----
          Net cash used in investing activities.........   (30)    (104)     (23)    (165)
                                                          ----    -----    -----    -----
Cash flows from financing activities:
  Bank overdraft........................................    --        1       --       30
  Payments on capital leases............................   (17)     (70)     (15)     (87)
  Proceeds from issuance of notes payable...............             20                --
  Payments on notes payable.............................   (21)     (16)      (8)     (10)
  Proceeds from note payable to Universal Access,
     Inc................................................    --       --       --      341
  Proceeds from notes payable to and advances from
     shareholders.......................................     6      156       --      211
  Payments on notes payable to and advances from
     shareholders.......................................    --       (4)      --       --
  Proceeds from line of credit, bank....................    --      150       --       --
  Proceeds from exercise of stock options...............    --        8       --       --
                                                          ----    -----    -----    -----
          Net cash provided by (used in) financing
            activities..................................   (32)     245      (23)     485
                                                          ----    -----    -----    -----
Net increase (decrease) in cash and cash equivalents....   (25)     (12)       2       --
Cash and cash equivalents, beginning of year............    37       12       12       --
                                                          ----    -----    -----    -----
Cash and cash equivalents, end of year..................  $ 12    $  --    $  14    $  --
                                                          ====    =====    =====    =====

The accompanying notes are an integral part of these financial statements.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    PREFERRED STOCK        COMMON STOCK
                                  -------------------   -------------------   ADDITIONAL
                                            $1 STATED                          PAID-IN     ACCUMULATED
                                  SHARES      VALUE       SHARES     AMOUNT    CAPITAL       DEFICIT     TOTAL
                                  -------   ---------   ----------   ------   ----------   -----------   -----
Balance at December 31, 1996....   90,000     $ 90         580,000    $ 10       $ --        $  (115)    $ (15)
Conversion of preferred stock to
  common stock..................  (90,000)     (90)      5,220,000      90         --             --        --
Stock option plan
  compensation..................       --       --              --      --         20             --        20
Conversion of shareholder loan
  to additional paid-in
  capital.......................       --       --              --      --         53             --        53
Net loss........................       --       --              --      --         --            (46)      (46)
                                  -------     ----      ----------    ----       ----        -------     -----
Balance at December 31, 1997....       --       --       5,800,000     100         73           (161)       12
Stock option plan
  compensation..................       --       --              --      --        248             --       248
Common stock issued upon
  exercise of stock options.....       --       --       7,649,275       8         --             --         8
Net loss........................       --       --              --      --         --           (536)     (536)
                                  -------     ----      ----------    ----       ----        -------     -----
Balance at December 31, 1998....       --       --      13,449,275     108        321           (697)     (268)
Net loss (unaudited)............       --       --              --      --         --           (427)     (427)
                                  -------     ----      ----------    ----       ----        -------     -----
Balance at June 30, 1999
  (unaudited)...................       --     $ --      13,449,275    $108       $321        $(1,124)    $(695)
                                  =======     ====      ==========    ====       ====        =======     =====

The accompanying notes are an integral part of these financial statements.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                         NOTES TO FINANCIAL STATEMENTS
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

NOTE 1 -- DESCRIPTION OF THE COMPANY

     Pacific Crest Networks, Inc. (the "Company" or "PCN"), an Oregon Corporation, was originally organized in 1995 as Cascade Communications Group ("Cascade"), a partnership, for the purpose of providing internet access services. In May 1996, the partners of Cascade formed a new corporation, Pacific Crest Interactive, Inc., and assigned all of the assets and liabilities of Cascade to the new corporation. During 1997, Pacific Crest Interactive continued to provide internet access services; however, it also began to focus on the development and deployment of broadband network access and introduced its core broadband network products in 1998. In October 1998, the Company changed its name to Pacific Crest Networks, Inc. The Company presently provides internet access services to the general public and high-speed broadband network technologies and data transport services primarily to internet service providers and business customers. During 1998, all of the Company's customers were located in the State of Oregon, and in 1999, operations were expanded to the State of Washington.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the years ended December 31, 1997 and 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

REVENUE RECOGNITION

     The following describes PCN's revenue recognition policy for each type of revenue:

     Internet access (Pond) -- This revenue relates to internet access service that PCN provides to business and residential customers. This service is billed monthly in advance at the beginning of each calendar month. This revenue is then recognized during the month that the service is provided.

     Digital subscriber line (DSL or SNAP) service -- This revenue relates to the provision of digital subscriber lines to both end users and internet service providers (ISPs). This service is billed monthly on a calendar month basis in the month that the service is provided. Revenue is recognized each month as the service is provided.

     DSL service to multi-unit residences (DASH) -- This revenue relates to the provision of DSL service to multi-unit residences. This service is billed monthly on a calendar month basis in the month that the service is provided. Revenue is recognized each month as the service is provided.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 7). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

COMPREHENSIVE INCOME

     SFAS No. 130 requires that a full set of general purpose financial statements include the reporting of "comprehensive income." Comprehensive income is comprised of two components: net income and other comprehensive income, with other comprehensive income being comprised of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the years ended December 31, 1997 and 1998, comprehensive income was comprised solely of net income. As a result, the adoption of SFAS No. 130 had no impact on the Company's financial statements.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost with depreciation provided for under the straight-line method. Leasehold improvements are amortized over the remaining life of the lease. Depreciable lives used by the Company for its classes of assets are as follows:

Furniture and fixtures.....................................  7 years
Computer hardware..........................................  5 years
Computer software..........................................  3 years

     Certain property and equipment has been acquired through capital leasing arrangements. This property and equipment is recorded at the present value of total lease payments using the rate of interest implicit in the lease. The recorded amount is then amortized over the lesser of the useful life of the related asset or the term of the lease.

INCOME TAXES

     Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for tax carryforwards. Deferred tax assets are offset by a valuation allowance to the extent it is more likely than not that the future tax benefit of the deferred tax asset will not be realized.

     The Company has established a net deferred tax asset which reflects the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The deferred tax asset was recorded net of a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not going to be realized.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment not subject to capital leases consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Office equipment and furniture..............................  $  4,000    $ 14,000
Leasehold improvements......................................     4,000       9,000
Computer hardware...........................................   131,000     210,000
Computer software...........................................     8,000      14,000
                                                              --------    --------
                                                               147,000     247,000
Less: accumulated depreciation..............................   (37,000)    (72,000)
                                                              --------    --------
Property and equipment, not subject to capital leases,
  net.......................................................  $110,000    $175,000
                                                              ========    ========

     Property and equipment subject to capital leases consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Office equipment and furniture..............................  $18,000    $ 18,000
Computer hardware...........................................   38,000     573,000
Computer software...........................................       --      16,000
                                                              -------    --------
                                                               56,000     607,000
Less: accumulated amortization..............................   (6,000)    (57,000)
                                                              -------    --------
Property and equipment subject to capital leases, net.......  $50,000    $550,000
                                                              =======    ========

     Amortization expense on capital leases was $6,000 and $51,000 for the years ended December 31, 1997 and 1998, respectively.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

NOTE 4 -- DEBT

     Debt is summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Current:
Notes payable...............................................  $18,000    $ 64,000
  Notes payable, shareholders...............................       --     158,000
Due to shareholders.........................................    6,000          --
  Line of credit, bank......................................       --     150,000
                                                              -------    --------
          Total current debt................................   24,000     372,000
Notes payable, noncurrent...................................   62,000      20,000
                                                              -------    --------
          Total debt........................................  $86,000    $392,000
                                                              =======    ========

     During 1998, the Company issued an unsecured note payable to an unrelated individual for $20,000. The note bears interest at a rate of 10% payable monthly. The entire principal is due on December 17, 2000. The note can be prepaid by the Company at any time without penalty.

     During 1998, the Company obtained an unsecured line of credit of $400,000 from a shareholder. At December 31, 1998, the balance outstanding was $158,000. The line of credit does not bear interest and all outstanding borrowings are due on December 31, 1999 or upon the sale of the Company. An interest rate on the borrowings was imputed at a rate of 12%, which represents management's estimate of the Company's unsecured borrowing rate. Interest expense on this note was $2,000 in 1998. The imputed interest is included in the balance of the note since the Company intends to repay the shareholder the principal balance plus all imputed interest.

     During 1997, two shareholders advanced funds to the Company. As of December 31, 1997, the balance of the outstanding borrowings was $6,000. During 1998, $4,000 of this balance was paid in full, and the remaining $2,000 was added to the $158,000 note payable described above. These borrowings were not subject to any written agreement. The Company did not record imputed interest on these borrowings since the estimated interest charges were insignificant.

     In August 1998, the Company issued a $150,000 note payable to a Bank. This note bears interest at a rate of prime plus 3% with interest payments due monthly. The interest rate at December 31, 1998 was 10.75%. The entire balance of this note is due upon demand with an established final maturity of August 1, 1999. The note is collateralized by substantially all of the assets of the Company. Further, the entire principal balance of the note and accrued interest are personally guaranteed by the three stockholders of the Company.

     In September 1996, the Company entered into a business loan agreement with the City of Eugene, Oregon in the amount of $100,000. The note bears interest at 7%. The Company is currently paying monthly interest and principal payments of approximately $2,000 with a final principal payment of $51,000 due on August 1, 1999. This loan is collateralized by substantially all of the assets of the Company. In addition, a stockholder of the Company personally guaranteed the entire loan balance and accrued interest and also pledged certain personal real property as collateral.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

     Debt maturities are as follows:

1999........................................................  $372,000
2000........................................................    20,000
                                                              --------
                                                              $392,000
                                                              ========

NOTE 5 -- COMMITMENTS

     The Company leases office facilities over periods of up to three years. Total rent expense during 1997 and 1998 was $17,000 and $32,000, respectively. Future rentals for operating leases at December 31, 1998 are as follows:

1999........................................................  $39,000
2000........................................................   24,000
2001........................................................   12,000
                                                              -------
          Total minimum operating lease payments............  $75,000
                                                              =======

     The Company also leases certain equipment under capital leasing arrangements with periods ranging from two to five years. Future minimum lease payments as of December 31, 1998 related to the capital leasing arrangements are as follows:

1999........................................................  $ 247,000
2000........................................................    233,000
2001........................................................    151,000
                                                              ---------
Total minimum capital lease payments........................    631,000
Less: imputed interest......................................   (104,000)
                                                              ---------
Present value of minimum capital lease payments.............    527,000
Less: current portion.......................................   (185,000)
                                                              ---------
Long-term capital lease obligations.........................  $ 342,000
                                                              =========

     The Company has entered into non-cancellable contracts with certain vendors whereby such vendors provide the Company network access, domain name service and certain other services. Commitments under these contracts are as follows as of December 31, 1998:

1999........................................................  $204,000
2000........................................................   106,000
2001........................................................    65,000
2002........................................................    43,000
2003........................................................    25,000
Thereafter..................................................     1,000
                                                              --------
                                                              $444,000
                                                              ========

NOTE 6 -- INCOME TAXES

     There is no current provision or benefit for income taxes recorded for the years ended December 31, 1997 and 1998, as the Company has generated net operating losses for income tax purposes for which there is no carryback potential. There is no deferred provision or benefit for

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

income taxes recorded as the Company is in a net asset position for which a full valuation allowance has been recorded due to the uncertainty of realization.

     The components of the net deferred income tax asset are as follows:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1997        1998
                                                       --------    --------
Net operating loss carryforwards.....................  $ 53,000    $210,000
Basis of property and equipment......................   (10,000)    (45,000)
Other................................................     2,000       4,000
                                                       --------    --------
Net deferred tax asset...............................    45,000     169,000
Less: valuation allowance............................   (45,000)   (169,000)
                                                       --------    --------
          Total......................................  $     --    $     --
                                                       ========    ========

     At December 31, 1997 and 1998, the Company had a federal and state net operating loss carryforwards of $131,000 and $518,000, respectively. The net operating losses will expire in 2016 through 2018 for federal purposes, and 2011 through 2013 for state purposes. Upon cumulative ownership changes of more than 50% over a three year period (see Note 10), certain limitations apply to the amount of net operating loss that can be deducted from taxable income in each future year. The net operating loss carryforward limitation in each year in the carryforward period approximates the product of the fair market value of the Company immediately before ownership transfer multiplied by the long-term federal interest rate.

NOTE 7 -- STOCK OPTIONS

     During 1997 and 1998, the Company's Board of Directors granted stock options to two individuals who were both employees of the Company and members of the Board of Directors. The Company does not have a formal stock option plan, nor are there any shares specifically reserved for stock option grants. All options issued had an exercise price of $.001, were immediately exercisable, and expired three years after the date of grant.

     During 1997 and 1998, the Company calculated compensation cost based on the fair value of the underlying Common Stock on the date of grant. The fair value of the Common Stock was deemed to represent the fair value of the stock options, since the exercise price of the stock options was de minimis.

     During 1997 and 1998, the Company recognized stock option plan compensation expense of $20,000 and $248,000, respectively.

                          PACIFIC CREST NETWORKS, INC.
                                 D/B/A THE POND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  INFORMATION FOR THE SIX-MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED

     The following summarizes stock option activity:

                                                              NUMBER OF
                                                                SHARES
                                                              ----------
Balance at December 31, 1996................................          --
  Granted...................................................     664,444
                                                              ----------
Balance at December 31, 1997................................     664,444
  Granted...................................................   6,984,831
  Exercised.................................................  (7,649,275)
                                                              ----------
Balance at December 31, 1998................................          --
                                                              ==========

     The weighted average fair value of all options granted during 1997 and 1998 was $.0305 and $.0354, respectively.

     As set forth in Note 2, the Company accounts for stock based awards to employees in accordance with APB 25. Compensation cost would remain unchanged had the Company elected to recognize compensation cost in accordance with SFAS 123.

NOTE 8 -- PREFERRED STOCK CONVERSION

     Effective January 1, 1997, the sole shareholder of the Company converted all of the issued and outstanding preferred stock to common stock. This action was authorized by the Company's Board of Directors at a conversion rate equal to the initial issuance price of the common stock.

NOTE 9 -- SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                          1998       1997
                                                        --------    -------
Interest paid.........................................  $ 27,000    $11,000
                                                        ========    =======
Property and equipment acquired subject to capital
  leases..............................................  $551,000    $56,000
                                                        ========    =======

NOTE 10 -- SUBSEQUENT EVENT

     On July 30, 1999, substantially all of the assets and liabilities of the Company were sold to Universal Access, Inc. ("UAI") in exchange for $833,000 in cash, $224,000 of debt assumed by UAI, and 82,353 shares of UAI Series D Convertible Preferred Stock ("Series D"). The Series D had a per share value of $4.25 on the date of sale. Assets sold included all property and equipment, cash, accounts receivable, software, customer lists and intellectual property. Also, as part of the sale, UAI assumed certain liabilities of the Company including $276,000 of accounts payable, obligations under leases and vendor contracts, and advances made by UAI to the Company during 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                  INFORMATION FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

To the Board of Directors and
Stockholders of Stuff Software, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Stuff Software, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
October 1, 1999

                              STUFF SOFTWARE, INC.

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                  INFORMATION FOR THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

                                                            DECEMBER 31,
                                                            -------------    SEPTEMBER 30,
                                                            1997     1998        1999
                                                            ----     ----    -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash....................................................  $  1     $  5        $  6
  Accounts receivable, net................................    11       16          16
                                                            ----     ----        ----
          Total current assets............................    12       21          22
                                                            ----     ----        ----
          Total assets....................................  $ 12     $ 21        $ 22
                                                            ====     ====        ====

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Unearned revenue........................................  $ 29     $ 41        $ 58
          Total current liabilities.......................    29       41          58
                                                            ----     ----        ----
Stockholders' deficit:
  Common stock, $.01 par value; 1,000 shares authorized
     issued and outstanding...............................    --       --          --
  Additional paid-in capital..............................     5        5           5
  Accumulated deficit.....................................   (22)     (25)        (41)
                                                            ----     ----        ----
          Total stockholders' deficit.....................   (17)     (20)        (36)
                                                            ----     ----        ----
          Total liabilities and stockholders' deficit.....  $ 12     $ 21        $ 22
                                                            ====     ====        ====

The accompanying notes are an integral part of these financial statements.

                              STUFF SOFTWARE, INC.

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                  INFORMATION FOR THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

                                                           FOR THE YEAR      FOR THE NINE
                                                               ENDED         MONTHS ENDED
                                                           DECEMBER 31,      SEPTEMBER 30,
                                                           -------------     -------------
                                                           1997     1998     1998     1999
                                                           ----     ----     ----     ----
                                                                              (UNAUDITED)
Revenues.................................................  $ 70     $114     $ 56     $113
Operating expenses:
  Cost of revenues.......................................    (9)      (6)      (5)      (4)
  Operations and administration..........................   (20)     (23)     (16)     (33)
                                                           ----     ----     ----     ----
     Total operating expenses............................   (29)     (29)     (21)     (37)
                                                           ----     ----     ----     ----
     Operating income....................................    41       85       35       76
                                                           ----     ----     ----     ----
Interest expense.........................................    (1)      (1)      (1)      --
                                                           ----     ----     ----     ----
Net income...............................................  $ 40     $ 84     $ 34     $ 76
                                                           ====     ====     ====     ====

The accompanying notes are an integral part of these financial statements.

                              STUFF SOFTWARE, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                  INFORMATION FOR THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

                                                         FOR THE YEAR        FOR THE NINE
                                                            ENDED            MONTHS ENDED
                                                         DECEMBER 31,       SEPTEMBER 30,
                                                        --------------      --------------
                                                        1997      1998      1998      1999
                                                        ----      ----      ----      ----
                                                                             (UNAUDITED)
Cash flows from operating activities:
Net income............................................  $ 40      $ 84      $ 34      $ 76
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Changes in operating assets and liabilities:
       Accounts receivable............................    (5)       (5)       (2)       --
       Unearned revenue...............................    13        12         6        17
                                                        ----      ----      ----      ----
          Net cash provided by operating activities...    48        91        38        93
                                                        ----      ----      ----      ----
Cash flows from financing activities:
  Distributions to stockholders.......................   (50)      (87)      (34)      (92)
                                                        ----      ----      ----      ----
Net (decrease) increase in cash.......................    (2)        4         4         1
Cash, beginning of period.............................     3         1         1         5
                                                        ----      ----      ----      ----
Cash, end of period...................................  $  1      $  5      $  5      $  6
                                                        ====      ====      ====      ====

The accompanying notes are an integral part of these financial statements.

                              STUFF SOFTWARE, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                  INFORMATION FOR THE NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

                                         COMMON STOCK
                                        ---------------    ADDITIONAL
                                                   PAR      PAID-IN      ACCUMULATED
                                        SHARES    VALUE     CAPITAL        DEFICIT      TOTAL
                                        ------    -----    ----------    -----------    -----
Balance at December 31, 1996..........   1,000     $--         $5           $(12)       $ (7)
Distributions to stockholders.........      --      --         --            (50)        (50)
Net income............................      --      --         --             40          40
                                        ------     ---        ---           ----        ----
Balance at December 31, 1997..........   1,000      --          5            (22)        (17)
Distributions to stockholders.........      --      --         --            (87)        (87)
Net income............................      --      --         --             84          84
                                        ------     ---        ---           ----        ----
Balance at December 31, 1998..........   1,000      --          5            (25)        (20)
Distributions to stockholders
  (unaudited).........................      --      --         --            (92)        (92)
Net income (unaudited)................      --      --         --             76          76
                                        ------     ---        ---           ----        ----
Balance at September 30, 1999
  (unaudited).........................   1,000     $--         $5           $(41)       $(36)
                                        ======     ===        ===           ====        ====

The accompanying notes are an integral part of these financial statements.

                              STUFF SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  INFORMATION FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Stuff Software, Inc. (the "Company") operates as a Florida Subchapter S Corporation. From its inception through November 30, 1998, Stuff Software, Inc. operated as a sole proprietorship. The November 30, 1998 reorganization is reflected retroactively throughout the financial statements for all periods presented. The Company develops software and databases for use in the area of telecommunications cost and benefit analysis.

BASIS OF PRESENTATION

     The accompanying interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the years ended December 31, 1997 and 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

REVENUE RECOGNITION

     Substantially all of the Company's revenues are derived from selling information in a database maintained by the Company, and providing customers with either quarterly or monthly updates of this database information. The initial database and subsequent updates are provided to customers on CD-ROM. For sales of the CD-ROM database that provide for periodic updates, revenue is recognized on a straight-line basis over the term of the respective customer contract. For sales of the CD-ROM database where the Company is not obligated to provide any future updates or services, the entire sale amount is recognized upon delivery of the CD-ROM database.

ACCOUNTS RECEIVABLE

     Financial instruments that could potentially subject Stuff Software to concentration of credit risk primarily include accounts receivable. As of December 31, 1998, three customers represented 43% of total accounts receivable and no customer represented more than 10% of total revenues during 1998. As of December 31, 1997, no customer represented more than 10% of total accounts receivable and no customer represented more than 10% of total revenues during 1997. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected.

COMPREHENSIVE INCOME

     SFAS No. 130 requires that a full set of general purpose financial statements include the reporting of "comprehensive income." Comprehensive income is comprised of two components: net income and other comprehensive income, with other comprehensive income being comprised of foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. During the years ended December 31, 1997 and 1998, comprehensive income was comprised solely of net income. As a result, the adoption of SFAS No. 130 had no impact on the Company's financial statements.

                              STUFF SOFTWARE, INC.

                  INFORMATION FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. For the years ended December 31, 1997 and 1998, advertising expense totaled $5,000 and $6,000, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- INCOME TAXES

     Stuff Software, Inc. changed status from a sole proprietor to a S-Corporation on November 30, 1998. For both a sole proprietorship and a S-Corporation, all attributes for federal and state income taxes pass through to the stockholder. Accordingly, no income tax provision or deferred tax amounts have been recorded.

NOTE 3 -- INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     During the years ended December 31, 1997 and 1998, substantially all of the Company's identifiable assets were located in the United States. During that same period, substantially all of the Company's revenues were derived from sales to customers based in the United States.

                          UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS

     The following unaudited pro forma combined statement of operations assumes the acquisitions of Pacific Crest Networks, Inc. d/b/a The Pond ("Pacific Crest Networks" or "PCN") and Stuff Software, Inc. ("Stuff Software" or "SSI") by Universal Access, Inc. ("Universal Access" or "UAI") accounted for on the purchase method of accounting and are based on the respective historical financial statements and the notes thereto, which are included in this Registration Statement. No unaudited pro forma balance sheet is presented, as all assets and liabilities of PCN and SSI are included in the audited balance sheet of UAI as of December 31, 1999. This unaudited pro forma statement of operations gives effect to the acquisitions as if they had occurred on January 1, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 combines UAI's audited historical results for the year ended December 31, 1999 with the unaudited historical statements of operations of Pacific Crest Networks and Stuff Software for the periods from January 1, 1999 to July 30, 1999 and November 1, 1999, the respective acquisition dates.

     There were no material differences between the accounting policies of UAI and those of Pacific Crest Networks and Stuff Software.

     The unaudited pro forma information included herein is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results.

     These pro forma financial statements are based on, and should be read in conjunction with, the historical financial statements and the related notes thereto of Universal Access, Pacific Crest Networks and Stuff Software included in this Registration Statement.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1999

                                                PACIFIC CREST
                                                NETWORKS, INC.
                                  UNIVERSAL         D/B/A            STUFF         PRO FORMA    PRO FORMA
                                 ACCESS, INC.      THE POND      SOFTWARE, INC.   ADJUSTMENTS   COMBINED
                                 ------------   --------------   --------------   -----------   ---------
Revenues:
  Circuit access...............    $ 13,360         $  524              --           $  --      $ 13,884
     UTX.......................         601             --              --              --           601
     Other.....................         298             --             123              --           421
                                   --------         ------            ----           -----      --------
       Total revenues..........      14,259            524             123              --        14,906
                                   --------         ------            ----           -----      --------
Operating expenses:
  Cost of circuit access.......      12,021            380               4              --        12,405
  Operations and administration
     (excluding stock option
     plan compensation)........      13,607            580              33              --        14,220
  Operations and administration
     (stock option plan
     compensation expense).....       8,146             --              --              --         8,146
  Depreciation and
     amortization..............         829            113              --             366(1)      1,308
                                   --------         ------            ----           -----      --------
       Total operating
          expenses.............      34,603          1,073              37             366        36,079
                                   --------         ------            ----           -----      --------
       Operating (loss)
          income...............     (20,344)          (549)             86            (366)      (21,173)
                                   --------         ------            ----           -----      --------
Other income (expense):
  Interest expense.............         (81)            --              --              --           (81)
  Interest income..............         739             --              --              --           739
  Other expense................          33             --              --              --            33
                                   --------         ------            ----           -----      --------
       Total other income
          (expense)............         691             --              --              --           691
                                   --------         ------            ----           -----      --------
Net (loss) income..............     (19,653)          (549)             86            (366)      (20,482)
Accretion and dividends on
  redeemable and nonredeemable
  cumulative convertible
  preferred stock..............     (10,207)            --              --              --       (10,207)
                                   --------         ------            ----           -----      --------
Net (loss) income applicable to
  common stockholders..........    $(29,860)        $ (549)           $ 86           $(366)     $(30,689)
                                   ========         ======            ====           =====      ========
Basic and diluted net loss per
  share........................    $  (0.96)                                                    $  (0.98)
Shares used in computing basic
  and diluted net loss per
  share........................      31,142                                                       31,184

The accompanying note is an integral part of these unaudited pro forma combined financial statements.

                          NOTE TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

(1) To record amortization expense on acquired intangibles. All intangible assets are being amortized on a straight-line basis over a period of five years.

     The purchase price was assigned as follows (in thousands):

                                                               PCN       SSI
                                                              ------    ------
     Property and equipment.................................  $  778    $   --
     Accounts receivable....................................     102        28
     Accounts payable.......................................    (276)       --
     Obligations under capital leases.......................    (418)       --
     Other liabilities, net.................................     (24)      (63)
     Intangible assets:
       Customer base........................................      --       840
       Databases............................................     150        --
       Software and copyrights..............................      --       380
       Company business name and domain name................      --        50
       Goodwill.............................................   1,095        --
                                                              ------    ------
     Total purchase price...................................  $1,407    $1,235
                                                              ======    ======

                   ALTERNATE VERSION OF THE TABLE OF CONTENTS
         WHICH WILL FOLLOW THE COVER PAGE IN THE ELECTRONIC PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    8
Note Regarding Forward-Looking Statements...................   21
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   24
Selected Financial Data.....................................   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   34
Management..................................................   47
Transactions With Related Parties and Insiders..............   61
Principal Stockholders......................................   66
Description of Capital Stock................................   69
Shares Eligible for Future Sale.............................   72
Underwriting................................................   74
Where You May Find Additional Information...................   76
Validity of Common Stock....................................   76
Experts.....................................................   77
Index to Financial Statements...............................  F-1

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    8
Note Regarding Forward-Looking
  Statements.........................   21
Use of Proceeds......................   22
Dividend Policy......................   22
Capitalization.......................   23
Dilution.............................   24
Selected Financial Data..............   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   26
Business.............................   34
Management...........................   48
Transactions With Related Parties and
  Insiders...........................   62
Principal Stockholders...............   67
Description of Capital Stock.........   70
Shares Eligible for Future Sale......   73
Underwriting.........................   75
Where You May Find Additional
  Information........................   77
Validity of Common Stock.............   77
Experts..............................   78
Index to Financial Statements........  F-1


                             ----------------------

     Through and including                , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               11,000,000 Shares

                             UNIVERSAL ACCESS, INC.

                                  Common Stock

                             ----------------------

                            [UNIVERSAL ACCESS LOGO]
                             ----------------------
                              GOLDMAN, SACHS & CO.

                                   CHASE H&Q

                               ROBERTSON STEPHENS

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Universal Access in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   33,396
NASD filing fee.............................................      13,150
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     230,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     500,000
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous expenses......................................      13,434
                                                              ----------
          Total.............................................  $1,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of Universal Access' Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of Universal Access' Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Universal Access if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Universal Access, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     Universal Access has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Universal Access' Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, Universal Access has issued unregistered securities to a limited number of persons as described below. The common stock share information presented below has been adjusted to give effect to the five hundred-for-one stock split of the Registrant's common stock approved by the board of directors of the Registrant on July 10, 1998, the two-for-one stock split of the Registrant's common stock approved by the board of directors of the Registrant on February 17, 1999, the three-for-two stock split of the Registrant's common stock approved by the board of directors of the Registrant on June 23, 1999 and the two-for-one stock split, effected as a stock dividend, of the Registrant's common stock approved by the board of directors of the Registrant on September 15, 1999. Our Series A and Series B Preferred Stock are convertible into 6 shares of our common stock. Our Series C, Series D and Series E Preferred Stock are convertible into 3 shares of our common stock.


          1. From inception through the date of this prospectus, we granted stock options to purchase an aggregate of 14,012,950 shares of our common stock at exercise prices ranging from $.01 to $8.10 per share to our employees, consultants, and directors pursuant to our 1998 Stock Plan.



          2. From inception through the date of this prospectus, we issued and sold an aggregate of 2,340,671 shares of our common stock to employees, consultants and directors for an aggregate consideration of $1,774,996 pursuant to the exercise of options granted under the 1998 Stock Plan.



          3. From inception through the date of this prospectus, we granted stock options to purchase an aggregate of 623,750 shares of our common stock at an exercise price of $8.10 per share to our employees, consultants and directors pursuant to our 1999 Stock Plan.



          4. During September 1998 and December 1998 and during February of 1999, we sold an aggregate of 772,331 shares of Series A Preferred Stock for $3.00 per share to private investors for an aggregate purchase price of $2,316,993.



          5. On February 8, 1999, we issued three warrants to purchase an aggregate of 400,002 shares of our Series B Preferred Stock at an exercise price of $.01 per share to Communications Ventures III, L.P., Communications Venture III CEO & Entrepreneurs' Fund, L.P. and Internet Capital Group in connection with the Series B Preferred Financing.



          6. On February 8, 1999 we sold 2,000,000 shares of Series B Preferred Stock for $3.00 per share to private investors for an aggregate purchase price of $6,000,000.



          7. On May 13, 1999 we sold 666,667 shares of Series C Preferred Stock for $3.00 per share to private investors for an aggregate purchase price of $2,000,001.



          8. From June 30, 1999 through September 30, 1999 we sold an aggregate of 5,957,611 shares of Series D Preferred Stock at a purchase price of $4.25 per share to private investors for an aggregate purchase price of $25,319,846.



          9. On July 31, 1999, in connection with our acquisition of assets from Pacific Crest Network, Inc. we issued 82,353 shares of Series D Preferred Stock with a fair market value of $4.25 per share for an aggregate valuation of $350,000.



          10. On November 1, 1999, in connection with our acquisition of assets from Stuff Software, Inc., we issued 50,021 shares of our common stock with a fair market value of $6.10 per share for an aggregate valuation of $305,128.



          11. On November 10, 1999 we sold 1,557,385 shares of Series E Preferred Stock at a purchase price of $18.30 per share to private investors for an aggregate purchase price of $28,500,146.



          12. On December 6, 1999 we sold 2,733 shares of Series D Preferred Stock at a purchase price of $18.30 per share to a private investor for an aggregate purchase price of $50,014.



     Broadmark Capital Corporation provided services to us in connection with the placement of our Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. As consideration for their services, we paid them approximately $502,190 and we issued them warrants to purchase 360,000 shares of our common stock and 77,233 shares of our Series A Preferred Stock. In addition, they received options to purchase a total of 839,994 shares of our common stock from three of our stockholders which were exercised in March, 2000.


     Advanced Equities provided services to us in connection with the placement of our Series E Preferred Stock. We issued Advanced Equities a warrant to purchase 40,000 shares of Series E

Preferred Stock with an exercise price of $18.30 per share in connection with the November 1999 sale of our Series E Preferred Stock. In addition, as consideration for their services, we paid them approximately $385,000.

     Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and Universal Access believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with Universal Access to information about Universal Access.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
 1.1**     Form of Underwriting Agreement.
 3.1**     Certificate of Incorporation of the Registrant.
 3.2**     Amended and Restated Bylaws of the Registrant.
 4.1**     Form of Registrant's Common Stock certificate.
 4.2**     Warrant to purchase shares of Common Stock of the Registrant issued to Broadmark Capital Corporation.
 4.3**     Form of warrant to purchase shares of Series A Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Broadmark Capital Corporation.
 4.4**     Form of warrant to purchase shares of Series B Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Internet Capital Group.
 4.5**     Amended and Restated Registration and Informational Rights
           Agreement, dated June 28, 1999.
 4.6**     Amended and Restated Registration and Informational Rights
           Agreement, dated June 30, 1999.
 4.7**     Registration Rights Agreement, dated November 10, 1999.
 4.8**     Form of warrant to purchase shares of Series E Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Advanced Equities.
 5.1**     Opinion of Wilson Sonsini Goodrich & Rosati Professional
           Corporation.
10.1**     Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive
           officers.
10.2**     Amended 1998 Employee Stock Option Plan and forms of
           agreements thereunder.
10.3**     1999 Employee Stock Option Plan and forms of agreements
           thereunder.
10.4**     1999 Director Option Plan and forms of agreements
           thereunder.
10.5**     1999 Employee Stock Purchase Plan.
10.6**     Form of Private Line Service Contract.
10.7**     Master Loan and Security Agreement with Charter Financial,
           Inc. dated December 15, 1999.
10.8**     Lease Agreement with One Hundred North Riverside, Inc.,
           dated October 30, 1998.
10.8.1**   Amended Lease Agreement with One Hundred North Riverside,
           Inc., dated July 26, 1999.
10.9**     Sublease Agreement with Morton International, Inc. dated May
           15, 1999, for property located at 100 N. Riverside Plaza,
           22nd Floor-East, Chicago, Illinois.
10.9.1**   First Amendment to Sublease Agreement with Morton
           International, Inc. dated January 25, 2000, for property
           located at 100 N. Riverside Plaza, Chicago, Illinois.
10.10**    Lease Agreement with Dallas Carrier Associates, Ltd. dated
           May 20, 1999, for property located at 400 S. Akard Street,
           Dallas, Texas.
10.11**    Lease Agreement with Telecom Center LA, LLC dated March 31,
           1999, for property located at 530 W. Sixth Street, Los
           Angeles, California.
10.12**    Lease Agreement with EWE Office Investments II, Ltd., as
           amended on July 20, 1999, for property located at 200 S.E.
           First Street, Miami, Florida.
10.13**    Lease Agreement with Lafayette Business Park, LLC dated
           April 1, 1999, for property located at 1900 Lafayette
           Street, Santa Clara, California.
10.14**    Lease Agreement with The Cambay Group Inc. dated March 19,
           1999, for property located at 200 Paul Avenue, San
           Francisco, California.
10.15**    Lease Agreement with 1120 Vermont Avenue Associates dated
           March 19, 1999, for property located at 1120 Vermont Avenue,
           N.W., Washington, D.C.
10.16**    Lease Agreement with 601 West Associates LLC dated September
           23, 1999, for property located at 601 W. 26th Street, New
           York, New York.
10.17**    License Agreement for Use of Telecommunications Conduit and
           Conduit Interconnection Room with One Wilshire Arcade
           Imperial, Ltd. dated July 6, 1999, for property located at
           One Wilshire Building, 624 S. Grand Avenue, Los Angeles,
           California.

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
10.18+**   Master Service Agreement with IXC Communications Services,
           Inc. dated November 6, 1997.
10.18.1+** Amendment No. 1, dated March 23, 1999, to Master Service
           Agreement.
10.18.2+** Amendment No. 2, dated July 19, 1999, to Master Service
           Agreement.
10.19+     Carrier Services Agreement with Williams Communications,
           Inc. d/b/a Williams Network Services, dated June 29, 1998.
10.19.1+** Amendment No. 1, dated March 12, 1999, to Carrier Services
           Agreement.
10.19.2+   Amendment No. 2, dated July 1, 1999, to Carrier Services
           Agreement.
10.20+     Capacity Agreement with GTE Telecom Incorporated dated
           August 20, 1999.
10.21**    Employment Agreement with Patrick C. Shutt, dated September
           15, 1998.
10.21.1**  Amendment to Employment Agreement with Patrick C. Shutt, dated February 8, 1999.
10.21.2**  Amendment to Employment Agreement with Patrick C. Shutt, dated February 1, 2000.
10.22**    Employment Agreement with Robert J. Pommer, Jr., dated
           September 15, 1998.
10.22.1**  Amendment to Employment Agreement with Robert J. Pommer,
           Jr., dated February 8, 1999.
10.22.2**  Amendment to Employment Agreement with Robert J. Pommer,
           Jr., dated February 1, 2000.
10.23**    Employment Agreement with Donna M. Shore, dated November 16,
           1998.
10.23.1**  Amendment to Employment Agreement with Donna M. Shore, dated
           February 1, 2000.
10.24**    Employment Agreement with Holly A. Weller, dated August 4,
           1999.
10.24.1**  Amendment to Employment Agreement with Holly A. Weller, dated February 1, 2000.
10.25**    Employment Agreement with Kenneth A. Napier, dated July 1,
           1999.
10.25.1**  Amendment to Employment Agreement with Kenneth A. Napier, dated February 1, 2000.
10.26**    Employment Agreement with Mark A. Dickey, dated November 16,
           1998.
10.26.1**  Amendment to Employment Agreement with Mark A. Dickey dated
           February 1, 2000.
10.27**    Employment Agreement with Scott D. Fehlan, dated September
           9, 1999.
10.27.1**  Amendment to Employment Agreement with Scott D. Fehlan, dated February 1, 2000.
10.28**    Employment Agreement with George A. King, dated August 27,
           1999.
10.28.1**  Amendment to Employment Agreement with George A. King, dated
           February 1, 2000.
10.29**    Promissory Note held by the Registrant for Robert Pommer
           dated May 28, 1999.
10.30**    Lease Agreement with Lafayette Business Park, LLC dated
           August 31, 1999, for property located at 1940 Lafayette
           Street, Santa Clara, California.
10.31      Terms and Conditions for Delivery of Service with Level 3
           Communications, LLC dated November 17, 1999.
10.31.1+** Addendum, dated November 17, 1999, to Terms and Conditions for Delivery of Service.
10.32+     Global Services Agreement with MCI WorldCom Communications,
           Inc. dated December 14, 1999.
10.33+     AT&T Master Carrier Agreement with AT&T Corp. dated
           September 27, 1999.
10.34**    Lease Agreement with La Salle National Bank as Trustee under
           Trust Agreement dated April 14, 1978, dated December 13,
           1999, for property located at 600-780 South Federal Street,
           76 West Polk Street and 75 West Harrison Street, Chicago,
           Illinois.
10.35**    Lease Agreement with Peachtree Kessler Lofts, L.L.C. d/b/a/
           Telecom Towers, dated December 14, 1999, for property
           located at 56 Marrieta Street, Atlanta, Georgia.
10.35.1**  Amended Lease Agreement with Peachtree Kessler Lofts, L.L.C.
           dated             , 2000.
10.36**    Amended and Restated Promissory Note with Patrick Shutt
           dated December 6, 1999.
10.37**    Amended and Restated Promissory Note with Robert Pommer
           dated December 6, 1999.
10.38**    Amended and Restated Promissory Note with Donna Shore dated
           December 6, 1999.
10.39**    Employment Agreement with William J. Coyne III, dated
           February 1, 2000.
10.39.1**  Amendment to Employment Agreement with William J. Coyne III, dated February 1, 2000.
10.39.2**  Amendment to Employment Agreement with William J. Coyne III, dated February 15, 2000.
10.40**    Employment Agreement with Robert E. Rainone, Jr. dated
           February 28, 2000.
21.1**     Subsidiaries of Registrant.
23.1       Consent of independent accountants.

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
23.2       Consent of Counsel. Reference is made to Exhibit 5.1.
24.1       Power of Attorney (see page II-5).
27.1**     Financial Data Schedule.


---------------

** Previously filed.


 + Confidential treatment requested.

     (b) FINANCIAL STATEMENT SCHEDULES

         REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

        To the Board of Directors and
        Stockholders of Universal Access, Inc.

        Our audits of the financial statements referred to in our report dated February 17, 2000 also included an audit of the Financial Statement Schedule listed in Item 16(b) of the Registration Statement on Form S-1. In our opinion, based on our audits, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

        PricewaterhouseCoopers LLP

        Chicago, Illinois
        February 17, 2000

  SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE PERIOD
                OCTOBER 2, 1997 (INCEPTION) TO DECEMBER 31, 1997

     (Table 1 of 3)

                                                        ADDITIONS
                                                   -------------------
                                        BALANCE    CHARGED                            BALANCE
                                          AT       TO COSTS   CHARGED                   AT
                                       BEGINNING     AND      TO OTHER                  END
                                        OF YEAR    EXPENSES   ACCOUNTS   DEDUCTIONS   OF YEAR
                                       ---------   --------   --------   ----------   -------
Allowance for doubtful accounts           $0        $4,000       $0          $0       $4,000

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE YEAR ENDED
                               DECEMBER 31, 1998

     (Table 2 of 3)

                                                       ADDITIONS
                                                  -------------------
                                       BALANCE    CHARGED                            BALANCE
                                         AT       TO COSTS   CHARGED                    AT
                                      BEGINNING     AND      TO OTHER                  END
                                       OF YEAR    EXPENSES   ACCOUNTS   DEDUCTIONS   OF YEAR
                                      ---------   --------   --------   ----------   --------
Allowance for doubtful accounts        $4,000     $42,000       $0          $0       $ 46,000
Deferred tax asset valuation
  allowance                            $    0     $151,000      $0          $0       $151,000

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE YEAR ENDED
                               DECEMBER 31, 1999

     (Table 3 of 3)

                                                  ADDITIONS
                                            ---------------------
                                 BALANCE     CHARGED                                 BALANCE
                                   AT        TO COSTS    CHARGED                        AT
                                BEGINNING      AND       TO OTHER                      END
                                 OF YEAR     EXPENSES    ACCOUNTS   DEDUCTIONS(1)    OF YEAR
                                ---------   ----------   --------   -------------   ----------
Allowance for doubtful
  accounts                      $ 46,000    $  867,000      $0        $264,000      $  649,000
Deferred tax asset valuation
  allowance                     $151,000    $4,076,000      $0        $      0      $4,227,000

---------------
(1) Accounts written off as uncollectible during the period.

    ITEM 17. UNDERTAKINGS

     Universal Access hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by Universal Access for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Universal Access pursuant to the provisions referenced in
Item 14 of this Registration Statement or otherwise, Universal Access has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Universal Access of expenses incurred or paid by a director, officer, or controlling person of Universal Access in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, Universal Access will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Universal Access hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Universal Access pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 13TH DAY OF MARCH, 2000.


                                          UNIVERSAL ACCESS, INC.

                                          By:     /s/ PATRICK C. SHUTT
                                            ------------------------------------
                                                      Patrick C. Shutt
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                /s/ PATRICK C. SHUTT                     President, Chief Executive    March 13, 2000
-----------------------------------------------------       Officer and Director
                  Patrick C. Shutt                     (Principal Executive Officer)

                          *                            Chief Operating Officer, Chief  March 13, 2000
-----------------------------------------------------   Technical Officer, Secretary
                Robert J. Pommer, Jr.                           and Director

                 /s/ DONNA M. SHORE                      Executive Vice President,     March 13, 2000
-----------------------------------------------------   Chief Financial Officer and
                   Donna M. Shore                                Treasurer
                                                          (Principal Financial and
                                                            Accounting Officer)

                          *                                       Director             March 13, 2000
-----------------------------------------------------
                   Thomas Kapsalis

                          *                                       Director             March 13, 2000
-----------------------------------------------------
               Roland A. Van der Meer

                          *                                       Director             March 13, 2000
-----------------------------------------------------
                  Robert A. Pollan

                          *                                       Director             March 13, 2000
-----------------------------------------------------
                 Joseph L. Schocken

                          *                                       Director             March 13, 2000
-----------------------------------------------------
                     Paolo Guidi

                          *                                       Director             March 13, 2000
-----------------------------------------------------
                   John F. Slevin

               *By: /s/ DONNA M. SHORE                        Attorney-in-Fact         March 13, 2000
   -----------------------------------------------
                   Donna M. Shore

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
 1.1**     Form of Underwriting Agreement.
 3.1**     Certificate of Incorporation of the Registrant.
 3.2**     Amended and Restated Bylaws of the Registrant.
 4.1**     Form of Registrant's Common Stock certificate.
 4.2**     Warrant to purchase shares of Common Stock of the Registrant issued to Broadmark Capital Corporation.
 4.3**     Form of warrant to purchase shares of Series A Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Broadmark Capital Corporation.
 4.4**     Form of warrant to purchase shares of Series B Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Internet Capital Group.
 4.5**     Amended and Restated Registration and Informational Rights
           Agreement, dated June 28, 1999.
 4.6**     Amended and Restated Registration and Informational Rights
           Agreement, dated June 30, 1999.
 4.7**     Registration Rights Agreement, dated November 10, 1999.
 4.8**     Form of warrant to purchase shares of Series E Cumulative
           Convertible Preferred Stock of the Registrant issued to
           Advanced Equities.
 5.1**     Opinion of Wilson Sonsini Goodrich & Rosati Professional
           Corporation.
10.1**     Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive
           officers.
10.2**     Amended 1998 Employee Stock Option Plan and forms of
           agreements thereunder.
10.3**     1999 Employee Stock Option Plan and forms of agreements
           thereunder.
10.4**     1999 Director Option Plan and forms of agreements
           thereunder.
10.5**     1999 Employee Stock Purchase Plan.
10.6**     Form of Private Line Service Contract.
10.7**     Master Loan and Security Agreement with Charter Financial,
           Inc. dated December 15, 1999.
10.8**     Lease Agreement with One Hundred North Riverside, Inc.,
           dated October 30, 1998.
10.8.1**   Amended Lease Agreement with One Hundred North Riverside,
           Inc., dated July 26, 1999.
10.9**     Sublease Agreement with Morton International, Inc. dated May
           15, 1999, for property located at 100 N. Riverside Plaza,
           22nd Floor-East, Chicago, Illinois.
10.9.1**   First Amendment to Sublease Agreement with Morton
           International, Inc. dated January 25, 2000, for property
           located at 100 N. Riverside Plaza, Chicago, Illinois.
10.10**    Lease Agreement with Dallas Carrier Associates, Ltd. dated
           May 20, 1999, for property located at 400 S. Akard Street,
           Dallas, Texas.
10.11**    Lease Agreement with Telecom Center LA, LLC dated March 31,
           1999, for property located at 530 W. Sixth Street, Los
           Angeles, California.
10.12**    Lease Agreement with EWE Office Investments II, Ltd., as
           amended on July 20, 1999, for property located at 200 S.E.
           First Street, Miami, Florida.
10.13**    Lease Agreement with Lafayette Business Park, LLC dated
           April 1, 1999, for property located at 1900 Lafayette
           Street, Santa Clara, California.
10.14**    Lease Agreement with The Cambay Group Inc. dated March 19,
           1999, for property located at 200 Paul Avenue, San
           Francisco, California.
10.15**    Lease Agreement with 1120 Vermont Avenue Associates dated
           March 19, 1999, for property located at 1120 Vermont Avenue,
           N.W., Washington, D.C.
10.16**    Lease Agreement with 601 West Associates LLC dated September
           23, 1999, for property located at 601 W. 26th Street, New
           York, New York.

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
10.17**    License Agreement for Use of Telecommunications Conduit and
           Conduit Interconnection Room with One Wilshire Arcade
           Imperial, Ltd. dated July 6, 1999, for property located at
           One Wilshire Building, 624 S. Grand Avenue, Los Angeles,
           California.
10.18+**   Master Service Agreement with IXC Communications Services,
           Inc. dated November 6, 1997.
10.18.1+** Amendment No. 1, dated March 23, 1999, to Master Service
           Agreement.
10.18.2+** Amendment No. 2, dated July 19, 1999, to Master Service
           Agreement.
10.19+     Carrier Services Agreement with Williams Communications,
           Inc. d/b/a Williams Network Services, dated June 29, 1998.
10.19.1+** Amendment No. 1, dated March 12, 1999, to Carrier Services
           Agreement.
10.19.2+   Amendment No. 2, dated July 1, 1999, to Carrier Services
           Agreement.
10.20+     Capacity Agreement with GTE Telecom Incorporated dated
           August 20, 1999.
10.21**    Employment Agreement with Patrick C. Shutt, dated September
           15, 1998.
10.21.1**  Amendment to Employment Agreement with Patrick C. Shutt, dated February 8, 1999.
10.21.2**  Amendment to Employment Agreement with Patrick C. Shutt, dated February 1, 2000.
10.22**    Employment Agreement with Robert J. Pommer, Jr., dated
           September 15, 1998.
10.22.1**  Amendment to Employment Agreement with Robert J. Pommer,
           Jr., dated February 8, 1999.
10.22.2**  Amendment to Employment Agreement with Robert J. Pommer,
           Jr., dated February 1, 2000.
10.23**    Employment Agreement with Donna M. Shore, dated November 16,
           1998.
10.23.1**  Amendment to Employment Agreement with Donna M. Shore, dated
           February 1, 2000.
10.24**    Employment Agreement with Holly A. Weller, dated August 4,
           1999.
10.24.1**  Amendment to Employment Agreement with Holly A. Weller, dated February 1, 2000.
10.25**    Employment Agreement with Kenneth A. Napier, dated July 1,
           1999.
10.25.1**  Amendment to Employment Agreement with Kenneth A. Napier, dated February 1, 2000.
10.26**    Employment Agreement with Mark A. Dickey, dated November 16,
           1998.
10.26.1**  Amendment to Employment Agreement with Mark A. Dickey dated
           February 1, 2000.
10.27**    Employment Agreement with Scott D. Fehlan, dated September
           9, 1999.
10.27.1**  Amendment to Employment Agreement with Scott D. Fehlan, dated February 1, 2000.
10.28**    Employment Agreement with George A. King, dated August 27,
           1999.
10.28.1**  Amendment to Employment Agreement with George A. King, dated
           February 1, 2000.
10.29**    Promissory Note held by the Registrant for Robert Pommer
           dated May 28, 1999.
10.30**    Lease Agreement with Lafayette Business Park, LLC dated
           August 31, 1999, for property located at 1940 Lafayette
           Street, Santa Clara, California.
10.31      Terms and Conditions for Delivery of Service with Level 3
           Communications, LLC dated November 17, 1999.
10.31.1+** Addendum, dated November 17, 1999, to Terms and Conditions for Delivery of Service.
10.32+     Global Services Agreement with MCI WorldCom Communications,
           Inc. dated December 14, 1999.
10.33+     AT&T Master Carrier Agreement with AT&T Corp. dated
           September 27, 1999.
10.34**    Lease Agreement with La Salle National Bank as Trustee under
           Trust Agreement dated April 14, 1978, dated December 13,
           1999, for property located at 600-780 South Federal Street,
           76 West Polk Street and 75 West Harrison Street, Chicago,
           Illinois.
10.35**    Lease Agreement with Peachtree Kessler Lofts, L.L.C. d/b/a/
           Telecom Towers, dated December 14, 1999, for property
           located at 56 Marrieta Street, Atlanta, Georgia.
10.35.1**  Amended Lease Agreement with Peachtree Kessler Lofts, L.L.C.
           dated             , 2000.
10.36**    Amended and Restated Promissory Note with Patrick Shutt
           dated December 6, 1999.
10.37**    Amended and Restated Promissory Note with Robert Pommer
           dated December 6, 1999.

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
---------                    -----------------------
10.38**    Amended and Restated Promissory Note with Donna Shore dated
           December 6, 1999.
10.39**    Employment Agreement with William J. Coyne III, dated
           February 1, 2000.
10.39.1**  Amendment to Employment Agreement with William J. Coyne III, dated February 1, 2000.
10.39.2**  Amendment to Employment Agreement with William J. Coyne III, dated February 15, 2000.
10.40**    Employment Agreement with Robert E. Rainone, Jr. dated
           February 28, 2000.
21.1**     Subsidiaries of Registrant.
23.1       Consent of independent accountants.
23.2       Consent of Counsel. Reference is made to Exhibit 5.1.
24.1       Power of Attorney (see page II-5).
27.1**     Financial Data Schedule.


---------------


** Previously filed.


 + Confidential treatment requested.